THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



                                     SALE OF
                EQUITABLE REAL ESTATE INVESTMENT MANAGEMENT, INC.

                                       AND

                          EQUITABLE AGRI-BUSINESS, INC.

                                       TO

                         LEND LEASE CORPORATION LIMITED

                          -----------------------------

                               PURCHASE AGREEMENT
                          -----------------------------





                           Dated as of April 10, 1997

                                TABLE OF CONTENTS

1.       Sale and Purchase
         1.1        Sale and Purchase of the Shares
         1.2        Closing
         1.3        Purchase Price Adjustment
                    1.3.1    General Account Purchase Price Adjustment
                    1.3.2    Separate Account Purchase Price Adjustment.
                    1.3.3    Queue Purchase Price Adjustment.
                    1.3.4    Time and Method of Payment.

2.       Representations and Warranties of the Seller
         2.1        Corporate Status and Authority
         2.2        No Conflicts, Consents and Approvals, etc.
         2.3        Corporate Status of the Companies and Investment Entities.
         2.4        The Shares
         2.5        Subsidiaries and Investment Entities
         2.6        Financial Statements
         2.7        Absence of Undisclosed Liabilities
         2.8        Assets, Properties, etc.
         2.9        Contracts
         2.10       Employees' Employment Benefits
                    2.10.1   Employees
                    2.10.2   Employee Laws
                    2.10.3   Employee Benefit Plans
                    2.10.4   Tax-exempt and Compliance Status
                    2.10.5   ERISA
         2.11       Intellectual Property
         2.12       Governmental Authorizations; Compliance with Law
         2.13       Litigation
         2.14       Taxes
         2.15       Absence of Changes
         2.16       Insurance
         2.17       Brokers
         2.18       Bank Accounts

3.       Representations and Warranties of the Purchaser and the Purchasing
         Subsidiary
         3.1        Corporate Status and Authority
         3.2        No Conflicts
         3.3        Financial Ability to Perform
         3.4        Litigation
         3.5        Purchase for Investment
         3.6        Brokers

4.       Certain Covenants
         4.1        Obligations of the Parties
         4.2        Obligations of the Seller.
                    4.2.1    Conduct of Business, etc.
                    4.2.2    Access and Information
                    4.2.3    Consents
         4.3        Transfer Taxes
         4.4        Taxes
                    4.4.1    Tax Sharing Agreements
                    4.4.2    Filing of Tax Returns
                    4.4.3    Payment of Tax Liabilities
                    4.4.4    Audits
                    4.4.5    Certain Timing Items
                    4.4.6    Section 338(h)(10) Election.
                    4.4.7    Cooperation
         4.5        Publicity
         4.6        Supplements to Disclosures
         4.7        Use of Names, etc.
         4.8        Non-Competition Covenant of the Seller.
         4.9        Non-Solicitation
         4.10       [This Section intentionally left blank]
         4.11       CALPERS Agreement.
         4.12       New York City Retention Agreement.
         4.13       Release of Certain Claims
         4.14       Dividends
         4.15       Other Actions
         4.16       Insurance
         4.17       [This section intentionally left blank]
         4.18       Affiliate Transactions
         4.19       Seventh Avenue Lease.
         4.20       Delegation Guidelines
         4.21       Bulk Sale
         4.22       Long Term Employee Incentive Plan
         4.23       Berlin Property

5.       Employee Benefit Matters.
         5.1        Performance of Obligations
         5.2        Employee Benefit Plans
         5.3        Stock Plans
         5.4        No Third Party Beneficiaries

6.       Conditions Precedent
         6.1        General
         6.2        Conditions to Obligations of Both Parties
                    6.2.1    HSR Act
                    6.2.2    New York Insurance Department
                    6.2.3    No Injunction, etc.
                    6.2.4    Governmental Consents
                    6.2.5    Third Party Consents
                    6.2.6    Department of Labor
         6.3        Conditions to Obligations of the Seller
                    6.3.1    Representations and Warranties of the Purchaser
                    6.3.2    Officer's Certificate
                    6.3.3    Opinions of Counsel
         6.4        Conditions to Obligations of the Purchaser
                    6.4.1    Representations and Warranties of the Seller
                    6.4.2    Officer's Certificate
                    6.4.3    Opinion of Counsel
                    6.4.4    Tax Certificate
                    6.4.5    Resignations

7.       Indemnification
         7.1        Survival of Representations and Warranties
         7.2        Indemnification
                    7.2.1    By the Seller
                    7.2.2    By the Purchaser
                    7.2.3    Indemnification Procedures

8.       Definitions

9.       General Provisions
         9.1        Modification; Waiver
         9.2        Entire Agreement
         9.3 Exclusivity of Representations and Warranties and Indemnification Provision; Relationship Between the Parties
         9.4        Termination
         9.5        Expenses
         9.6        Further Actions
         9.7        Post-Closing Access
         9.8        Notices
         9.9        Assignment
         9.10       No Third Party Beneficiaries
         9.11       Counterparts
         9.12       Interpretation
         9.13       Governing Law
         9.14       Dispute Resolution; Arbitration
         9.15       Consent to Jurisdiction, etc.
         9.16       Waiver of Punitive and Other Damages and Jury Trial

Exhibits

Exhibit A-1    Note
Exhibit A-2    Guarantee
Exhibit B-1    General Account Advisory Agreement -- Company
Exhibit B-2    General Account Advisory Agreement -- Equitable Agri-Business
Exhibit B-3    Separate Account Advisory Agreements
Exhibit B-4    Equitable Separate Accounts

     PURCHASE AGREEMENT, dated as of April 10, 1997, among The Equitable Life Assurance Society of the United States, a New York stock life insurance company (the "Seller"), Lend Lease Corporation Limited (ACN 000 226 228), a corporation incorporated in the state of New South Wales, Australia (the "Purchaser"), and Neptune Real Estate, Inc., a Delaware corporation and a wholly owned subsidiary of Lend Lease (the "Purchasing Subsidiary").

     WHEREAS, the Seller owns all of the outstanding stock of Equitable Holding Corporation, a Delaware corporation ("Equitable Holding"), which owns all of the outstanding stock of Equitable Investment Corporation, a New York corporation (the "Selling Subsidiary"), which owns all of the outstanding stock (the "Company Shares") of Equitable Real Estate Investment Management, Inc., a
Delaware corporation (the "Company"), and all of the outstanding stock (the "Equitable Agri-Business Shares," and together with the Company Shares, the "Shares") of Equitable Agri-Business, Inc., a Delaware corporation ("Equitable Agri-Business"); and

     WHEREAS, the Company and Equitable Agri-Business, together with their Subsidiaries (the Company, Equitable Agri-Business and their Subsidiaries, collectively, shall be referred to as the "Companies"), are engaged in the business of rendering real estate investment and management advisory services, both debt and equity, and property management, leasing and development services; and

     WHEREAS, the Seller wishes to sell the Shares to the Purchaser and the Purchaser is willing to purchase the Shares.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Sale and Purchase.

     1.1. Sale and Purchase of the Shares . Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), the Seller will cause the Selling Subsidiary to sell, and the Purchaser will cause the Purchasing Subsidiary to purchase, the Shares.

     1.2. Closing . The closing of the purchase of the Shares (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on June 10, 1997, or as promptly as practicable thereafter following the satisfaction of the last remaining Closing Condition, or at such other date and time as the parties shall have agreed to in writing (the "Closing Date"). At the Closing:

     (a) the Selling Subsidiary will deliver, or cause to be delivered, to the Purchasing Subsidiary stock certificates representing the Shares, endorsed or accompanied by stock powers in favor of the Purchasing Subsidiary, and accompanied by all requisite stock transfer stamps; and

     (b) the Purchasing Subsidiary will deliver, or cause to be delivered, to the Seller or its designee (i) an aggregate of (x) $300 million (the "Cash Amount") and (y) an additional amount, if any, calculated at the rate of 7.40% per annum based on the amount of $400 million for the period from June 1, 1997 to the Closing Date, by wire transfer of immediately available funds to an account previously designated in writing by the Seller, provided that no such additional payment shall be required unless the Purchaser breaches its obligations under Section 4.1 and, if such breach occurs, the Seller is not in breach of its obligations under Section 4.1 and (ii) a note of the Purchasing Subsidiary in the amount of $100 million and in the form of attached Exhibit A-1 (the "Note," and together with the "Cash Amount," the "Purchase Price");

     (c) the Purchaser will deliver to the Seller or its designee its Guarantee, in the form of attached Exhibit A-2;

     (d)(i) the General Account Advisory Agreements for the Company and Equitable Agri-Business, respectively, in the forms of attached Exhibits B-1 and B-2, will be executed by the Seller and the Company; (ii) one or more Separate Account Advisory Agreements, in the form of attached Exhibit B-3 (with appropriate modifications for the account involved), relating to the respective Equitable Separate Accounts listed on Exhibit B-4 will be executed by the Seller and the Company; (iii) the Agreement to Seek Consents will be executed by the Seller and the Purchaser; (iv) the ML/EQ Agreement will be executed by the Company and the Selling Subsidiary; (v) the Property Disposition Agreement will be executed by the Seller and the Company; (vi) the letter agreement regarding advisor services with respect to future debt investments will be executed by the Seller and the Company; and (vii) the Seventh Avenue Lease will be executed by the Seller and the Company. "Guarantee" and all other undefined capitalized terms are defined in Article 8 of this Agreement.

     (e) The parties shall also deliver, or cause to be delivered, all other agreements, certificates, opinions and documents required by the terms of this Agreement to be delivered by or on behalf of the Seller or the Purchaser.

     1.3. Purchase Price Adjustment.

     1.3.1. General Account Purchase Price Adjustment. If the Company's engagement as advisor with respect to the Equitable General Account pursuant to the General Account Advisory Agreements is terminated by the Seller pursuant to
Section 7.3 of either the General Account Advisory Agreements, effective on or prior to the twelfth anniversary of the Closing Date, the following rules shall determine the amount of the payment that the Seller or the Seller's designee is required to make to the Purchasing Subsidiary as an adjustment to the Purchase Price (the "General Account Purchase Price Adjustment"):

     (a) If the General Account Advisory Agreements are terminated by the Seller pursuant to Section 7.3 of either of the General Account Advisory Agreements and the legal duties disclosed in the certificate required by Section 7.3 have arisen as a direct result of actions taken by any Governmental Authority that have specific application to the Seller or any of its Affiliates, but not to insurance companies generally, then the General Account Purchase Price Adjustment will be equal to the sum of (i) $100 million, reduced by the sum of
(a) an amount which is the sum of 30% of the gross revenues paid by the Seller to the Company or Equitable Agri-Business, as the case may be, pursuant to the General Account Advisory Agreements from the Closing Date to the effective date of termination of the General Account Advisory Agreements, discounted back to January 1, 1997 at a discount rate of 10%, and (b) the amount by which interest payments under the Note have been reduced through the effective date of termination of the General Account Advisory Agreements as a result of shortfalls in expected General Account revenues, and (ii) $25 million, plus or minus, for each then elapsed year from the Closing Date to the effective date of the termination, the product of (x) $25 million and (y) the percentage increase or decrease (expressed as a fraction) in such year, if any, in the Consumer Price Index for All Urban Consumers U.S. City Average, All Items (1982-84=100) ("CPI"). If the referenced index (1982-1984=100) of the CPI is revised, the base index will be converted to a new base reference index in accordance with the conversion table published by the Bureau of Labor Statistics.

     (b) If the General Account Advisory Agreements are terminated by the Seller pursuant to Section 7.3 of either the General Account Advisory Agreements and the legal duties disclosed in the certificate required by Section 7.3 have arisen as a direct result of actions taken by any Governmental Authority that do not have specific application to the Seller, Purchaser or their Affiliates then the General Account Purchase Price Adjustment will be equal to the sum of (i) $100 million, reduced by the sum of (a) an amount which is the sum of 30% of the gross revenues paid by the Seller to the Company or Equitable Agri-Business, as the case may be, pursuant to the General Account Advisory Agreements from the Closing Date to the effective date of termination of the General Account Advisory Agreements, discounted back to January 1, 1997 at a discount rate of 10%, and (b) the amount by which interest payments under the Note have been reduced through the effective date of termination of the General Account
Advisory Agreements as a result of shortfalls in expected General Account revenues, and (ii) $10 million, plus or minus, for each then elapsed year from the Closing Date to the effective date of the termination, the product of (x) $10 million and (y) the percentage increase or decrease (expressed as a fraction) in such year, if any, in the CPI.

     (c) If the General Account Advisory Agreements are terminated by the Seller pursuant to Section 7.3 thereof of either of the General Account Advisory Agreements and the legal duties disclosed in the certificate have arisen for any reason other than those listed in paragraphs (a) and (b), above, there shall be no General Account Purchase Price Adjustment.

     (d) If only one of the General Account Advisory Agreements is terminated, the formulas set forth above for determining the amount of the General Account Purchase Price Adjustment payment due shall be applied on a pro-rated basis, substituting for the $100 million, $25 million and $10 million and interest payment reduction amounts set forth above the product of such amounts and a fraction, the numerator of which is the sum of the gross revenues paid by the Seller to the Company or Equitable Agri-Business, as the case may be pursuant to the applicable General Account Advisory Agreement from the Closing Date to the effective date of termination of such General Account Advisory Agreement and the denominator of which is the sum of the gross revenues paid by the Seller to the Company and Equitable Agri-Business pursuant to both General Account Advisory Agreements from the Closing Date to the effective date of such termination.

     1.3.2. Separate Account Purchase Price Adjustment. If the Company's engagement as advisor with respect to any Separate Account pursuant to the applicable Separate Account Advisory Agreement is terminated by the Seller pursuant to Section 7.3 thereof effective on or prior to the fifteenth anniversary of the Closing Date, the Company is obligated under such Separate Account Advisory Agreement to return to the Seller full ability to manage and administer such Separate Account. In recognition of this obligation, and of the fact that the cause of such termination likely will be beyond the control of either party, the parties agree that it is fair and equitable for the Seller to reimburse the Purchaser for the value of the contract which has been terminated if alternative arrangements are not entered into as provided for in such Section
7.3 (or as otherwise may be acceptable to the Seller and the Company). Such value shall be based on a valuation of the fees reasonably anticipated to be earned by the Company under the applicable Separate Account Advisory Agreement from the effective date of termination through the fifteenth anniversary of the Closing Date, reduced by all expenses reasonably anticipated to be incurred by the Company in rendering the services required under the applicable Separate Account Advisory Agreement for the same period, and shall be determined by agreement of two investment banking firms, one selected by each of the Seller and the Purchaser (or, if they cannot agree, by a third investment banking firm selected by the two investment banking firms). The Seller or the Seller's designee shall pay such reimbursement to the Purchasing Subsidiary as an adjustment to the Purchase Price (the "Separate Account Purchase Price Adjustment"). In no event will the Seller be responsible for reimbursing more than $130 million pursuant to this Section 1.3.2; provided that with respect to terminations that are effective prior to the fifth anniversary of the Closing Date, the maximum reimbursement shall be $100 million in the aggregate.

     1.3.3. Queue Purchase Price Adjustment. Following the fourth anniversary of the Closing Date, Seller or Seller's designee may also be required to make a payment of up to $5 million to the Purchasing Subsidiary as an adjustment to the Purchase Price in respect of certain withdrawals of assets by clients of the Prime Property Fund, as follows (the "Queue Purchase Price Adjustment"):

     (a) On the Closing Date Seller shall cause the Company to deliver to Purchaser a true and correct certificate setting forth (i) the names of holders of Investment Contracts representing an interest in the Prime Property Fund whose requests to withdraw assets from the Prime Property Fund remain unsatisfied as of the Closing Date (the "Queue Clients") and (ii) in the case of each such client, the total amount of assets subject to such unsatisfied withdrawal requests represented by the assets subject to such client's withdrawal request (the "Client Queue Assets"). The total of the Client Queue Assets shall be deemed to be the Total Queue Assets.

     (b) The Queue  Purchase Price  Adjustment  shall be equal to the product of
(i) $5 million and (ii) the percentage, expressed as a decimal rounded to two decimal places, of the Total Client Queue Assets represented by withdrawal requests that were satisfied between the Closing Date and the fourth anniversary of the Closing Date over the Total Queue Assets. In the case of withdrawal requests satisfied after a Client has increased its Queue Assets, the Client's Queue Assets deemed to have been withdrawn shall be pro-rated. For purposes of the foregoing calculation a withdrawal request shall not be deemed to have been "satisfied" if the relevant assets have been distributed to a Queue Client but reinvested by such Queue Client in any investment vehicle or account sponsored or managed by the Company or any of its Affiliates.

     1.3.4. Time and Method of Payment. The amount of any purchase price adjustment determined to be payable in accordance with this Section 1.3 shall be paid as follows: (i) any General Account Purchase Price Adjustment shall be paid in cash within 10 Business Days after the effective date of the termination of the General Account Advisory Agreements, (ii) any Separate Account Purchase Price Adjustment shall be paid in cash within 10 Business Days after the determination of such amount and (iii) any Queue Purchase Price Adjustment shall be paid in cash within 10 Business Days after the determination of such amount. The amount due, to the extent payable in cash, shall be paid in immediately available funds to an account specified in writing by the Purchaser. Notwithstanding the foregoing, as set forth in the Note, the Purchaser shall have the right to elect to accept, and the Seller shall have the right to elect to pay, any such purchase price adjustment in whole or in part in the form of a reduction in the unpaid principal amount of the Note or the interest accrued, but unpaid, on the Note as of the effective date of the purchase price adjustment.

     2. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

     2.1. Corporate Status and Authority. (a) The Seller (i) is a stock life insurance corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and (ii) has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller, Equitable Holding and the Selling Subsidiary, as the case may be, of the transactions contemplated by this Agreement have been duly authorized by the Boards of Directors of each of the Seller, Equitable Holding and the Selling Subsidiary and the sole stockholder of the Selling Subsidiary, which constitutes all necessary corporate action on the part of the Seller, Equitable Holding and the Selling Subsidiary for such authorization. This Agreement has been duly executed and delivered by the Seller and (assuming its due execution and delivery by the Purchaser) constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors of insurance companies and creditors' rights generally and by general principles of equity (whether considered at law or in equity).

     (b) Equitable Holding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (c) The Selling Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own the Shares.

     2.2. No Conflicts,  Consents and Approvals, etc. (a) Except as set forth on
Schedule 2.2, neither the execution, delivery and performance of this Agreement by the Seller nor the sale and purchase of the Shares pursuant to this Agreement will result in (i) any conflict with the charter documents or by-laws of the Seller, Equitable Holding, the Selling Subsidiary or any of the Companies, (ii) any breach or violation of or default or requirement of consent of any third party under any statute, regulation, judgment, order or decree or any mortgage, agreement (other than Account Contracts and Property Management Contracts, as such terms are defined in Section 2.9 below), deed of trust, indenture or any other instrument to which the Seller, Equitable Holding, the Selling Subsidiary or any of the Companies is a party or by which any of them or their respective properties or assets are bound (including without limitation any joint venture, shareholders, limited liability company operating, partnership or similar agreement to which any of the Companies is a party relating to any entity that is not a wholly-owned subsidiary of one of the Companies), except where such breaches or defaults or failures to obtain consents would not have, individually or in the aggregate, a Material Adverse Effect, (iii) the creation or imposition of any liens, security interests, adverse claims, charges or encumbrances ("Liens") upon or in respect of any properties or assets of any of the Companies, except for such Liens which would not have, individually or in the aggregate, a Material Adverse Effect or (iv) the creation or imposition of any Liens upon or in respect of the Shares.

     (b)  No  consent,   approval  or   authorization  of  or  filing  with  any
Governmental Authority is required on the part of the Seller, the Selling Subsidiary or any of the Companies in connection with the execution and delivery of this Agreement or the sale and purchase of the Shares pursuant to this Agreement, except filings, consents or approvals (i) required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) required with respect to the New York Insurance Department approval of the amendments to the Equitable Separate Account Plans of Operations to permit the Company, as an unaffiliated advisor, to continue to render advisory services with respect to such Equitable Separate Accounts after the Closing, and any other approval or consent required by the New York Insurance Department, (iii) set forth on Schedule 2.2 or (iv) which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect.

     2.3. Corporate Status of the Companies and Investment Entities. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in those jurisdictions listed in Schedule 2.3(a), which constitute all jurisdictions where the failure to be so qualified would have a Material Adverse Effect. The Company does not have any equity interest or investment in, and does not serve as a manager (other than pursuant to any Account Contract or Property Management Contract) or general partner of, any corporation, partnership, joint venture, association or other business organization other than as set forth on Schedule 2.3(a).

     (b) Equitable Agri-Business is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Equitable Agri-Business has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Equitable Agri-Business is duly qualified to do business in those jurisdictions listed in Schedule 2.3(b), which constitute all jurisdictions where the failure to be so qualified would have a Material Adverse Effect. Equitable Agri-Business does not have any equity interest or investment in, and does not serve as a manager (other than pursuant to any Account Contract or Property Management Contract) or general partner of, any corporation, partnership, joint venture, association or other business organization other than as set forth on Schedule 2.3(b).

     (c) Each Subsidiary of the Company or Equitable Agri-Business, as the case may be, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each such Subsidiary is duly qualified to do business in those jurisdictions set forth opposite such Subsidiary's name on Schedule 2.3(c), which constitute all jurisdictions where the failure to be so qualified would have a Material Adverse Effect. None of the Subsidiaries of the Company or Equitable Agri-Business, as the case may be, has any equity interest or investment in or serves as a general partner or managing member of any corporation, partnership, joint venture, limited liability company, association or other business organization other than as set forth on
Schedule 2.3(c).

     (d) A list of all Investment Entities is set forth in Schedule 2.3(d). Each Investment Entity is a partnership or limited liability company duly organized, validly existing and, to the extent the concept of "good standing" is recognized with respect to a form of organization, in good standing under the laws of its jurisdiction of organization. Each Investment Entity has all requisite partnership or company power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each Investment Entity is duly qualified to do business in those jurisdictions listed in Schedule 2.3(d), which constitute all jurisdictions where the failure to be so qualified would have a Material Adverse Effect.

     2.4. The Shares. (a) The authorized stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, 123 of which shares are issued and outstanding and owned by the Selling Subsidiary, free and clear of all Liens. The Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any shares of stock of the Company, and no authorization therefor has been given.

     (b) The authorized stock of Equitable Agri-Business consists of 1,000 shares of common stock, par value $1.00 per share, 260 of which shares are issued and outstanding and owned by the Selling Subsidiary, free and clear of all Liens. The Equitable Agri-Business Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or Equitable Agri-Business of any shares of stock of Equitable Agri-Business, and no authorization therefor has been given.

     2.5.  Subsidiaries  and  Investment  Entities.  (a) Neither the Company nor
Equitable Agri-Business has any direct or indirect subsidiaries other than the respective Subsidiaries listed on Schedule 2.3(c).

     (b) Except for the Subsidiaries listed on Schedule 2.5(b), all of the issued and outstanding shares of or other equity interests in, as the case may be, each Subsidiary of the Company or Equitable Agri-Business, as the case may be, are owned either by the Company, Equitable Agri-Business or a wholly-owned subsidiary of the Company or Equitable Agri-Business, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable. As to each Subsidiary listed on Schedule 2.5(b): (i) the percentage of shares set forth opposite such Subsidiary's name on Schedule 2.5(b) is owned either by the Company, Equitable Agri-Business or a wholly-owned subsidiary of the Company or Equitable Agri-Business, free and clear of all Liens and have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) there is set forth on Schedule 2.5(b), to the Knowledge of the Seller, the name of, and ownership percentage held by, each other holder of shares or other equity interests in such Subsidiary. There are no (i) outstanding shareholders agreements or other agreements of a similar nature to which any of the Companies is a party restricting in any way the right of the Company, Equitable Agri-Business or any of their Subsidiaries to transfer, or giving any party a right of first refusal to acquire, any shares or equity interests in any of the Subsidiaries listed in Schedule 2.5(b), or (ii) outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company, Equitable Agri-Business or any of their Subsidiaries of any shares of stock of or other equity interests in any of their Subsidiaries, and no authorization therefor has been given, except in each case as set forth in
Schedule 2.5(b).

     (c) As to each Investment Entity, Schedule 2.5(c) lists: (i) the form of legal organization of such Investment Entity; (ii) the legal relationship of the Company, Equitable Agri-Business or any of their Subsidiaries to such Investment Entity (e.g., general partner, operating member); (iii) the percentage of shares or other equity interests, as the case may be, held by the Company, Equitable Agri-Business or any of their Subsidiaries in such Investment Entity; and (iv) to the Seller's knowledge, except for any Investment Entity whose shares or other equity interests are publicly-traded, the name of, and ownership percentage held by, each other holder of shares or other equity interests in such Investment Entity. All shares or other equity interests held by the Company, Equitable Agri-Business or any of their Subsidiaries in any Investment Entity are free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable. There are no (i) outstanding shareholders agreements or other agreements of a similar nature to which any of the Companies is a party restricting in any way the right of the Company, Equitable Agri-Business or any of their Subsidiaries to transfer, or giving any party a right of first refusal to acquire, any shares or equity interests in any Investment Entity, or (ii) outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company, Equitable Agri-Business or any of their Subsidiaries of any shares or equity interests in any Investment Equity, and no authorization therefor has been given, except in each case as set forth in Schedule 2.5(c).

     2.6. Financial Statements. (a) Schedule 2.6(a)includes:(i) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and December 31, 1995, respectively, and the related consolidated statements of income, consolidated statements of shareholder's equity and consolidated statements of cash flows for the years then ended, and the related notes thereto, together with the report of Price Waterhouse LLP thereon (the "ERE Financial Statements") and (ii) the audited balance sheet of Equitable Agri-Business as of December 31, 1996, and the related statement of income, statement of changes in shareholder's equity and statement of cash flows for the year then ended, and the related notes thereto, together with the report of Price Waterhouse LLP thereon and the drafts of the unaudited balance sheets of Equitable Agri-Business as of December 31, 1996, 1995, and 1994, respectively, and the related statements of income, statements of changes in shareholder's equity and statements of cash flows for the years then ended and the related notes thereto (the "Equitable Agri-Business Statements" and together with the ERE Financial Statements, the "Financial Statements"). The ERE Financial Statements present fairly in all material respects the financial condition of the Company and its subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its subsidiaries for the periods indicated, and have been prepared and presented in accordance with GAAP, except as set forth in Schedule 2.6(a) or as noted therein. The Equitable Agri-Business Statements present fairly in all material respects the financial condition of Equitable Agri-Business as of their respective dates and the results of operations and the cash flows of Equitable Agri-Business for the periods indicated, and have been prepared and presented in accordance with GAAP, except as set forth in Schedule 2.6(a). When used in this Section 2.6, the phrase "in all material respects" shall mean material in light of the financial condition or other applicable characteristic of the Companies taken as a whole.

     (b) Except for Oxhead Operating Co., L.L.C. and Headwind Operating Co., L.L.C., for which no financial statements are attached to Schedule 2.6(b), with regard to each Investment Entity organized in partnership form, and each Investment Entity organized in limited liability company form as to which any of the Companies is responsible (by law or pursuant to contract) for the preparation of the financial statements, Schedule 2.6(b) includes: (i) the balance sheets (which may be combined or consolidated to include more than one Investment Entity), trial balances, or balance sheets scheduled to federal tax returns, as the case may be, of such Investment Entity as of December 31, 1996 and, with respect to certain Investment Entities, December 31, 1995, respectively, (ii) the related statements of operations (which may be combined or consolidated to include more than one Investment Entity), trial balances, statements of income (which may be combined to include more than one Investment Entity) or statements of income and expenses scheduled to federal tax returns, as the case may be, for the year ended December 31, 1996 and, with respect to certain Investment Entities, December 31, 1995, respectively, (iii) the related statements or schedules of partners' capital or equity (which may be combined or consolidated to include more than one Investment Entity) or analyses of partners' capital accounts scheduled to a federal tax return, as the case may be, for the year ended December 31, 1996 and, with respect to certain Investment Entities, December 31, 1995, respectively, and (iv) with respect to certain Investment Entities, the related statements of cash flows (which may be combined or consolidated to include more than one Investment Entity) for the years ended December 31, 1996 and December 31, 1995, respectively, which financial statements are audited or unaudited in accordance with the customary practice of such Investment Entity, together with the notes thereto (in the case of audited statements). For purposes of this Section 2.6(b) and Section 2.7(b), "Investment Entity Audited Statements" and "Investment Entity Unaudited Statements" shall mean audited or unaudited financial statements, respectively, of an Investment Entity included in Schedule 2.6(b). Each of the Investment Entity Audited Statements presents fairly in all material respects the financial condition of the relevant Investment Entity as of its respective dates and the results of operations and the cash flows of the relevant Investment Entity for the periods indicated, and has been prepared and presented in accordance with GAAP, except as set forth in Schedule 2.6(b) or as noted therein. Each of the Investment Entity Unaudited Statements presents fairly in all material respects the financial condition of the relevant Investment Entity as of its respective dates and the results of operations and, with respect to certain Investment Entities, the cash flows of the relevant Investment Entity for the period indicated, and has been prepared and presented in accordance with GAAP, except for the absence of related notes and except as set forth in Schedule 2.6(b) or as noted therein. When used in this Section 2.6(b), the phrase "in all material respects" shall mean material in light of the financial condition or other applicable characteristic of the Companies taken as a whole.

     2.7 Absence of Undisclosed Liabilities. (a). None of the Companies has any liabilities, whether absolute, accrued, contingent, known, unknown or otherwise, except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (iii) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or (iv) as set forth in Schedule 2.7.

     (b) None of the Investment Entities has any liabilities, whether absolute, accrued, contingent, known, unknown or otherwise, except for (i) liabilities reflected or reserved against in any of the Investment Entity Audited Statements or Investment Entity Unaudited Statements, as the case may be, of such Investment Entity, (ii) liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (iii) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or (iv) as set forth in Schedule 2.7(b).

     2.8. Assets, Properties, etc. Except for properties owned by a partnership or limited liability company as to which one of the Companies is a general partner or managing member, none of the Companies owns any real property.
Schedule 2.8 lists all material items of real property leased by the Companies (the "Real Property"). Each of the Companies has (a) valid and subsisting leasehold estates in the Real Property leased by it and (b) legal and beneficial ownership of all of its tangible personal property included in the Financial Statements dated as of December 31, 1996, in each case subject to no Lien, except (i) Liens for which adequate reserves and accruals are reflected in the Financial Statements, (ii) Liens for Taxes and assessments (A) not due and payable, or (B) which are being contested in good faith by appropriate proceedings, (iii) Liens which do not materially interfere with the current use of the properties affected thereby, and (iv) as set forth in Schedule 2.8.

     2.9 Contracts. (a) Schedule 2.9(a) lists all Contracts. For purposes of this Agreement, "Contracts" means all agreements, contracts and commitments of the following types to which any of the Companies is a party or by which any of the Companies or any of their respective properties is bound as of the date hereof (other than real property leases, which are provided for in Section 2.8):
(i) joint venture, limited liability company and limited partnership agreements (including any related agreements such as shareholders agreements, operating agreements and the like), (ii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $250,000 of principal in any one calendar year (regardless of whether or not there is currently any amount outstanding thereunder), (iii) agreements for the performance of investment advisory or investment management services (collectively, the "Account Contracts"), (iv) agreements for the performance of property management, facility management, leasing or development services (collectively, the "Property Management Contracts"), (v) employment, consulting, severance, agency and other compensation agreements and arrangements, including without limitation any agreements or arrangements relating to special or other compensation or continued employment in connection with the sale of the Company or Equitable Agri-Business, (vi) agreements between any of the Companies and the Seller or any Affiliate (other than another of the Companies) of the Seller, excluding any such agreements listed under "Account Contracts" or "Property Management Contracts," and (vii) other agreements, contracts and commitments which are not cancelable by any of the Companies without penalty on notice of 60 days or less and which require payment by any of the Companies after the date hereof of more than $250,000 in any one calendar year. The Companies are not in default under or otherwise in violation of any Contract and all Contracts are in full force and effect, except to the extent that any such defaults, violations or failures to be so in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect or except as disclosed in Schedule 2.9(a).

     (b) Neither the Seller nor any of the Companies has received any written notice for withdrawal of assets or for termination by any investment client under  an  Account  Contract  or  under  any  group  annuity  contract  or other
arrangement   representing  an  interest  in  an  Equitable   Separate   Account
("Investment Contracts"), except for withdrawals of assets and terminations by investment clients under any Account Contract or Investment Contract from which fees of less than $100,000 were derived in the twelve months immediately preceding the effective date of the withdrawal or termination or as disclosed in
Schedule 2.9(b).

     (c) Neither the Seller nor any of the Companies has received any written notice for withdrawal of assets or for termination by any investment client under a Property Management Contract, except for notices in the ordinary course of business of sales of individual properties and termination of related property management services, withdrawals of assets and terminations by investment clients under any Property Management Contract from which fees of less than $100,000 were derived in the twelve months immediately preceding the effective date of the withdrawal or termination or as disclosed in Schedule 2.9(c).

     (d) Except as noted in Schedule 2.9(d), Each of the Account Contracts and Property Management Contracts has been duly authorized, executed and delivered by one of the Companies and, to the extent applicable, has been adopted in compliance with Section 15 of the Investment Company Act and is a valid and binding agreement of such party, enforceable in accordance with its terms (subject to ERISA, as hereinafter defined, or to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general equity principles) and, in the case of Account Contracts, the Company or Equitable Agri-Business (as applicable) and, to the Knowledge of the Seller, the Third Party Client thereto is in compliance in all material respects with the terms of each Account Contract to which it is a party, and no event has occurred or condition exists that constitutes or with notice or the passage of time would constitute a default by the Company, Equitable Agri-Business or, to the Knowledge of the Seller, the Third Party Client thereunder. Except as set forth on Schedule 2.9(d), to the Knowledge of the Seller, none of the Account Contracts, or any other arrangements or understandings, whether written or oral, relating to rendering of investment advisory or investment management services to any Third Party Client contains any undertaking by the Company or Equitable Agri-Business to cap a material amount of fees or to reimburse any material amount of fees thereunder, except as required by the applicable law of any jurisdiction in which the shares of any Fund party thereto are qualified for distribution which exceptions would not have a Material Adverse Effect.

     2.10 Employees' Employment Benefits.

     2.10.1 Employees. A list setting forth the names of all current employees of any of the Companies as of the date hereof (the "Employees"), and, with respect to each Employee, such Employee's job title, whether or not such Employee is covered by a collective bargaining agreement, and such Employee's current salary or wage rate (as applicable), the amount of any bonuses or other compensation paid since January 1, 1996 to such Employee, and the date of employment of such Employee has previously been delivered to Purchaser. A list setting forth any outstanding loans in excess of $50,000 (other than policy loans or plan loans) from any of the Companies or the Seller to any officer, director, Employee, agent or consultant of any of the Companies has previously been delivered to the Purchaser. All severance policies, retention agreements and other severance arrangements maintained by the Companies or Seller for the benefit of Employees are referenced in Schedule 2.10.1 hereto. Complete and correct copies of all agreements with or concerning Employees, any former employees of the Companies (the "Former Employees") and consultants and all employment policies, including all severance policies of the Companies or the Seller covering or for the benefit of the Employees, and all amendments and supplements thereto, have previously been delivered to the Purchaser, and a list of all such agreements and policies, whether written or oral, is set forth on
Schedule 2.10.1. Except as set forth on Schedule 2.10.1, since January 1, 1997 none of the Companies or the Seller has (i) except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees or Former Employees, (ii) provided any of the Employees with any increased security or tenure of employment, (iii) increased the amounts payable to any Employees upon the termination of any such person's employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any Plan (as hereinafter defined). Except as set forth in Schedule 2.10.1, the Seller will have accrued or reflected in the Companies' balance sheets as of the Closing Date in accordance with GAAP all obligations for salaries, vacation, medical and other benefits and other compensation of any kind with respect to the Employees or Former Employees, consultants and agents.

     2.10.2 Employee Laws. Except as disclosed on Schedule 2.10.2, the Seller and the Companies have complied at all times with all laws, statutes, rules and regulations applicable with respect to Employees in each of the jurisdictions in which it operates and/or does business. Except as disclosed on Schedule 2.10.2, the Seller and the Companies have complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family Medical and Leave Act, the Fair Labor Standards Act, as amended, and all applicable laws, statutes, executive orders and regulations governing payment of minimum wages and overtime rates, labor standards, working conditions, the withholding and payment of taxes or any other kind of governmental charge from compensation, terms and conditions of employment, workplace safety, workers' compensation, social benefits whether or not imposed by a governmental program, discriminatory practices, including, without limitation, with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to employees or potential employees (collectively, the "Employee Laws"), and there have been no claims made or to the Knowledge of the Seller, threatened, thereunder against the Seller or any of the Companies arising out of, relating to or alleging any violation of any of the foregoing. The Seller and the Companies have complied with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting Employees and prospective employees for employment eligibility verification purposes and the Seller and the Companies have complied with the paperwork provisions and anti-discrimination provisions of the INA. The Seller and the Companies have obtained and maintained the Employee records and I-9 forms with respect to the Employees (as hereinafter defined) in proper order as required by law. The Seller and the Companies are not currently employing any non-citizens unauthorized to work. Except as set forth on Schedule 2.10.2, there are no strikes, work stoppages, picketing, job actions, unfair labor practice charges, material controversies or grievances, investigations, charges, complaints, disputes or other proceedings pending or threatened between either the Seller or any of the Companies and any of the Employees or Former Employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any "leased employees" (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any Employees; the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement; and neither the Seller nor any Companies have incurred any liability under the Worker Adjustment Retraining Notification Act or similar state and local laws with respect to Employees or Former Employees.

     2.10.3 Employee Benefit Plans. Schedule 2.10.3 hereto contains a complete list of each "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each bonus, incentive, deferred compensation or severance plan, arrangement, practice program or policy stock ownership plan, consulting or employment agreement, executive compensation program or arrangement, supplemental retirement plan or arrangement, agreement with respect to temporary employees or "leased employees" (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), retiree medical or life insurance plan, employee stock option or stock purchase plan, termination or salary continuation plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement except for those maintained by the Seller under which employees of any of the Companies participate or that is maintained by the Seller or the Companies or to which the Seller or the Companies contributes or is obligated to contribute, whether written or oral or whether express or implied (all such plans, programs, policies, arrangements and practices that are not Multiemployer Plans (as hereinafter defined) are referred to collectively as the "Plans"). Purchaser will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, similar agreement or any other Plan solely as a result of the consummation of the transactions contemplated by this Agreement except where the Purchaser by its actions has caused such liability. Except as indicated on Schedule 2.10.3, the Seller and the Companies do not have any obligation to provide post-retirement medical or other benefits to Employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state medical benefits continuation law ,and to the Knowledge of the Seller, the Seller may cause the Companies to terminate any such post-retirement medical or other benefits pertaining to former employees who have retired from the Companies subsequent to January 1, 1994 upon thirty
(30) days notice or less without any penalty or liability therefor. With respect to each Plan, the Seller has provided or made available to the Purchaser complete and accurate copies of all written Plan documents; all trust agreements and insurance or annuity contracts maintained in connection with any Plan; the most recent Form 5500 and all schedules thereto filed with the United States Internal Revenue Service (the "IRS") and any financial statements and opinions required by Section 103(a)(3) of ERISA; the most recent IRS determination letter; summary plan descriptions as well as all other descriptions distributed to the Employees as set forth in any manuals or other documents; the most recent actuarial report, if any, relating to the Plan; the most recent actuarial valuation, study or estimate of any retiree medical and life benefits plan or supplemental retirement benefit plan; and the most recent statement of plan assets for each Plan that is intended to meet the requirements of Section 401(a) of the Code; and all amendments and modifications to any such document.

     2.10.4 Tax-exempt and Compliance Status. Except as set forth on Schedule 2.10.4, neither the Seller nor any of the Companies has terminated within the past ten years any Plan which was intended to meet the requirements of Section 401(a) of the Code relating to the Employees or Former Employees. Except as set forth on Schedule 2.10.4, each Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) meets the requirements of Section 401(a) of the Code, and the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code. Each Plan intended to be qualified under section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS as to the qualification of each such Plan and related trust under the Code, and nothing has occurred since the date of such determination letter that would adversely affect such qualification.

     2.10.5. ERISA. Except as set forth on Schedule 2.10.5 hereto, neither the Company nor any corporation or other trade or business under common control with the Company (as determined pursuant to Section 414(b) or (c) of the Code) (a "Related Person") has ever maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or any other benefit plan subject to Title IV of ERISA or Section 412 of the Code, and no Plan of the Company or of any Related Person is currently or has in the past been subject to Title IV of ERISA. Neither the Company nor any Related Person has been a "substantial employer" as defined in Section 4001(a)(2) of ERISA or is a party to or has any liability, potential or otherwise, under any agreement imposing secondary liability on it as a seller of the assets of a business in accordance with Section 4204 of ERISA or under any other provision of Title IV or ERISA or other agreement, and no assets of any of the Companies are subject to a lien under Sections 4064 or 4068 of ERISA. None of the Companies nor any other Related Person has incurred any material liability under Title IV of ERISA, and none of the Companies has incurred any material civil penalties under Section 502(i) or (l) of ERISA.

Except as disclosed on Schedule 2.10.5, each of the Plans has been operated and administered to date in all material respects in accordance with ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Plan is mentioned. Except as disclosed on
Schedule 2.10.5, there is no material pending or, to the Knowledge of the Seller, threatened dispute, arbitration, suit, grievance or claim by or on behalf of or with respect to any of the Plans or by any Employee (other than routine claims for benefits). There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA; all reports and information required to be filed with the U.S. Department of Labor, the IRS, the Pension Benefit Guaranty Corporation or plan participants or beneficiaries with respect to any Plan have been timely filed; none of the Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by governmental or quasi-governmental agency (other than routine audits and examinations) and there are no matters pending before the IRS, the Department of Labor, or any other domestic or foreign governmental agency with respect to a Plan: there have been no claims, or notice of claims, filed or, to the Knowledge of the Seller, threatened, under any fiduciary liability insurance policy covering any Plan; and there has been and will be no nondeductible "parachute payment" to any of the Employees prior to the Closing or after the Closing relating to the transactions contemplated by this Agreement. No event or set of conditions exist which would subject any of the Companies to any tax under Section 4999 of the Code or to any material tax under Sections 4972, 4974-76, 4979, 4980, 4980B or 5000 of the Code. None of the Companies nor to the Knowledge of the Seller, any Related Person has withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any material contingent liability under section 4204 of ERISA. To the Knowledge of the Seller, no Multiemployer Plan to which any of the Companies contributes or is obligated to contribute is in "reorganization" or "insolvent" within the meaning of Section 4241 or 4245 of ERISA, respectively. No Plan is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA. Each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under section 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived.

     2.11 Intellectual Property. Schedule 2.11 lists all trademarks, copyrights, trade names, service marks, patents and similar intangible rights (including without limitation, rights in computer software), and all applications therefor, used in and necessary to the conduct of or otherwise material to the business of any of the Companies (the "Intellectual Property"). The Companies own the Intellectual Property free and clear of all Liens, except as set forth in Schedule 2.11. None of the Companies has received any written notice of a claim that it is infringing on or otherwise acting adversely to the rights of any person in respect of the trademarks, copyrights, trade names, service marks, patents or similar intangible rights of others and, to the Knowledge of the Seller, no such claim is threatened. To the Knowledge of the Seller, there has been no infringement by any person of the Intellectual Property, except as set forth in Schedule 2.11. None of the Companies is obligated to pay any royalty or licensee fee to any third party in order to use any of the Intellectual Property, and none of the Companies has licensed or agreed to license for use by any other person any of the Intellectual Property, except in each case as set forth in Schedule 2.11.

     2.12 Governmental Authorizations; Compliance with Law. (a) Each of the Company and Equitable Real Estate Hyperion Capital Advisors L.L.C. ("EREHCA" and, together with the Company, the "Advisers") is and has been since July 2, 1985, in the case of the Company, and since July 5, 1995, in the case of EREHCA, duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Each of the Advisers is duly registered or licensed under applicable law as an investment adviser in each state or other jurisdiction in which the nature of its business so requires and where the failure to be so duly registered or licensed would have, individually or in the aggregate, a Material Adverse Effect. None of the Companies other than the Advisers is an "investment adviser" within the meaning of the Advisers Act or has engaged in any business or conduct which would require or would have required it to be registered, licensed or qualified as an investment adviser under the Advisers Act or any applicable state or local securities law or regulation or is otherwise subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, except for such liabilities or disabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

     (b) The information contained in the Advisers' respective Forms ADV, as amended to date and filed with the Securities and Exchange Commission (the "SEC"), state investment adviser registration forms, as amended to date and current reports required to be kept by the Advisers pursuant to the Advisers Act and rules promulgated thereunder, or required pursuant to applicable state investment adviser statutes, were true and complete at the time of filing in all material respects. Copies of all inspection reports or similar documents furnished to either of the Advisers by the SEC or state regulatory authorities or any self-regulatory organization since January 1, 1992 are listed in Schedule 2.12(b) and have been provided to the Purchaser. Each of the Advisers has filed all required amendments to registration statements on Form ADV where the failure to make such filing would have, individually or in the aggregate, a Material Adverse Effect (collectively, the "Advisers' Regulatory Filings"). The Advisers' Regulatory Filings contain the information required to be included therein in all material respects.

     (c) Except as set forth in Schedule 2.12(c), since January 1, 1992, none of the Companies has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, consent decree, or administrative order on account of any violation of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "Investment Company Act"), or the Advisers Act or state securities laws.

     (d) None of the Companies nor any of the Investment Entities is, nor immediately following sale and purchase of the Shares pursuant to this Agreement will any of them be, an "investment company," within the meaning of the Investment Company Act, which is required to be registered under such Act.

     (e) There is not pending or (to the Knowledge of the Seller) threatened any investigation, whether formal or informal, of any of the Companies or, to the Knowledge of the Seller, any of the Investment Entities or any of their records by the SEC or any state regulatory authority or any self-regulatory organization, and since January 1, 1992 none of the Companies or, to the Knowledge of the Seller, Investment Entities has been notified by the SEC or any state regulatory authority or any self-regulatory organization that any past inspection has revealed any material deficiency in any such entity's recordkeeping or compliance with any federal or state regulatory requirements.

     (f) The outstanding securities of each Investment Entity have been offered and sold in compliance in all material respects with the registration requirements of the Securities Act, or pursuant to an applicable exemption from such requirements. The following additional entities shall be deemed to be "Investment Entities" solely for the purpose of the representation contained in the preceding sentence and solely with respect to offers and sales of securities prior to the Closing Date: Buckhead Industrial Properties, Inc., Tallahassee Mall Partners Ltd. and E-Walk Investors, L.L.C. Each Investment Entity has been and is being operated in compliance in all material respects with its respective objectives, policies and restrictions, including without limitation any restrictions set forth in the applicable offering or private placement memorandum relating to such Investment Entity.

     (g) None of the Companies acts as investment adviser or sub-adviser to any investment company, as defined in the Investment Company Act, which is registered under such Act.

     (h) Except as set forth on Schedule 2.12(h), the accounts of each client of any of the Companies that is subject to ERISA have been managed by the Companies such that the Companies, in the exercise of such management, are in compliance in all material respects with the applicable requirements of ERISA, including the requirements of any Department of Labor exemption relied upon in connection with the operation of such accounts, and the sale and purchase of the Shares pursuant to this Agreement will not result in a violation of such ERISA requirements or loss of any such exemption.

     (i) Except as set forth on Schedule 2.12(i), during the preceding 12 months none of the Companies nor any of the Investment Entities has received any written investor complaints from clients under any Account Contract, Property Management Contract or Investment Contract alleging a material violation of any such contract that, to the Knowledge of the Seller, have not been resolved.

     (j) Equitable Real Estate Capital Markets, Inc. ("Equitable Capital Markets") is duly registered as a broker-dealer under the Exchange Act and is in compliance in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation the net capital requirements thereof, and with all applicable provisions of any agreement with the NASD restricting the scope of its business. None of the Companies other than Equitable Capital Markets is required to be, or has engaged in any business or conduct which would require or have required it to be, registered, licensed or qualified as a broker-dealer under the Exchange Act, or is otherwise subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, except for liabilities or disabilities which would not have, individually or in the aggregate, a Material Adverse Effect. Equitable Capital Markets is a member of the NASD and in compliance in all material respects with all applicable rules and regulations of the NASD.

     (k) Equitable Capital Markets' Form BD, as amended to date and filed with the SEC, and all reports filed by Equitable Capital Markets since January 1, 1992 with the SEC, NASD or any state securities agency are in compliance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and the applicable requirements of the NASD and rules thereunder.

     (l) Except as otherwise set forth in Schedule 2.12, the Companies hold all licenses, permits and other governmental authorizations necessary to conduct the business of the Companies taken as a whole, except for those the absence of which would not have, individually or in the aggregate, a Material Adverse Effect, and none of the Companies has received any notice of any violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its properties, except for violations which would not have, individually or in the aggregate, a Material Adverse Effect.

     2.13  Litigation.(a)  Except as otherwise set forth in Schedule  2.13(a) or
Schedule 2.14, and except for routine litigation (including, without limitation, personal injury litigation arising from the Companies' property management business) which would not in the aggregate have a Material Adverse Effect, there are no judicial, arbitration or administrative actions, proceedings or investigations pending or, to the Knowledge of the Seller, threatened, against any of the Companies, or affecting any of their assets or properties, which would have a Material Adverse Effect, and none of the Companies is the subject of any judicial, arbitration or administrative order or decree which will require any payment of a material amount of money or implementation of a program of compliance following the Closing Date.

     (b) There are no actions, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against the Seller or any of the Companies which question the validity of this Agreement or any action taken or to be taken by the Seller, Equitable Holding, the Selling Subsidiary or any of the Companies in connection herewith.

     (c) Except as otherwise set forth in Schedule 2.13(c) or Schedule 2.14, there are no judicial, arbitration or administrative actions pending or, to the Knowledge of the Seller, threatened against any Investment Entity, or against any of the Subsidiaries in its capacity as general partner or managing member of, or investment advisor to, any Investment Entity, which (i) involves any claim by a shareholder or partner in such Investment Entity, (ii) involves any claim by any federal or state agency, or (iii) would have a Material Adverse Effect.

     2.14. Taxes. (a) Except as set forth on Schedule 2.14:(i) the Companies, each Investment Entity and, with respect to the conduct of the business and the ownership of the assets of the Companies, each Affiliated Group, have timely filed with the appropriate taxing authorities each Tax Return required to be filed by them as of the date hereof on which Taxes of $10,000 or more are reportable, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Companies, each Affiliated Group and each Investment Entity have paid (or on or before the Closing Date will pay) all Taxes shown to be due on such filed Tax Returns; (iii) appropriate accruals and reserves, determined in accordance with GAAP, have been established on the Financial Statements for liabilities in respect of Taxes of the Companies; (iv) none of the Companies, no Investment Entity and, with respect to the conduct of the business of or the ownership of the assets of the Companies, no Affiliated
Group, is delinquent in the payment of any Tax in excess of $10,000 or has requested any extension of time within which to file any Tax Return on which Taxes of $10,000 or more are reportable and has not yet filed such Tax Return; and (v) none of the Companies, no Investment Entity and, with respect to the conduct of the business of or the ownership of the assets of the Companies, no Affiliated Group, has received any written notice of deficiency, assessment or adjustment from any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled; and (vi) a reasonable basis (within the meaning of section 6662(d) of the Code) existed at the time of filing for reporting each item on each Tax Return filed by any Company, any Investment Entity or, with respect to each item pertaining to the conduct of the business of or the ownership of the assets of the Companies, any Affiliated Group.

     (b) Except as set forth on Schedule 2.14: (i) none of the Companies and no Investment Entity has granted any extension or waiver of the statute of limitations period applicable to any Tax, which period (after giving effect to such extension or waiver) has not expired; (ii) there are no Taxes described in clause (a)(iv) above asserted in writing by any taxing authority to be due; and
(iii) no claim has been made in writing by a taxing authority in a jurisdiction where any of the Companies or any Investment Entity does not file Tax Returns that such entity is subject to taxation by that jurisdiction, which claim has not been resolved.

     (c) Except as set forth on Schedule 2.14: (i) no election has been made to have the provisions of section 341(f) of the Code apply to the Companies; (ii) none of the Companies has agreed or is required to make any material adjustment under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in method of accounting; (iii) none of the Companies and no Investment Entity has entered into an installment sale with respect to which any amount will be includable in its income during Tax periods ending after the Closing Date; and (iv) none of the Companies is liable as transferee or successor for any Taxes that are not attributable to the conduct of the business or the ownership of the assets of the Companies.

     (d) The Purchaser will not be required to deduct and withhold any amount pursuant to section 1445 of the Code with respect to Taxes upon the sale of the Shares to the Purchaser.

     (e) None of the Companies and no Investment Entity has been a member of an Affiliated Group at any time when the common parent of such Affiliated Group was not an Affiliate of the Seller and, except as set forth on Schedule 2.14, none of the Companies is a party to or bound by or has any obligation under any Tax Sharing Agreement.

     (f) Each of the Companies and each Investment Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     2.15. Absence of Changes. Since December 31, 1996, except as otherwise set forth in this Agreement or Schedule 2.15 or as otherwise set forth in the Schedules hereto, the business of the Companies taken as a whole has been conducted in the ordinary course in substantially the same manner in which it has been previously conducted, there has been no Material Adverse Effect, and none of the Companies has:

     (a) declared or paid any dividends;

     (b) purchased or redeemed any shares of its stock, or granted or issued any option, warrant or other right to purchase or acquire any such shares;

     (c) incurred any material liabilities or obligations, except current liabilities and obligations incurred in the ordinary course of business;

     (d) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens incurred in the ordinary course of business;

     (e) increased the compensation of any officer or employee, other than (i) in the ordinary course of business and consistent with past practice or (ii) to comply with applicable law;

     (f)  amended  any  employee   benefit  plan,   severance  plan  or  similar
arrangement;

     (g) amended or modified any Account Contract, Property Management Contract, Plan of Operation or Investment Contract, except for (i) amendments or modifications required by any applicable federal, state or local law, (ii) renewals, (iii) non-material amendments to Account Contracts or Investment Contracts, or (iv) amendments to Property Management Contracts in the ordinary course of business;

     (h) disposed or agreed to dispose of any material properties or assets, except in the ordinary course of business for consideration not less than fair market value;

     (i) cancelled or forgiven any material debts or claims;

     (j) suffered the expiration or termination of (or received any written notice of the intent of a client to permit to expire without renewal or to terminate) any Account Contract or (except for expirations or terminations incident to the sale of the property relating to a Property Management Contract) Property Management Contract from which fees in excess of $100,000 were derived in the twelve months immediately preceding the effective date of such expiration or termination; or

     (k) entered into any transaction other than in the ordinary course of business.

     2.16 Insurance. Schedule 2.16 sets forth a list, as of the date hereof, of the material policies of insurance currently maintained by the Seller and the Companies with respect to the business of the Companies.

     2.17 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Seller, the Selling Subsidiary or any of the Companies in such manner as to give rise to any valid claim against the Purchaser, the Seller, the Selling Subsidiary or any of the Companies for any brokerage or finder's commission, fee or similar compensation, except for J.P. Morgan & Co. Incorporated and Donaldson, Lufkin and Jenrette, Inc., whose respective fees in respect hereof shall be paid by the Seller.

     2.18 Bank Accounts. Schedule 2.18 sets forth a list of the name and location of each bank and money market fund in which any of the Companies has an account (except for any account established solely in connection with a property managed by one of the Companies pursuant to a Property Management Contract), the name and number of each account, and the names of all persons authorized to draw thereon or to have access thereto.

     3. Representations and Warranties of the Purchaser and the Purchasing Subsidiary. Each of the Purchaser and the Purchasing Subsidiary represents and warrants to the Seller as follows:

     3.1. Corporate Status and Authority. The Purchaser is a corporation duly incorporated and validly existing under the laws of the state of New South Wales, Australia and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and has obtained all necessary consents to enable it to do so. The Purchasing Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of each of the Purchaser and the Purchasing Subsidiary, which constitutes all necessary corporate action on the part of the Purchaser and the Purchasing Subsidiary for such authorization. This Agreement has been duly executed and delivered by each of the Purchaser and the Purchasing Subsidiary and constitutes the valid and binding obligation of the Purchaser and the Purchasing Subsidiary, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

     3.2 No Conflicts. (a) Except as set forth in Schedule 3.2, the execution, delivery and performance of this Agreement by the Purchaser and the Purchasing Subsidiary will not result in (i) any conflict with the memorandum or articles of association of the Purchaser or the Purchasing Subsidiary, (ii) any breach or violation of or default or requirement of consent of any third party under any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which the Purchaser or the Purchasing Subsidiary is a party or by which the Purchaser or the Purchasing Subsidiary or any of their properties or assets are bound, or (iii) the creation or imposition of any Lien, except in each case under the foregoing clauses (i),
(ii) and (iii) for such breaches, violations, defaults or failures to obtain consents and such Liens which would not, individually or in the aggregate, materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

     (b)  No  consent,   approval  or   authorization  of  or  filing  with  any
Governmental Authority is required on the part of the Purchaser or the Purchasing Subsidiary in connection with the execution and delivery of this Agreement or the sale and purchase of the Shares pursuant to this Agreement, except filings, consents or approvals (i) required with respect to the HSR Act and (ii) which, if not made or obtained, would not, individually or in the aggregate, materially impair the ability of the Purchaser or the Purchasing Subsidiary to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

     3.3. Financial Ability to Perform. The Purchasing Subsidiary has or, at the Closing Date, will have currently available cash funds sufficient to consummate the transactions contemplated by this Agreement and will not require any financing to consummate the transactions contemplated by this Agreement other than the Note.

     3.4. Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser or the Purchasing Subsidiary, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser or the Purchasing Subsidiary in connection herewith, or which, individually or in the aggregate, would materially impair the ability of the Purchaser or the Purchasing Subsidiary to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

     3.5. Purchase for Investment. The Purchasing Subsidiary is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act.

     3.6. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser or the Purchasing Subsidiary in such manner as to give rise to any valid claim against the Purchaser, the Purchasing Subsidiary, the Seller, the Selling Subsidiary or any of the Companies for any brokerage or finder's commission, fee or similar compensation, except for Merrill, Lynch, Pierce, Fenner & Smith Incorporated, whose fees in respect hereof shall be paid by the Purchaser.

     4. Certain Covenants.

     4.1. Obligations of the Parties. The parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Section 6 and to effect the consummation of the transactions contemplated by this Agreement.

     4.2. Obligations of the Seller.

     4.2.1. Conduct of Business, etc. From the date hereof until the Closing, except as set forth on Schedule 4.2.1, contemplated by this Agreement or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld, the Seller shall cause each of the Companies to:

     (a) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients and others having material business dealings with it, except that in the case of individuals who are currently dual officers of both the Seller and any of the Companies, the Seller may terminate the appointment of such individuals as officers of the Seller and terminate related agreements to indemnify such officers for their conduct as officers of the Seller or of any of the Companies; provided, however, that no such termination of an indemnification agreement shall operate retroactively to deny any individual the benefit of such indemnification or the benefit of directors and officers insurance coverage, as in effect on the date of this Agreement (i) for any period prior to the termination of the individual's status as an officer of the Seller, with regard to conduct in such capacity, or (ii) for any period prior to the Closing Date, with regard to conduct as an officer of any of the Companies;

     (b) not amend its charter documents or by-laws;

     (c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any corporation, partnership, association or other business organization or division thereof;

     (d) not take any action or omit to take any action, hich action or omission would result in a breach or inaccuracy of any of the representations and warranties set forth in Section 2.15 at, or as of any time prior to, the Closing;

     (e) not sell any of its own assets outside the ordinary course of business;

     (f)  maintain  its  books  of  account  and  records  (including,   without
limitation, preparing pro forma tax returns) in its usual, regular and ordinary manner, consistent with its past practice;

     (g) not amend or modify any Account Contract, Property Management Contract, Plan of Operation or Investment Contract, except for (i) amendments or modifications required by any applicable federal, state or local law, (ii) renewals, (iii) non-material amendments to Account Contracts or Investment Contracts, or (iv) amendments to Property Management Contracts in the ordinary course of business, or withdraw from the investment advisory services of the Company or Equitable Agri-Business any assets currently held in the Equitable General Account as to which the Company or Equitable Agri-Business currently acts as advisor (other than as a result of dispositions of assets in the normal course of operations of the Equitable General Account, including, without limitation, by way of a "Bulk Sale" as that term is defined in the Property Disposition Agreement);

     (h) not grant any increase in compensation to any vice president or more senior officer or (except in accordance with past practice) to any other employee;

     (i) except as required by applicable federal, state or local law, in connection with the withdrawal of any of the Companies from a Plan maintained by the Seller and the adoption of a substantially similar Plan by the Company, or as set forth on Schedule 4.2.1(i), not adopt, or amend or modify in any material respect, any employee benefit plan or executive compensation plan, or any severance plan covering any employees of any of the Companies;

     (j) not agree or commit to do any of the  foregoing  referred to in clauses
(a) - (e) and (g) - (i); and

     (k) promptly advise the Purchaser in writing of any fact, condition, occurrence or change known to the Seller that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or cause a material breach of this Section 4.2, provided, however, that nothing contained in this Section 4.2.1 shall be deemed to impose on the Seller any obligation to create new separate accounts and provided, further, that the parties acknowledge that prior to the Closing the Seller may cause the Company to transfer by dividend to the Seller or an Affiliate of the Seller all the stock of EREIM Managers Corp. and all of the Company's shares in Column Financial, Inc.

     4.2.2 Access and Information. The Seller shall cause each of the Companies to give to the Purchaser and its representatives full access at all reasonable times to the officers and employers of the Companies, the properties, books and records of the Companies, and the legal, accounting and actuarial advisors to the Companies, and shall furnish such information and documents in its possession relating to the Companies as the Purchaser may reasonably request. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated November 18, 1996 (the "Confidentiality Agreement"), between the Purchaser and the Seller.

     4.2.3 Consents. (a) As promptly as practicable after execution of this Agreement, the Seller shall cause those Third Party Clients that are parties to Third Party Advisory Agreements that do not require express consent to the transactions contemplated by this Agreement, to be informed of the transactions contemplated by this Agreement and shall request the written consent of such Third Party Clients to the continuation of their respective Third Party Advisory Agreements with the Company or Equitable Agri-Business, as the case may be, such consents to be in form and substance satisfactory to the Purchaser in its reasonable judgment. If such consent is not received from any such Third Party Client within 30 days, the Seller will promptly send a new notice advising such Third Party Client of its intention to continue the advisory services, pursuant to the Company's or Equitable Agri-Business's existing contracts with such Third Party Clients, subject to such Third Party Client's right to terminate such contract within 45 days of receipt of such notice, and that each such Third Party Client's consent will be implied if it continues to accept the services without rejection during such specified 45-day period.

     (b) As promptly as practicable after the execution of this Agreement, with respect to those Third Party Clients that are parties to either Third Party Advisory Agreements that require express consent to the transactions contemplated by this Agreement or Property Management Contracts that require express consent to or the giving of notice of the transactions contemplated by this Agreement, the Seller shall seek such consent or give such notice, as the case may be, in accordance with the terms of the respective contracts.

     4.3. Transfer Taxes. All U.S. federal, state and local transfer, documentary, sales, use, stamp, registration and other similar taxes imposed on the sale and purchase of the Shares pursuant to this Agreement shall be borne equally by the Seller and the Purchaser when due and the Purchaser shall file or cause the Companies to file all necessary returns and other documentation with respect to such taxes. If required by law, the Seller shall join in the execution of any such returns or other documentation.

     4.4. Taxes.

     4.4.1. Tax Sharing Agreements. (a) All Tax Sharing Agreements shall terminate with respect to the Companies as of the end of the day immediately preceding the Closing Date. Except as provided (i) in Section 4.3 or in this
Section 4.4 and (ii) in Section 7.2.1 as a result of the breach or inaccuracy of any representation or warranty under Section 2.14 with respect to Taxes, from and after the Closing Date none of the Purchaser or the Companies shall have a claim against the Seller or any Affiliate of the Seller, and neither the Seller nor any Affiliate of the Seller shall have a claim against the Purchaser or the Companies, with respect to Taxes or in connection with such Tax Sharing Agreements.

     (b) On or prior to the day immediately preceding the Closing Date the Seller shall cause the Companies to pay to the Selling Subsidiary an amount equal to the sum of (i) the Seller's best estimate of the combined stand-alone federal income tax liability of the Companies for the Tax year ended December 31, 1996 and the Tax period beginning on January 1, 1997 and ending on the Closing Date, reduced by any amounts previously paid by any of the Companies to the Selling Subsidiary with respect to such liability (including payments of estimated federal income taxes under the terms of any Tax Sharing Agreement);
(ii) the Seller's best estimate of the combined stand-alone state, local or foreign income tax liability of the Companies for the Tax year ended December 31, 1996 and the period beginning on January 1, 1997 and ending on the Closing Date that is reportable on any consolidated, combined or unitary income tax return, each of which in respect of the Companies is listed on Schedule 4.4.1 ("Consolidated State Tax Returns"), reduced by any amounts previously paid by any of the Companies to the Seller or any Affiliate of the Seller with respect to such liabilities; (iii) the Seller's best estimate of the California state income tax liability of the Seller directly attributable to the making of the
Section 338(h)(10) Elections (as hereinafter defined), reduced by any net federal income tax benefit directly attributable to such liability (determined taking into account the Tax consequences of both the payment of such liability and the Seller's receipt of the amount described in this clause (iii) so that the Seller is held harmless against any incremental Tax cost with respect to the payment of such liability and its receipt of the amount paid under this clause
(iii)) (the "California Section 338(h)(10) Amount"); and (iv) an amount equal to the sum of any additional reserves or accruals maintained by any of the Companies with respect to federal income taxes (other than any such reserves for deferred taxes) and such other amounts as are due and payable by any of the Companies to the Seller or any Affiliate of the Seller, other than any of the Companies, under the terms of any Tax Sharing Agreement as of the day preceding the Closing Date. The amounts payable pursuant to clauses (i) and (ii) of the preceding sentence shall be computed, with the cooperation of the Companies, as if the Company, its Subsidiaries and Equitable Agri-Business had filed a consolidated federal income tax return (and any relevant consolidated, combined or unitary state, local or foreign income tax return), in each case using methods and conventions and making elections that are consistent with the methods, conventions and elections previously used by the Companies in preparing the relevant pro forma federal, state, local or foreign income tax returns and, with respect to the Tax period beginning on January 1, 1997 and ending on the Closing Date, (1) in the case of clause (i) only, without giving effect to the consequences of the Section 338(h)(10) Elections, including, without limitation, the incremental cost of any federal income taxes payable by any of the Companies as a result of the deemed sale of assets resulting from such Section 338(h)(10) Elections, or any federal income tax deductions or credits resulting from the accrual or payment of any state, local or foreign Taxes attributable thereto and
(2) in the case of both clauses (i) and (ii), without regard to any deductions attributable to expenses (including, for example, bonuses or other compensation paid or accrued for employees of the Companies) that the Seller (or any Affiliate of the Seller other than the Companies) will bear under the terms of this Agreement or any other Agreement entered into in connection with the transactions contemplated by this Agreement.

     (c) If the Closing shall have occurred prior to June 30,1997, no later than July 21, 1997 the Purchaser shall cause the Company to provide to the Seller pro forma stand-alone federal income tax returns for the Companies for the Tax year ended December 31, 1996 and pro forma stand-alone state, local and foreign income tax returns for the Tax year ended December 31, 1996 for each Company that will be included in a Consolidated State Tax Return, for each jurisdiction in which such a Tax Return will be filed. Such pro forma returns shall be prepared in accordance with, and such preparation shall be in all respects consistent with, the methodology (including without limitation the computational methodology of treating the Company, its Subsidiaries and Equitable Agri-Business as filing on a consolidated, combined or unitary basis, as the case may be) described in Section 4.4.1(b), provided that the use of any method, election or convention that is not determined by past practice of the Companies shall be subject to the mutual consent of the Seller and the Purchaser. Within 30 days of its receipt of such pro forma returns, the Seller may dispute any amounts shown on such pro forma returns by specifying in writing each disputed item and the amount thereof in dispute. If the Purchaser and the Seller are unable to agree with respect to any disputed item within 30 days such dispute shall be resolved in accordance with the Tax Dispute Resolution Procedure. Within 30 days after the Seller's receipt of such pro forma returns or, in the event of any dispute with respect to such pro forma returns, after the resolution of all such disputes, the amount payable by the Companies to the Selling Subsidiary pursuant to clauses (i) and (ii) of the preceding paragraph shall be redetermined on the basis of such pro forma returns, as adjusted as a result of the resolution of any dispute with respect thereto, and either (i) the Purchaser shall cause the Companies to pay to the Selling Subsidiary the amount of any excess of the amount payable pursuant to such clauses as a result of such redetermination over the amount previously paid pursuant to such clauses or (ii) the Selling Subsidiary shall pay to the Companies the amount of any excess of the amount previously paid pursuant to such clauses over the amount payable pursuant to such clauses as a result of such redetermination.

     (d) Within 90 days after the Closing Date, the Purchaser shall cause the Companies to provide to the Seller pro forma stand-alone federal income tax returns for the Companies for the Tax period beginning January 1, 1997 and ending on the Closing Date and pro forma stand-alone state, local and foreign income tax returns for the Tax period beginning on January 1, 1997 and ending on the Closing Date for each Company that will be included in a Consolidated State Tax Return, for each jurisdiction in which such a Tax Return will be filed. Such pro forma returns shall be prepared as described in Sections 4.4.1 (b) and (c), and any dispute between the Seller and the Purchaser with respect to any amount shown on such pro forma returns shall be resolved as described in Section 4.4.1
(c). Within 30 days after the Seller's receipt of such pro forma returns or, in the event of any dispute with respect to such pro forma returns, after the resolution of all such disputes, the amount payable by the Companies to the Selling Subsidiary pursuant to clauses (i) and (ii) of Paragraph (b) of this
Section 4.4.1 shall be redetermined on the basis of such pro forma returns, as adjusted as a result of the resolution of any dispute with respect thereto, and either (i) the Purchaser shall cause the Companies to pay to the Selling
Subsidiary the amount of any excess of the amount payable pursuant to such clauses as a result of such redetermination over the amount previously paid pursuant to such clauses or (ii) the Selling Subsidiary shall pay to the Companies the amount of any excess of the amount previously paid pursuant to such clauses over the amount payable pursuant to such clauses as a result of such redetermination.

     4.4.2. Filing of Tax Returns. (a) To the extent permitted by law, the Seller and the Purchaser shall cause the Companies to be included, for all Tax periods or portions thereof ending on or prior to the Closing Date, (i) in the consolidated federal income tax return filed by the Affiliated Group that includes the Selling Subsidiary and (ii) in the Consolidated State Tax Returns. The Purchaser shall file, or cause to be filed, all other Tax Returns required to be filed after the Closing Date with respect to the conduct of the business of or the ownership of the assets of the Companies.

     (b) Each Tax Return filed by the Purchaser, any Company or any Affiliate of the Purchaser following the Closing Date (including without limitation any amended Tax Return) with respect to any of the Companies that relates to any Tax period ending on or before December 31, 1996 shall be prepared using methods and conventions and making elections that are consistent with the methods, conventions and elections previously used by the Companies in preparing the relevant returns. Each such Tax Return shall be subject to pre-filing review by the Seller. In the event of any disagreement between the Seller, on the one hand, and the Purchaser or any of the Companies, on the other hand, with respect to any amount reported or required to be reported on any such Tax Return, such disagreement shall be resolved pursuant to the Tax Dispute Resolution Procedure. Unless otherwise agreed to by the Seller and the Purchaser, each Tax Return subject to pre-filing review shall be submitted by the Purchaser to the Seller at least 45 days prior to the due date of such Tax Return (including extensions) and the Seller shall either complete its review or provide written comments on such Tax Return within 30 days of receipt of such Tax Return, provided that the Purchaser shall not be required to submit any Tax Return to the Seller for review on or prior to the date that is 10 business days after the Closing Date. If the Tax Dispute Resolution Procedure has not been completed with respect to any Tax Return required to be submitted to the Seller pursuant to this Section 4.4.2(b) prior to the due date of such Tax Return (including extensions) such Tax Return shall be filed in the manner determined by the Seller. In the event that such dispute is resolved in a manner that requires the payment of additional Taxes, the Purchaser shall file promptly, or cause the Companies to file promptly, amended Tax Returns reflecting the final determination pursuant to the Tax Dispute Resolution Procedure and the Seller shall be liable for such Taxes to the extent provided in Section 4.4.3.

     4.4.3. Payment of Tax Liabilities. Notwithstanding any other provision contained in this Agreement, the Seller shall pay or cause to be paid, and shall indemnify and hold harmless the Purchaser and the Companies from and against,
(i) all Taxes payable by or with respect to any of the Companies with respect to any Tax period or portion thereof that ends on or before December 31, 1996, provided that no indemnity payment for Taxes other than Consolidated Taxes shall be required to be made pursuant to this clause (i) except to the extent that the sum of such payment and all other payments made under this clause (i) for Taxes other than Consolidated Taxes exceeds the amount of the Tax Reserve, and (ii) with respect to the Tax period beginning on January 1, 1997 and ending on the Closing Date, any federal income taxes (including any interest or penalties thereon or additions thereto) attributable, directly or indirectly, to the
Section 338(h)(10) Elections (including, with respect to each of clauses (i) and
(ii) above, and without limitation, Taxes that do not relate to the conduct of the business or the ownership of the assets of the Companies that are imposed on the Purchaser or any of the Companies pursuant to Treasury Regulations section 1.1502-6 or any comparable provision of state, local or foreign law). Notwithstanding the foregoing, the Seller shall not pay, and the Purchaser shall indemnify and hold harmless the Seller and its Affiliates from and against, any Taxes resulting from the failure, following the Closing, of the Purchaser to cause the Companies to carry on their business on the Closing Date only in the ordinary course and in substantially the same manner as theretofore conducted. The Purchaser shall pay or cause to be paid, and shall indemnify and hold harmless the Seller and its Affiliates from and against, all Taxes, other than Taxes for which the Seller is responsible under the first sentence of this
Section 4.4.3, payable by or with respect to any of the Companies including, notwithstanding anything to the contrary herein, all state, local or foreign Taxes attributable to the Section 338(h)(10) Elections. Each payment required under this Section 4.4.3 shall be made not later than 30 days after the date on which the payor has received written notice that liability for the relevant Tax has been fixed by a Final Determination.

     4.4.4 Audits. (a) Subject to Section 4.4.4(b) and (c) below, following the Closing Date, the Seller shall control the conduct of all stages of any audit or administrative or judicial proceeding with respect to Consolidated Taxes, and the Purchaser shall control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of any of the Companies.

     (b)(i) The Seller shall give prompt notice to the Purchaser of any Tax adjustment proposed in writing pursuant to any audit or other proceeding controlled by the Seller pursuant to Section 4.4.4(a) with respect to the assets and activities of any of the Companies; (ii) at the Purchaser's reasonable request, the Seller shall discuss with the Purchaser and the Purchaser's counsel the position that the Seller intends to take regarding any issue concerning such assets or activities; and (iii) the Seller shall not, and shall not permit any of its Affiliates to, enter into any settlement or agreement which purports to bind (or which any of them knows will have the effect of binding) the Purchaser or any of the Companies with respect to any Tax period ending after the Closing Date without the express written consent of the Purchaser, which consent shall not be unreasonably withheld.

     (c)(i) The Purchaser shall give prompt notice to the Seller of any Tax adjustment proposed in writing pursuant to any audit or other proceeding which is controlled by the Purchaser pursuant to Section 4.4.4(a) above, which adjustment could give rise to a claim for indemnification or payment from the Seller under this Agreement; (ii) the Purchaser shall provide the Seller with notice of, and an opportunity to attend, any meeting with any taxing authority regarding any such claim; and (iii) the Purchaser shall afford the Seller and its counsel the right, at the Seller's option, to assume control of the conduct of any administrative or judicial proceeding regarding a proposed adjustment described in clause (i) above, including, without limitation, by providing the Seller and its counsel with powers of attorney or other appropriate documents that will enable the Seller and its counsel to conduct such proceedings. If the Seller does not elect to control such proceedings, the Purchaser shall (x) consult with the Seller or its counsel with respect to any material action the Purchaser or any of its Affiliates may take with respect to any claim described in clause (i) above; (y) permit the Seller to review and comment on any material written submission to any taxing authority; and (z) permit the Seller and its counsel, at the Seller's option, to participate in conferences with taxing authorities and submit pertinent material in support of the Seller's position. The party in control of any audit or other proceeding pursuant to this paragraph
(c) shall not, and shall not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise without the express written consent of the other, provided that, if the Seller recommends to the Purchaser or any Company, in connection with any audit or other proceeding it controls, that a proposed settlement, adjustment or compromise be accepted and the Purchaser or Company does not give its consent, the Seller's obligation to indemnify or pay any amount to the Purchaser or the Companies with respect to the proposed adjustment that is the subject of such settlement or compromise shall be limited to the amount that would be payable under the terms of the recommended settlement or compromise.

     4.4.5. Certain Timing Items. If, as a result of an adjustment resulting from an audit or administrative or judicial proceeding with respect to Taxes for which the Seller is liable under Section 4.4.3, (i) any deduction, credit or other Tax benefit that was (x) reflected in a pro forma income tax return prepared with respect to any of the Companies pursuant to this Agreement or pursuant to any other Tax Sharing Agreement in effect prior to the Closing Date or (y) reflected in any other state, local or foreign Tax Return filed with respect to the Companies for Tax periods ending on or before December 31, 1996, is disallowed and (ii) any of the Companies, the Purchaser or any Affiliate of the Purchaser or any Affiliated Group is allowed to claim such deduction, credit or other Tax benefit in an income tax return filed in the Tax jurisdiction with respect to which such disallowance occurred for any Tax period beginning after the Closing Date, then the Purchaser shall pay to the Seller the amount of any reduction in Taxes payable by any of the Companies, the Purchaser, any Affiliate of the Purchaser or any Affiliated Group that is actually realized as a result of such deduction, credit or other Tax benefit. Any such payment shall be made within 30 days after the filing of any Tax Return or amended Tax Return reflecting a reduction of Taxes actually realized as a result of such deduction, credit or other Tax benefit. The Purchaser shall take, or cause to be taken, all action as may reasonably be necessary to secure the benefit of any such deduction, credit or Tax benefit (including by filing an amended Tax Return or claim for refund). Any payments under rise to such payment and the Seller shall promptly repay to the Purchaser (or the Purchaser shall pay to the Seller) any amounts resulting from any such adjustment. Procedures similar to those provided in Paragraph (c) of Section 4.4.4 hereof shall apply to any audit or other proceeding that might result in an adjustment to any amount previously paid under this Section 4.4.5.

     4.4.6 Section 338(h)(10) Election.

     (a) Election. The Seller and the Purchaser shall join, and shall cause their respective Affiliates to join, in an election pursuant to section 338(h)(10) of the Code with respect to the sale and the purchase of the shares of each of the Companies, and in all comparable elections under state, local or foreign Tax law with respect to the purchase and sale of such shares (together with the election under section 338(h)(10) of the Code, the "Section 338(h)(10) Elections") in the manner described in this Section 4.4.6.

     (b) Forms.

     (i) On or before the date that is 90 days after the Closing Date occurs the Purchaser shall deliver to the Seller a proposed allocation of the modified aggregate deemed sales price for the deemed sales of assets resulting from the
Section 338(h)(10) Elections, and draft copies of all forms and schedules required to be filed in connection with the Section 338(h)(10) Elections, including without limitation IRS Form 8032-A and all attachments required to filed therewith pursuant to applicable Treasury Regulations and the instructions to such form, and any state, local or foreign reports or forms that are necessary or appropriate for purposes of complying with the requirements for making the Section 338(h)(10) Elections (collectively, "Section 338 Forms"), together with the Purchaser's computation of the California Section 338(h)(10) Amount. Such Section 338 Forms and computation shall take into account adjustments to the Purchase Price pursuant to Section 1.3 and any other appropriate adjustments to reflect information available at such time. The parties shall endeavor to agree on the Section 338 Forms and the California
Section 338(h)(10) Amount. If, as of the date that is 150 days after the Closing Date, there remains a dispute as to the form and content of the Section 338 Forms or the California Section 338(h)(10) Amount, then the dispute shall be resolved in accordance with the Tax Dispute Resolution Procedure, provided that the agreement pursuant to which the Tax Dispute Accountants are retained shall provide that such resolution shall be made no later than the date that is l80 days after the Closing Date. The Purchaser shall prepare the Section 338 Forms, as determined according to the procedures set forth in this Section 4.4.6 and the Seller shall promptly execute, or cause the proper party to execute, such forms. Within 10 days of the receipt by the Seller of such forms, the Seller shall pay to the Purchaser the excess, if any, of the amount paid to the Selling Subsidiary under clause (iii) of Section 4.4.1(b) over the California Section
338(h)(10) Amount or the Purchaser shall pay to the Seller the excess, if any, of the California Section 338(h)(10) Amount over the amount paid to the Selling Subsidiary under such clause (iii).

     (c) Modification; Revocation. Except as provided in this Section 4.4.6, the Purchaser and the Seller shall not take, and shall not permit any of their Affiliates to take, any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the written consent of the other.

     (d) Consistent Treatment; Reporting. The Purchaser and the Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the information contained in the Section 338 Forms. The Purchaser and the Seller shall not take, and shall not permit any of their Affiliates to take, any position contrary to the allocations reflected in such
Section 338 Forms with any taxing authority without the express written consent of the other party, provided that the Seller and the Purchaser agree that appropriate adjustments shall be made to reflect any adjustment to the Purchase Price that occurs pursuant to Section 1.3 after the Section 338 Forms are filed.

     4.4.7 Cooperation. The Purchaser and the Seller shall cooperate, and the Purchaser shall cause the Companies to cooperate, with respect to the preparation and filing of any Tax Return or any Section 338 Forms or the conduct of any Tax audit or other proceeding for which the other is responsible pursuant to this Section 4.4. Such cooperation by the Purchaser and the Seller shall include, without limitation, the Purchaser and the Companies, or the Seller, as the case may be, making employees available for consultation and making workpapers and other records available during regular business hours in accordance with Section 9.7, provided that the party requesting such cooperation shall pay any out-of-pocket cost incurred by the other party in connection with such cooperation. If reasonably requested by the other, the Purchaser or the Seller shall (or shall cause their Affiliates to) each provide to the other historic factual Tax data in its possession regarding the Companies to assist the other in tax planning and the preparation of Tax Returns, provided that any studies or reports requested, that are of a type that was not provided by the Seller and the Companies to one another in the ordinary course of business prior to the date hereof, shall be described in detail by the requesting party (including formulas and methodology for all computations) and, at the option of the party providing the information, such reports or studies may be prepared by independent accountants or counsel selected by the providing party (at the expense of the requesting party), and provided, further, that, if requested, the data shall be certified by an officer of the providing party or by independent accountants or counsel selected by the providing party (at the expense of the requesting party). Notwithstanding anything to the contrary herein, (i) in no event shall the Seller or any Affiliate of Seller, or any Affiliated Group of which the Seller or any Affiliate of Seller has been a member, be required to submit any of its Tax Returns or any part thereof to the Purchaser or any other Person, provided that, in the event the Purchaser is required to make any payment under Section 4.4.5, at the Purchaser's request the Seller shall deliver to the Purchaser a certificate prepared by the Seller's accountants certifying as to the disallowance of any deduction, credit or other Tax benefit giving rise to the Purchaser's obligation to make such payment, and (ii) in no event shall the Purchaser or any Affiliate of the Purchaser be required to submit any of its Tax Returns or any part thereof to the Seller or any other Person, except as provided in Section 4.4.2 or as reasonably requested by the Seller to establish a claim by the Purchaser or any Affiliate of the Purchaser for indemnification with respect to Taxes under this Agreement or in connection with the Seller's exercise of its rights under Section 4.4.4(c) or otherwise with respect to any potential claim for indemnification with respect to Taxes.

     4.5. Publicity. No press release, public announcement or disclosure to any third party related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Seller and the Purchaser, unless required by law (in the reasonable opinion of counsel) in which case the Seller or the Purchaser, as the case may be, shall use its best efforts to allow the other sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication.

     4.6. Supplements to Disclosures . The term "Schedule" when used in this Agreement refers to the Schedules delivered on the date hereof. From time to time prior to the Closing Date, the Seller may amend or supplement such Schedules to this Agreement with respect to any matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Section
2. For purposes of determining the fulfillment of the condition precedent set forth in Section 6.4.1 or determining whether the aggregate amount of Damages referred to in Section 7.2.1(b) has been reached, no such amendment or supplement shall be given effect; for all other purposes, each such amendment and supplement shall be given effect; provided that the Purchaser's consummation of the Closing shall constitute, without any further action on the part of the Purchaser, a waiver by the Purchaser of its right to require satisfaction of the condition precedent set forth in Section 6.4.1 (but shall not be deemed to preclude or restrict any claim by the Purchaser for indemnification pursuant to
Section 7.2.1).

     4.7 Use of Names, etc. (a) Until the first anniversary of the Closing Date the Purchaser and the Companies may use the word "Equitable" only as part of the name "Equitable Real Estate Investment Management, Inc." or "Equitable Agri-Business, Inc." On or prior to the first anniversary of the Closing Date, the Purchaser shall cause the Company and Equitable Agri-Business to file charter amendments effective upon such date of filing or within one day thereafter changing the names of the Company and of Equitable Agri-Business to names that do not include the word "Equitable", or the acronym "EREIM", or any name confusingly or misleadingly similar thereto (other than the acronyms "ERE" and "EAB"). After the third anniversary of the Closing Date, if such acronyms are still in use, the Purchaser shall discontinue using the acronyms "ERE" and "EAB".

     (b) It is expressly agreed that the Purchaser is not purchasing or acquiring any right (except as specifically contemplated in this Section 4.8), title or interest in any trademarks, logos, service marks, brand names or trade, corporate or business names employing the name "Equitable Real Estate Investment Management, Inc.", "Equitable Agri-Business, Inc." or any part or variation thereof, including the names "Equitable", "EREIM", "ERE", "EAB" or "Column") or any trademarks, logos, service marks, brand names or trade, corporate or business names confusingly or misleadingly similar thereto (collectively, the "Seller's Marks"). To the extent the Seller's Marks are used by any of the Companies or their Affiliates on any materials constituting their properties and assets, including any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on the Companies' inventory (including work-in-process and inventory on order) at the Closing Date, as promptly as commercially reasonable in connection with the change of corporate names referred to above, but in no event later than the first anniversary of the Closing Date, the Purchaser shall, and shall cause the Companies and their Affiliates to, remove, strike over or otherwise obliterate all the Seller's Marks from all such materials; provided, however, that the Purchaser may use the "ERE" and "EAB" marks and the current form of EAB logo in any of the above-listed manners until the third anniversary of the Closing Date.

     4.8. Non-Competition Covenant of the Seller. (a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, neither the Seller nor any of its Subsidiaries shall engage in the business of rendering real estate investment advisory services or property management, leasing and development services in the United States to any unaffiliated party (the "Competitive Services"), provided that nothing shall prohibit the:

     (i) rendering of Competitive Services by any parent of or other Person controlling the Seller or by Donaldson, Lufkin and Jenrette, Inc., Alliance Capital Management, L.P., Column Financial, Inc. or any Subsidiary, Affiliate or successor to the business (other than the Seller) of any of the foregoing (collectively, the "Excluded Companies");

     (ii) acquisition or ownership by the Seller or any of its Affiliates, by any benefit plan of the Seller or any of its Affiliates, or by any accounts managed or advised by the Seller or any of its Affiliates, of outstanding capital stock (or equity or other interests) of any Person engaged in the rendering of Competitive Services, provided that the business of such Person rendering the Competitive Services is not principally managed by the Seller (or any Subsidiary or Affiliate of the Seller not permitted to render Competitive Services under clause (i) above);

     (iii) acquisition by the Seller or any of its Subsidiaries or Affiliates, through foreclosure or in settlement of a debt investment, of outstanding capital stock (or equity or other interests) of any Person engaged in the rendering of Competitive Services, provided that such acquisition is not made for the purpose of circumventing the restrictions of this Section 4.8; or


     (iv) the rendering of Competitive Services by the Seller or any of its Subsidiaries with respect to the assets of Separate Account 26 (Timberfund) of the Seller.

     (b) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, if (i) the Seller or any of its Subsidiaries other than any of the Excluded Companies acquires a controlling interest in a business that renders Competitive Services (other than as permitted by clauses
(a)(ii) and (a)(iii) of this Section 4.8), (ii) the real estate assets to which such Competitive Services relate account for at least 15% of the real estate assets managed by such business and exceed $1 billion in the aggregate and (iii) the portion of the acquired business rendering the Competitive Services is readily separable and capable of being sold on a stand-alone basis, then the Seller shall offer the Company the opportunity to acquire that portion of the acquired business. Such offer shall be made as promptly as practicable following the acquisition of such business by the Seller or any of its Subsidiaries other than the Excluded Companies and shall be at a cash price equal to the fair market value of the offered business as agreed by the parties within 60 days of the extension of the offer by Seller. If the parties are unable in such 60-day period to agree, such fair market value shall be as determined by an investment bank selected by mutual agreement of the Seller and the Company within the next 30-day period, or, if the parties are unable in such 30-day period to agree upon an investment bank, by a third investment bank to be selected by the investment bank designees of each of the Seller and the Company. The investment bank agreed upon by the parties or selected by the investment bank designees, as the case may be, shall determine fair market value within 30 days of selection. The Company's right to acquire the offered business shall expire irrevocably if it does not accept the offer within 30 days following such establishing of fair market value by agreement of the parties or determination of an investment banker, as the case may be.

     4.9. Non-Solicitation. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, without the approval of the Company, neither the Seller nor any Subsidiary of the Seller shall solicit or induce any person then employed by any of the Companies in a management capacity to accept employment with the Seller or a Subsidiary of the Seller. This provision shall not apply to solicitations through newspaper ads or search firms engaged in a broad-based search (and not engaged to circumvent the restrictions of this Section 4.9).

     4.10. [This Section intentionally left blank]

     4.11. CALPERS Agreement. Prior to the Closing, the Purchaser shall obtain the release of the Selling Subsidiary from the Commercial Loan Correspondent Agreement, dated June 17, 1988, among CALPERS, the Company and the Selling Subsidiary and, if necessary to obtain such release, shall consent to substitute itself for the Selling Subsidiary as the guarantor of the Company's obligation thereunder.

     4.12. New York City Retention Agreement. After the Closing and until the expiration of the New York City Retention Agreement, the Purchaser agrees to furnish all certificates required by and the Seller agrees to bear any costs under the New York City Retention Agreement.

     4.13. Release of Certain Claims. Effective on the Closing Date and subject to the consummation of the Closing in accordance with the terms of this Agreement, the Seller, acting on behalf of itself and its Affiliates, hereby releases any and all claims and causes of action that it now has or may ever have against any of the Companies arising under the General Account Advisory Agreements and Separate Account Advisory Agreements listed in Schedule 2.9(a) (including, without limitation, any claim for indemnification under such agreements in connection with a claim or cause of action asserted by a third party against the Seller or its Affiliates), and any predecessor agreements, in so far as any such claim or cause of action relates to any action or failure to act on the part of the Companies at any time prior to the Closing Date.

     4.14. Dividends. Except as set forth in Section 4.15 hereof, from the date hereof until the Closing, neither the Company nor Equitable Agri-Business shall declare or pay any dividends.

     4.15.  Other Actions.  The covenants set forth in Sections  4.14,  4.15 and
4.16 are for the purpose of ensuring that as of the Closing Date the Company and its subsidiaries and Equitable Agri-Business will have a consolidated net worth equal to the consolidated net worth of the Company and its subsidiaries and of Equitable Agri-Business as set forth in their respective audited balance sheets as of December 31, 1996 that have been delivered to the Purchaser pursuant to
Section 4.6 hereof (such balance sheets indicating net worth amounts of $29,803,667 and $5,857,992, respectively), as adjusted to reflect the actions set forth in Sections 4.14, 4.15 and 4.16, plus the net income of the Company and its subsidiaries and Equitable Agri-Business from January 1, 1997 to the Closing Date. At the Closing the Seller will deliver to the Purchaser a certificate, together with reasonable supporting detail, to the effect that all adjustments set forth in Sections 4.14, 4.15 and 4.16 to be taken on or prior to the Closing Date have been made, and promptly following the completion of the adjustments set forth in Sections 4.14, 4.15 and 4.16 to be made as of the Closing Date, the Purchaser shall deliver a certificate to the Seller, together with reasonable supporting detail, to the effect that it has taken all appropriate actions after the Closing Date to implement such adjustments. In furtherance of the foregoing, the Seller and the Purchaser agree that the following actions and adjustments shall occur:

     (a) On or prior to the Closing Date, Equitable Agri-Business shall dividend to the Selling Subsidiary an amount in cash or in kind (e.g., receviables) equal to $5,116,003, representing the retained earnings of Equitable Agri-Business as of December 31, 1996,

     (b) on or prior to the Closing Date, the Selling Subsidiary shall assume the Company's outstanding liability to EQ Services, Inc. at December 31, 1996 of $8,216, 112,

     (c) on or prior to the Closing Date, the Company shall use commercially reasonable efforts to settle all intercompany account balances with Column Financial, Inc.,

     (d) on or prior to the Closing Date, the Company shall dividend all of the shares of Column Financial, Inc. to the Selling Subsidiary,

     (e) promptly following determination by the Seller and the Purchaser of the following amount after the Closing, the Selling Subsidiary shall make a payment to the Company in cash in an amount equal to the variable compensation due to employees of the Company accrued less related federal income and state income tax deductions or benefits recorded on the financial statements of the Company as of the Closing Date based solely on the net income of Column Financial, Inc., for the period from January 1, 1997 to the Closing Date,

     (f) on or prior to the Closing Date, the Company shall record on its financial statements the acquisition of a 50% interest in AMB Rosen Real Estate, L.L.C. set forth on Schedule 2.15 hereto,

     (g) on or prior to the Closing Date, the Selling Subsidiary shall make a capital contribution to the Company in cash in the amount of $357,688,

     (h) as of the Closing Date, the Company and Equitable Agri-Business shall transfer to the Selling Subsidiary their prepaid pension assets relating to certain of the Company and Equitable Agri-Business employees' participation in Seller's pension plan as of the Closing Date,

     (i) as of the Closing Date, the Company and Equitable Agri-Business shall reverse on their financial statements the deferred federal and state tax liability related to the prepaid pension assets transferred to the Selling Subsidiary pursuant to the preceding clause (h),

     (j) as of the Closing Date, the Company and Equitable Agri-Business shall transfer to the Selling Subsidiary their post-retirement health and life insurance benefits liability (commonly referred to as FAS 106 liabilities) related to employees of the Company and Equitable Agri-Business, who retired prior to January 1, 1994, it being understood that no post-retirement health or life insurance benefits liability for active personnel are included in such transfer,

     (k) as of the Closing Date, the Company and Equitable Agri-Business shall reverse on their financial statements the deferred federal and state tax asset related to the post-retirement health and life liability transferred to the Selling Subsidiary pursuant to the preceding clause (j),

     (l) on or prior to the Closing Date, the Company shall reclassify or pay to the "Equitable Real Estate Investment Management, Inc. Supplemental Retirement Trust" $1,700,000, which amount was included in cash on the December 31, 1996 audited balance sheet of the Company,

     (m) on or prior to the Closing Date, the Selling Subsidiary shall contribute $5,000,000 in cash to the Company's paid in capital which is to be used to partially fund a long-term employee incentive plan,

     (n) on or prior to the Closing Date, the Seller shall:

     (i) cause the liability of EREIM Managers Corp., "Due to Equitable Real Estate" currently carried on the financial statements of the EREIM Managers Corp. to be offset against the "Accrued Interest Receivable" from the Company shown on such statement;

     (ii) cause the Selling Subsidiary to assume the Company's obligation to EREIM Managers Corp. for the Demand Fixed Rate Capital Notes I and II together with the unsatisfied interest payable on such Notes;

     (iii) cause EREIM Managers Corp. to release the Company from any liability associated with such Notes or interest thereon; and

     (iv) cause the Company to dividend all the shares of EREIM Managers Corp. to the Selling Subsidiary,

     (o) as of the Closing Date, the Company and Equitable Agri-Business shall add to "retained earnings" as shown in their respective financial statements their respective net income for the period from January 1, 1997 to closing,

     (p) as of the Closing Date, the Company and Equitable Agri-Business shall, in their respective financial statements as of the Closing Date, adjust, in accordance with GAAP, the net unrealized gain/loss on marketable equity investments net of tax effects which reflects the change in status which has occurred in the normal course of operations from December 31, 1996 to the Closing Date,

     (q) as of the Closing Date, the Company and Equitable Agri-Business shall adjust in their respective financial statements as of the Closing Date, in accordance with GAAP, the minimum pension liability which has occurred in the normal course of operations from December 31, 1996 to the Closing Date, and

     (r) as of the Closing Date, the Company and Equitable Agri-Business shall make such other adjustments to shareholder's equity in their respective financial statements which would be required under GAAP to reflect events from December 31, 1996 to the Closing Date and the actions and adjustments set forth in Sections 4.14, 4.15 and 4.16 hereof.

     4.16. Insurance. (a) Prior to the Closing Date, the Seller shall estimate, in a manner consistent with its past practice and cause the Company and Equitable Agri-Business, Inc. to record on their financial statements reserves (the "Insurance Reserves") for the worker's compensation, general liability and automobile liability claims and related loss adjustments expenses (i) arising from the respective operations of the Companies and (ii) incurred prior to the Closing Date, provided, however, that the Insurance Reserves shall not exceed $2,000,000.

     (b) After the Closing Date the Company and its Subsidiaries and Equitable Agri-Business shall be responsible for the costs of the claims and expenses described in the preceding paragraph (a) (notwithstanding the fact that reserves related to such matters have historically been maintained on the financial statements of the Seller); provided that the Seller shall indemnify the Purchaser to the extent actual costs of such claims and expenses exceed the Insurance Reserves; and provided, further, that Seller shall retain full control of the administration and settlement of such claims.

     (c) The Seller shall  indemnify  the  Purchaser for the costs of any claims
(i) arising from the respective operations of the Companies and (ii) of the type customarily covered by director and officer, errors and omissions, fidelity, fiduciary liability or employment practices insurance to the extent such claims were incurred on or prior to December 31, 1996, and the Purchaser shall bear sole responsibility for and indemnify the Seller against the costs of any such claims to the extent incurred after December 31, 1996, provided that the Seller shall have no obligation to indemnify the Purchaser pursuant to this paragraph with respect to claims relating to any matter disclosed in this Agreement or the Schedules hereto.

     4.17. [This section intentionally left blank]

     4.18. Affiliate Transactions. The Seller shall cooperate with the Purchaser in implementing procedures prior to the Closing Date with respect to transactions between Affiliates of the Purchaser and the Seller and its Affiliates, including the Company, which are necessary to qualify for exemptions from ERISA's prohibited transaction rules on the Closing Date or, if no such procedures can be implemented, to cooperate in applying to the U.S. Department of Labor on a timely basis for appropriate prohibited transaction exemptions.

     4.19. Seventh Avenue Lease. Prior to the Closing, the Seller and the Company will negotiate a mutually acceptable lease (the "Seventh Avenue Lease") with respect to the Company's occupancy of the 46th floor of Tower West, 787 Seventh Avenue, New York, New York, 10019, incorporating the principal terms (as incorporated from the terms of the letter agreement, dated September 22, 1986) of the letter agreement, dated November 6, 1996, pursuant to which the Company currently occupies such premises, and using the form of lease currently used at such property.

     4.20. Delegation Guidelines. Prior to the Closing, Seller and Purchaser shall negotiate mutually acceptable guidelines for delegation of authority to be used in connection with the General Account Advisory Agreement relating to Equitable Agri-Business, Inc.

     4.21. Bulk Sale. The Seller has not taken and will not take within the first five months after the Closing Date any action that would require it under applicable securities laws to announce a "Bulk Sale" (as that term is defined in the Property Disposition Agreement) within such five-month period

     4.22. Long Term Employee Incentive Plan. Promptly following the Closing Date, the Purchaser shall cause the Company to record a reserve of $5,000,000 to partially fund a long-term employee incentive plan.

     4.23. Berlin Property. Prior to the Closing, the Seller and the Company will confirm in a mutually acceptable writing that the Company will continue to render services to the Seller as advisor in connection with the Seller's interest in certain property in Berlin, on the same basis as on the date hereof.

     5. Employee Benefit Matters.

     5.1. Performance of Obligations. From and after the Closing Date, the Purchaser will, and will cause the Companies to, honor, pay and perform all liabilities and obligations as of the Closing Date which have been disclosed to the Purchaser under each Plan (other than a Plan sponsored by the Seller) and under each employment, severance, termination, retention, change in control agreement or arrangement of the Company with any current or former officer or other employee of any of the Companies which is listed in Schedule 5.1 in accordance with the terms thereof in effect as of the Closing Date. The Purchaser will, and will cause the Companies to, (i) from the Closing to the first anniversary of the Closing Date, maintain for the benefit of those individuals who are actively employed by the Companies as of the Closing Date and their respective eligible dependents employee benefit and compensation plans and policies that are substantially comparable, in the aggregate, to the benefits and compensation plans and programs of such employees in effect immediately prior to the Closing; provided, however, that with respect to those employees of the Companies who currently participate in the Retirement Plan or the Investment Plan, the Purchaser shall make available defined contribution pension and profit-sharing plans and trusts qualified under section 401(a) and section 501(a) of the Code, respectively, which provide benefits at least as favorable as those provided by the current benefit plans for the employees of the Companies, and provided further that no new participants shall be admitted to the Pension Restoration Plan of the Company; and (ii) for all purposes under all benefit and compensation plans and policies, treat all service by employees with any of the Companies, including such service completed prior to the Closing Date, as service with the Purchaser and its subsidiaries. On or after the Closing Date, the Seller shall transfer funds to an escrow account or rabbi trust established by the Company in such amounts and at such times as provided under the Company's Special Incentive Compensation Program. The Seller agrees to retain sole and exclusive financial responsibility for such Program in its entirety.

     5.2 Employee Benefit Plans. (a) The Seller shall cause each Employee who is actively employed by any of the Companies on the Closing Date and who is a participant in the Equitable Retirement Plan for Employees, Managers and Agents (the "Retirement Plan") to become fully vested as of the Closing Date in his or her accrued benefit as of the Closing Date under the Retirement Plan and such Employee shall be considered as retiring directly from service when such Employee separates from the service of the Company. From and after the Closing Date, the Seller shall cause such accrued benefits under the Retirement Plan to be paid to such Employees in accordance with the terms of the Retirement Plan as in effect from time to time.

     (b) As soon as reasonably practicable following the Closing Date, the Seller shall cause each Employee who is actively employed by any of the Companies on the Closing Date and who is a participant in the Equitable Investment Plan for Employees, Managers and Agents (the "Investment Plan") to become fully vested as of the Closing Date in his or her accrued benefit as of Closing Date under the Investment Plan and to be provided an option under the Investment Plan to (i) elect to receive a distribution of their account balances under the Investment Plan and to transfer such distribution amount to a similar plan established by the Purchaser for the benefit of the Employees or (ii) retain their account balances in the Investment Plan, subject to terms and conditions of the Investment Plan. Employees who have Investment Plan loans outstanding on the Closing Date will be allowed to continue to repay their loans on the same payment schedule, provided such Employees retain their account balances in the Investment Plan during the repayment period. During such period Employees will not be allowed to make additional Investment Plan loans or contributions but may continue to transfer among investment options under the Investment Plan.

     (c)  From  and  after  the  Closing  Date,   the  Seller  shall  be  solely
responsible, and shall retain exclusive liability, for any retiree health benefits that it currently provides to employees of the Companies and the Seller who retired under the terms of the Retirement Plan prior to the adoption by the Companies of their health plan effective as of January 1, 1994. No new participants will be admitted to the Companies' retiree health benefit plans.

     5.3 Stock Plans. Those Employees who currently participate in The Equitable Companies Incorporated 1991 Stock Incentive Plan (the "Option Plan") or The Equitable Stock Purchase Plan for Employees, Managers and Agents (the "Stock Plan") shall be considered as having terminated from employment as of the Closing in accordance with the terms of each such plan and, accordingly, each such Employee shall, effective as of the Closing, (i) forfeit all options granted to such Employee under the Option Plan that are not vested as of the Closing Date based solely on such Employee's service through such date, (ii) have the right to exercise all other options granted to such Employee under the Option Plan that are vested as of the Closing Date solely during the thirty day period immediately following the Closing Date and (iii) not be eligible to receive matching contributions with respect to any unmatched Employee contributions of such Employee to the Stock Plan.

     5.4. No Third Party  Beneficiaries.   Nothing  expressed or implied in this
Section 5 or elsewhere in this Agreement shall confer upon any employee of the Companies, or upon any legal representative of any such employee, or upon any collective bargaining agent, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement including, without limitation, any right to continued employment for any specified period. Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his rights thereunder.

     6. Conditions Precedent.

     6.1. General. The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and
6.4 (collectively, the "Closing Conditions").

     6.2. Conditions to Obligations of Both Parties.

     6.2.1. HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

     6.2.2. New York Insurance Department. The Seller shall have obtained the approval of the New York Insurance Department with respect to the changes to the Equitable Separate Account Plans of Operations referred to in Section 2.2 and any other approval or consent required by the New York Insurance Department, and such approvals and consents shall not have been issued subject to conditions which, in the sole judgment of the Seller, are unreasonably burdensome to the Seller or its Affiliates. Prior to any decision by the Seller to decline to consummate the transaction contemplated hereunder due to non-satisfaction of the condition of Closing set forth in this Section 6.2.2, the Seller shall advise the Purchaser of the nature of the conditions imposed or threatened to be imposed by the New York Insurance Department and shall use all reasonable efforts to negotiate an acceptable compromise. In the event that the Seller shall exercise its sole discretion to decline to consummate the transactions contemplated hereunder due to non-satisfaction of the condition of Closing set forth in this Section 6.2.2 by reason of the imposition of unreasonably burdensome conditions, in recognition of the time and attention of Purchaser's management devoted to the completion of this transaction and the associated out-of-pocket expenses of the Purchaser, the Seller shall pay to the Purchaser, by wire transfer of immediately available funds, within 10 days following the date of the Seller's notice to the Purchaser of its decision to decline to consummate the Closing for such reason, an amount equal to the lesser of Purchaser's Actual Expenses, as documented to the satisfaction of the Seller, and $5 million.

     6.2.3. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding by any Governmental Authority shall be pending (or shall have been threatened) at the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby and no proceeding brought by any Governmental Authority with respect to the application of any such applicable law shall be pending (or shall have been threatened).

     6.2.4. Governmental Consents. All consents of Governmental Authorities required to be made or obtained prior to the Closing in connection with the execution and delivery of this Agreement and the transactions contemplated hereby in addition to those referred to in Sections 6.2.1 and 6.2.2 shall have been made or obtained, except for such authorizations, consents and approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     6.2.5.  Third Party Consents.  All consents of third parties  identified on
Schedule 2.2 required to be obtained prior to the Closing in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, shall have been obtained, except for those consents which if not obtained would not have, individually or in the aggregate, a Material Adverse Effect.

     6.2.6 Department of Labor. The Seller and the Purchaser shall each be reasonably satisfied with the outcome of the discussions of matters relating to this transaction with the U.S. Department of Labor between the execution of this Agreement and the Closing Date.

     6.3. Conditions to Obligations of the Seller.

     6.3.1. Representations and Warranties of the Purchaser. The representations and warranties in Section 3 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be correct in all material respects only as of such date and those representations and warranties which already are qualified by any materiality standard shall be correct in all respects as of the relevant date and time, and each of the Persons listed in Exhibit F (or such Person's successor in office if any such Person prior to the Closing Date ceases to be employed by the Seller or one of the Companies, as the case may be) shall have delivered to Seller a certificate, dated the Closing Date, certifying the same to his actual knowledge. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

     6.3.2. Officer's Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its President or any Vice President and its Chief Financial Officer, as to the fulfillment of the conditions set forth in Section 6.3.1.

     6.3.3. Opinions of Counsel. The Seller shall have received such customary legal opinions from internal and external counsel for the Purchaser as it may reasonably request, which opinions shall be in form and substance reasonably satisfactory to the Seller.

     6.4. Conditions to Obligations of the Purchaser.

     6.4.1. Representations and Warranties of the Seller. The representations and warranties in Section 2 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time, except that those representations and warranties which are made as of a specific date shall be correct in all material respects only as of such date and those representations and warranties which already are qualified by any materiality standard shall be correct in all respects as of the relevant date and time. The Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

     6.4.2. Officer's Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by a Senior Vice President and an Executive Vice President, as to the fulfillment of the conditions set forth in Section 6.4.1.

     6.4.3. Opinion of Counsel. The Purchaser shall have received such customary legal opinions from internal and external counsel for the Seller, as it may reasonably request, which opinions shall be reasonably satisfactory in form and substance to the Purchaser.

     6.4.4. Tax Certificate. The Seller, on behalf of the Selling Subsidiary, shall have delivered to Purchaser the certificate described in Treasury Regulations section 1.1445-2(b)(2)(i) to the effect that the Selling Subsidiary is not a foreign person within the meaning of section 1445 of the Code.

     6.4.5. Resignations. The directors of the Companies specified in a notice delivered by the Purchaser to the Seller at least five days prior to the Closing shall have submitted their resignations from the Boards of Directors of the Companies, effective as of the Closing Date.

     7. Indemnification.

     7.1.   Survival  of   Representations   and   Warranties.   Any  claim  for
indemnification under Section 7 with respect to the representations and warranties contained in Sections 2 and 3 of this Agreement must be brought on or prior to February 28, 1999, except (i) any claim for indemnification with respect to the representations and warranties contained in Section 2.4 or with respect to the Special Indemnification Matters referred to in Section 7.2.1 may be brought at any time, (ii) any claim for indemnification with respect to the representations and warranties contained in Section 2.14 may be brought at any time prior to the expiration of the applicable statute of limitations (including any extensions thereof), (iii) any claim for indemnification with respect to the representations and warranties contained in Section 2.12 (f) and relating to the offering and sale of securities may be brought at any time on or prior to the fifth anniversary of the offering of such securities or the second anniversary of the Closing Date, whichever is later and (iv) any claim for indemnification with respect to the representations and warranties contained in Section 2.6 relating to the respective audited balance sheets as of December 31, 1996 of the Company and its subsidiaries and of Equitable Agri-Business must be brought on or prior to July 31, 1998. Any claim for indemnification under Section 7 must be brought in accordance with Section 7.2.3.

     7.2. Indemnification.

     7.2.1. By the Seller. From and after the Closing, the Seller agrees to indemnify the Purchaser and the Purchasing Subsidiary and hold the Purchaser and the Purchasing Subsidiary harmless from and against any loss, liability or damage, including reasonable attorneys' fees and other costs and expenses, but excluding lost profits and consequential damages (collectively, "Damages"), incurred or sustained by the Purchaser, the Purchasing Subsidiary or any of the Companies as a result of (i) the breach of any covenant on the part of the Seller under this Agreement, provided that any claim for indemnification arising from the breach of any of the covenants contained in Sections 4.14, 4.15 or 4.16 must be brought on or prior to July 31, 1998, (ii) subject to Section 7.1, the breach of any representation or warranty on the part of the Seller under this Agreement, or (iii) Special Indemnification Matters (it being understood that solely for purposes of this Section 7, including, without limitation, the calculation of Damages pursuant to this Section 7.2.1, and notwithstanding anything to the contrary in this Agreement, such representation and warranty shall be read as if it were not qualified by any materiality standard, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy "except to the extent the inaccuracy would not have a Material Adverse Effect" or words to similar effect), provided that none of the Purchaser, the Purchasing Subsidiary or any of the Companies shall have any claim against the Seller for Taxes described in the first sentence of
Section 4.4.3 except as provided in Section 4.4 (which claim may be brought at any time prior to the expiration of the applicable statute of limitations (including any extensions thereof) plus 60 days provided that the Purchaser shall have complied with Section 4.4.4), the terms of which shall govern exclusively with respect to all claims or disputes with respect thereto and, provided, further, that there shall not be any duplicative payments or indemnities by the Seller.

     The Purchaser's and the Purchasing Subsidiary's rights to indemnification under Section 7 shall be limited as follows:

     (a) The amount of any Damages incurred by the Purchaser or the Purchasing Subsidiary shall be reduced by the net amount the Purchaser, the Purchasing
Subsidiary or any of the Companies recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser or the Purchasing Subsidiary shall use reasonable efforts to effect any such recovery; provided, however, that the Seller, at its option, shall have the right of subrogation to the Purchaser's or the Purchasing Subsidiary's rights to effect any such recovery.

     (b) The Purchaser and the Purchasing Subsidiary shall be entitled to indemnification under this Section 7 only to the extent that the aggregate amount of such Damages (reduced as provided in paragraph (a) above) exceeds $5 million; provided, however, that (i) no limitation under this paragraph (b) shall be applicable to any claim for indemnification with respect to the Special Indemnification Matters or any breach of Section 2.6 relating to the respective audited balance sheets as of December 31, 1996 of the Company and its subsidiaries and of Equitable Agri-Business, or Section 4.14, 4.15 or 4.16 and
(ii) notwithstanding the foregoing, the Purchaser shall be entitled to indemnification in respect of any single claim as to which the amount of Damages (reduced as provided in paragraph (a) above) exceeds $1 million.

     (c) The aggregate  amount of Damages  payable to the  Purchaser  under this
Section 7.2.1 shall not exceed 100% of the Purchase Price, as adjusted pursuant to Section 1.3, provided, however, that no limitation under this paragraph (c) shall be applicable to any claim for indemnification with respect to the Special Indemnification Matters; and, provided, further, that damages payable for any claim for indemnification with respect to the DOL Investigation shall be subject to the limits set forth in Section 7.2.3(b).

     7.2.2. By the Purchaser. From and after the Closing, the Purchaser agrees to, and agrees to cause the Company and the Subsidiaries to, indemnify the Seller and hold the Seller harmless from and against any Damages incurred or sustained by the Seller as a result of the nonfulfillment of any agreement or, subject to Section 7.1, the breach of any representation or warranty on the part of the Purchaser under this Agreement, provided that there shall not be any duplicative payments or indemnities by the Purchaser.

     The Seller's rights to indemnification under Section 7 shall be limited as follows:

     (a) The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such loss, liability or damage, and the Seller shall use reasonable efforts to effect any such recovery; provided, however, that the Purchaser, at its option, shall have the right of subrogation to the Seller's rights to effect any such recovery.

     (b) The Seller shall be entitled to indemnification under this Section 7 only to the extent that the aggregate amount of such Damages (reduced as provided in paragraph (a) above) exceeds $5 million, provided, that notwithstanding the foregoing, the Seller shall be entitled to indemnification in respect of any single claim as to which the amount of Damages (reduced as provided in paragraph (a) above) exceeds $1 million.

     7.2.3. Indemnification Procedures. (a) A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (b) sustains any Damages not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 7, notify such Indemnitor in writing in reasonable detail of such claim, action or Damages, as the case may be. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof (provided that the Indemnitor shall first have agreed in writing that the claim is a proper subject of indemnification hereunder) with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that (i) if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld, and (ii) if the terms of such settlement or compromise impose any materially burdensome continuing obligations or compliance requirements upon the Indemnitee, such settlement or compromise shall be effected only with the consent of the Indemnitee. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if the Indemnitee has available to it one or more defenses or counterclaims which are inconsistent with one or more of those claims alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action. Notwithstanding anything to the contrary in this Section 7.2.3, this Section 7.2.3 shall not apply to claims, actions or damages in respect of Taxes, which shall be governed by Section 4.4. Notwithstanding anything to the contrary in this Section 7.2.3, Section 7.2.3(a) shall not apply to the DOL Investigation, which shall be governed by Section 7.2.3(b).

     (b) The Seller and the Purchaser shall have joint control over any settlement discussions in connection with the DOL Investigation and both the Seller and the Purchaser must consent to any proposed settlement of the DOL Investigation. If the Purchaser refuses to consent to a proposed settlement of the DOL Investigation, then the aggregate amount of Damages relating to the DOL Investigation payable to the Purchaser under Section 7.2.1 hereof shall not exceed the sum of (i) any fines, penalties and rebates that would have been payable pursuant to the rejected settlement and (ii) the net present value of the actual economic cost to the Company of any other actions that the Company would have been required to take pursuant to the rejected settlement. Notwithstanding anything to the contrary in this Section 7.2.3, Section 7.2.3(b) shall apply only to the DOL Investigation.

     8. Definitions.

     As used herein, the following terms have the following meanings:

     Account Contracts: as defined in Section 2.9(a).

     Actual Expenses: shall mean the out-of-pocket expenses incurred by the Purchaser and its advisors in connection with the Purchaser's due diligence investigation and the preparation and negotiation of this Agreement.

     Advisers: as defined in Section 2.12.

     Advisers Act: as defined in Section 2.12.

     Advisers' Regulatory Filings: as defined in Section 2.12(b).

     Affiliate: of a person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the first person or entity.

     Affiliated Group: any affiliated, consolidated, combined or unitary Tax group of which any of the Companies is or has been a member.

     Agreement: shall mean this Agreement, including the Schedules and Exhibits hereto.

     Applicable Law: with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person, its business or any of its respective properties or assets.

     Business Day: any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Sydney, Australia are authorized or required by law to close.

     California Section 338(h)(10) Amount: as defined in Section 4.4.1(b).

     Cash Amount: as defined in Section 1.2(b).

     Client Queue Assets: as defined in Section 1.3.3(a).

     Closing: as defined in Section 1.2.

     Closing Conditions: as defined in Section 6.1.

     Closing Date: as defined in Section 1.2.

     Code: the Internal Revenue Code of 1986, as amended.

     Companies: as defined in the "Whereas" clauses.

     Company: as defined in the "Whereas" clauses.

     Company Shares: as defined in the "Whereas" clauses.

     Competitive Services: as defined in Section 4.8.

     Confidentiality Agreement: as defined in Section 4.2.2.

     Consolidated State Tax Return: as defined in Section 4.4.1(b).

     Consolidated Taxes: any Taxes reportable on a consolidated federal income tax return filed by the Affiliated Group that includes the Selling Subsidiary or on any Consolidated State Tax Return.

     Contracts: as defined in Section 2.9.

     CPI: as defined in Section 1.3.1(a).

     DOL Investigation: shall mean the currently pending national investigation by the U.S. Department of Labor of commingled real estate funds with pension investors, including Prime Property Fund.

     Damages: as defined in Section 7.2.1.

     Employee Laws: as defined in Section 2.10.2.

     Employees: as defined in Section 2.10.1.

     Equitable Agri-Business: as defined in the "Whereas" clauses.

     Equitable Agri-Business Shares: as defined in the "Whereas" clauses.

     Equitable Agri-Business Statements: as defined in Section 2.6(a).

     Equitable Capital Markets: as defined in Section 2.12(j).

     Equitable General Account: shall mean the general account of the Seller to which the Company and Equitable Agri-Business render investment advisory services.

     Equitable Holding: as defined in the "Whereas" clauses.

     Equitable Separate Accounts: shall mean the separate accounts listed on Exhibit A-4 for which the Seller is the investment manager and to which the Company and Equitable Agri-Business render investment advisory services.

     ERE Financial Statements: as defined in Section 2.6(a).

     ERECHA: as defined in Section 2.12(a).

     ERISA: as defined in Section 2.10.3.

     Exchange Act: as defined in Section 2.12(c).

     Excluded Companies: as defined in Section 4.8(a)(i).

     Final Determination: with respect to any Tax item, means the final resolution of liability for any Tax for a Tax period, by formal agreement with the IRS or any other taxing authority, by a decision, judgment or decree of a court of competent jurisdiction that has become final and unappealable or by any other final disposition.

     Financial Statements: as defined in Section 2.6(a).

     Former Employees: as defined in Section 2.10.1.

     Fund: shall mean any registered investment company as to which any of the Companies (i) acts as general partner, managing general partner, managing member or in a similar capacity, provided that such similar capacity shall not be deemed to exist merely on the basis of a contractual relationship pursuant to an Account Contract or a Property Management Contract, and (ii) provides investment management or investment advisory services.

     GAAP: shall mean generally accepted accounting principles in the United States applied on a consistent basis.

     General Account Advisory Agreements: shall mean the real estate investment advisory agreements, in the forms of Exhibits B-1 and B-2, to be entered into between the Seller and, the Company and Equitable Agri-Business, respectively, as of the Closing Date, pursuant to which the Company and Equitable
Agri-Business, respectively, will act as investment advisors to Seller with respect to the management of assets held in the Equitable General Account.

     General Account Purchase Price Adjustment: as defined in Section 1.3.1.

     Governmental Authority: any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or of Australia, any State of Australia or any political subdivision thereof.

     Guarantee: shall mean the Guarantee of the Purchaser to the Note.

     HSR Act: as defined in Section 2.2(b).

     INA: as defined in Section 2.10.2.

     Indemnitee: as defined in Section 7.2.3.

     Indemnitor: as defined in Section 7.2.3.

     Insurance Reserves: as defined in Section 4.16(a).

     Intellectual Property: as defined in Section 2.11.

     IRS: as defined in Section 2.10.3.

     Investment Company Act: as defined in Section 2.12(c).

     Investment Contracts: as defined in Section 2.9(b).

     Investment Entity: shall mean any partnership or limited liability company (other than any Fund) as to which any of the Companies (i) acts as general partner, managing general partner, managing member or in a similar capacity, provided that such similar capacity shall not be deemed to exist merely on the basis of a contractual relationship pursuant to an Account Contract or a Property Management Contract, and (ii) provides investment management or investment advisory services.

     Investment Entity Audited Statements: as defined in Section 2.6(b).

     Investment Entity Unaudited Statements: as defined in Section 2.6(b).

     Investment Plan: as defined in Section 5.2(b).

     Knowledge of the Seller: shall mean the actual knowledge of any of the Persons listed in Exhibit F (or such Person's successor in office if any such Person prior to the Closing Date ceases to be employed by the Seller or one of the Companies, as the case may be).

     Liens: as defined in Section 2.2(a).

     Material Adverse Effect: shall mean a material adverse effect on the financial condition, results of operations or business of the Companies taken as a whole (unless the context of the usage of the term clearly indicates an intent that it applies to a single one of the Companies) or on the consummation of the transactions contemplated by this Agreement. Effects attributable to either (x) the transactions contemplated by this Agreement or (y) changes in general economic conditions, including, without limitation, changes in prevailing real estate values and interest rates, affecting the industries in which the Companies operate, shall not be considered to be, or to contribute to, a Material Adverse Effect.

     ML/EQ Agreement: an agreement to be entered into as of the Closing Date between the Company and the Selling Subsidiary pursuant to which the Company will be engaged on a non-discretionary basis to perform duties that are currently being performed by EREIM Managers Corp. relating to the management of the ML/EQ properties substantially on the terms agreed by the parties in the statement of principles exchanged on the date hereof.

     Multiemployer Plan: as defined in Section 2.10.5.

     NASD: shall mean the National Association of Securities Dealers, Inc.

     New York City Retention Agreement: shall mean the letter agreement, dated December 21, 1994, among Union Square - 14th Street Associates, L.P., Equitable Real Estate Investment Management, Inc., the City of New York and New York City Industrial Development Agency.

     Note: as defined in Section 1.2(b).

     Option Plan: as defined in Section 5.3.

     Person: any natural person, firm, limited liability company, association, corporation, trust, Governmental Authority or other entity.

     Plans: as defined in Section 2.10.3.

     Property Disposition Agreement: shall mean the agreement of such name to be entered into substantially in the form of the draft thereof exchanged between the parties on the date hereof.

     Property Management Contracts: as defined in Section 2.9(a).

     Purchase Price: as defined in Section 1.2(b).

     Purchaser: as defined in the "Whereas" clauses.

     Purchasing Subsidiary: as defined in the "Whereas" clauses.

     Queue Clients: as defined in Section 1.3.3(a).

     Queue Purchase Price Adjustment: as defined in Section 1.3.3.

     Real Property: as defined in Section 2.8.

     Regulatory Filings: as defined in Section 2.12.

     Related Persons: as defined in Section 2.10.5.

     Retirement Plan: as defined in Section 5.2(a).

     Section 338(h)(10) Elections: as defined in Section 4.4.6(a).

     Section 338 Forms: as defined in Section 4.4.6(b).

     Securities Act: as defined in Section 2.12(c).

     SEC: as defined in Section 2.12(b).

     Seller: as defined in the "Whereas" clauses.

     Seller's Marks: as defined in Section 4.7(b).

     Selling Subsidiary: as defined in the "Whereas" clauses.

     Separate Account Advisory Agreements: shall mean the several real estate investment advisory agreements in the form of Exhibit B-3, each to be entered into between the Company, the Seller and Equitable Agri-Business as of the Closing Date pursuant to which the Company and Equitable Agri-Business will act as investment advisors to Seller with respect to the management of the assets held in the Equitable Separate Accounts.

     Separate Account Purchase Price Adjustment: as defined in Section 1.3.2.

     Seventh Avenue Lease: as defined in Section 4.19.

     Shares: as defined in the "Whereas" clauses.

     Special Indemnification Matters: shall mean (i) any fines, penalties and rebates to clients in connection with the DOL Investigation and (ii) any claim, cause of action, loss, liability or damage (x) arising due to the conduct of business of EQ Services, Inc., EREIM Managers Corp., ECLC, Inc. and Column Financial, Inc. or due to the sale of the business of EQ Services, Inc. or (y) arising under any federal, state, or local environmental statute or regulation and relating to any alleged action or failure to act on the part of any of the Companies with respect to any properties owned by either the General Account or any of the Separate Accounts at any time prior to the Closing Date; and (iii) any damages arising from the ROM, Carone, Lindbloom and Tannenbaum litigations (as more specifically identified in Schedule 2.13) and the Brookhaven matter (as more specifically identified in Schedule 2.7).

     Stock Plan: as defined in Section 5.3.

     Subsidiary: means, as to any Person, any corporation in which such Person owns or controls, directly or indirectly, at least a majority of the securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation.

     Tax Dispute Resolution Procedure: Any disputed item shall be submitted to the national office of an independent accounting firm of national reputation selected by the Seller and reasonably acceptable to the Purchaser (the "Tax Dispute Accountants"). The Purchaser and the Seller shall present their arguments to the Tax Dispute Accountants within 15 days after such submission and the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, which determination shall be binding and conclusive on the parties, provided that any dispute arising with respect to a Tax Return submitted to the Seller for its review pursuant to Section 4.4.2(b) shall be resolved in favor of the Seller unless the Tax Dispute Resolution Accountants determine that there is no reasonable basis for the Seller's position. The Purchaser and the Seller shall each be responsible for one-half of the cost and fees of the Tax Dispute Accountants.

     Tax Reserve: $2,863,164, which is equal to the combined amount of the current liabilities for "State and Local Taxes Payable" with respect to the
Company and its Subsidiaries, and Equitable Agri-Business, respectively, reflected on the December 31, 1996 Financial Statements, reduced by any payments made by the Companies to any state, local or foreign taxing authority during the period beginning on January 1, 1997 and ending on the Closing Date with respect to Taxes for which such liabilities were established.

     Tax Return: any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     Tax Sharing Agreement: any Tax allocation or Tax sharing agreement or arrangement that, prior to the Closing Date, may have been entered into between any of the Companies, on the one hand, and the Seller or any Affiliate of the Seller other than any of the Companies, on the other hand.

     Taxes: all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, withholding, social security and franchise or other governmental taxes, imposed by the United States or any state, local or foreign government or any subdivision or agency of any thereof, and also including interest and penalties attributable to any thereof as well as additions to any thereof.

     Third Party Advisory Agreements: shall mean the investment management contracts between any of the Companies and their Third Party Clients.

     Third Party Clients: shall mean the clients under Account Contracts or Property Management Contracts other than the General Account or any of the Separate Accounts.

     Total Queue Assets: as defined in Section 1.3.3(a).

     9. General Provisions.

     9.1. Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

     9.2. Entire Agreement . This Agreement, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof), together with the ancillary agreements to which specific reference is made herein, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Offering Memorandum, dated November 1996, prepared by J.P. Morgan & Co. Incorporated, with respect to the Company and any supplements thereto), except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

     9.3. Exclusivity of Representations and Warranties and Indemnification Provision; Relationship Between the Parties . It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in
Section 2 and 3 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in such sections. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS OF THE COMPANIES TAKEN AS A WHOLE AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE PURCHASER TAKES THE ASSETS OF THE BUSINESS "AS IS" AND "WHERE IS". The indemnity provided for in Section 7 shall be the sole and exclusive remedy of the Purchaser after the Closing for any inaccuracy of any representation or warranty of the Seller or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Seller. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and that there is no special relationship of trust or reliance between the Purchaser and the Seller.

     9.4. Termination.  This Agreement may be terminated:

     (a) at any time prior to the Closing Date by mutual consent of the Purchaser and the Seller;

     (b) by the Seller upon notice to the Purchaser if any of the conditions set forth in Sections 6.2 and 6.3 shall have become incapable of fulfillment and shall not have been waived in writing by the Seller;

     (c) by the Purchaser upon notice to the Seller if any of the conditions set forth in Sections 6.2 and 6.4 shall have become incapable of fulfillment and shall not have been waived in writing by the Purchaser; or

     (d) by the Purchaser or the Seller, if the Closing shall not have taken place on or before October 10, 1997 or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination.

     In the event of such termination, no party shall have any further liability hereunder, except (i) with respect to any breach of this Agreement prior to such termination, (ii) pursuant to Section 6.2.2, and (iii) under the Confidentiality Agreement. This Section 9.4 and Section 9.5 shall survive such termination and shall remain in full force and effect.

     9.5. Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement. None of such expenses of the Seller shall be borne by the Company.

     9.6. Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

     9.7. Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Companies which shall have been transferred to the Purchaser, and the Purchaser shall execute (and shall cause the Companies to execute) such documents as the Seller may reasonably request to enable the Seller to file any required reports or Tax Returns relating to the Companies. The Purchaser shall not dispose of such books and records during the ten-year period beginning with the Closing Date without the Seller's consent, which shall not be unreasonably withheld. Following the expiration of such ten-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days' prior written notice to the Seller, unless the Seller agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

     9.8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

                 if to the Seller:

                             The Equitable Life Assurance
                               Society of the United States
                             1290 Avenue of the Americas
                             New York, New York  10019
                                Attention: General Counsel

                  with a copy to:

                             Debevoise & Plimpton
                             875 Third Avenue
                             New York, New York  10022
                             Fax Number: (212) 909-6836
                               Attention: Thomas M. Kelly, Esq.

                  if to the Purchaser or the Purchasing Subsidiary:

                             Lend Lease Corporation Limited
                             Level 46, Australia Square
                             Sydney NSW 2000
                             Australia
                             Fax Number:  (612) 9236-6113
                               Attention:  Company Secretary

                  with a copy to:

                             Coudert Brothers
                             1114 Avenue of the Americas
                             New York, New York  10036
                             Fax Number: (212) 626-4120
                               Attention: Andrew S. Hedden, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

     9.9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.

     9.10. No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

     9.11. Counterparts. This Agreement may be executed in counterparts, both of which shall constitute one and the same instrument.

     9.12. Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

     9.13. Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York.

     9.14. Dispute Resolution; Arbitration . The Purchaser and the Seller shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute. All reasonable requests for information by one party to the other will be honored and all negotiations shall be confidential and treated as compromise and settlement negotiations. If the dispute has not been resolved by negotiation within 20 days after either party notifies the other in writing that a dispute exists, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. If the dispute has not been resolved by such mediation within 30 days following the submission of such dispute to mediation, either party may submit such dispute to binding arbitration under the Rules for Non-Administered Arbitration of Business Disputes of the CPR Institute for Dispute Resolution, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration there shall be three arbitrators and the arbitration shall take place in New York, New York.

     9.15. Consent to Jurisdiction, etc. (a) Each of the parties hereto acknowledges that mediation and arbitration under the provisions of Section 9.14 is intended to be the exclusive method for resolution of disputes arising under this Agreement, and agrees that neither party to this Agreement shall commence any action or proceeding in any court with respect to such dispute, except (i) to enforce Section 9.14; (ii) to obtain provisional judicial assistance in aid of arbitration under Section 9.14; or (iii) to enforce an arbitral award made under Section 9.14. The provisions of Section 9.15(b) through 9.15(d) below and of Section 9.16 shall be interpreted in a manner consistent with the parties' acknowledgment and agreement set forth in the preceding sentence.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in any manner permitted by law at such party's address as set forth in Section
9.8. Nothing in this Agreement will affect the right of any party to this Agreement to commence legal proceedings or otherwise proceed against another party in any other jurisdiction.

     9.16 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                             THE EQUITABLE LIFE ASSURANCE
                               SOCIETY OF THE UNITED STATES

                             By:/s/ Jerry M. de St. Paer
                                Jerry M. de St. Paer
                                Title: Senior Executive Vice President

                             LEND LEASE CORPORATION LIMITED

                             By: /s/ Matthew Banks
                                    Matthew Banks
                                    Title:  Chief Executive Officer
                                            Lend Lease Global Property
                                            Investment Division

                             NEPTUNE REAL ESTATE, INC.

                             By: /s/ Matthew Banks
                                    Matthew Banks
                                    Title:  President

   Omitted Attachments to the Purchase Agreement, dated April 10, 1997, by and among The Equitable Life Insurance Society of the United States, Lend Lease Corporation Limited and Neptune Real Estate, Inc. for the sale of Equitable
   Real Estate Investment Management, Inc., and Equitable Agri-Business, Inc.

Omitted Attachment to Exhibit A-1 (Note)
----------------------------------------

 Schedule A                           Schedule of Projected Revenues

Omitted Attachments to Exhibit B-1 (Real Estate Advisory Agreement:
general account)
--------------------------------------------------------------------------------

 Schedule 1.2(a)                      Fee Schedule
 Schedule 1.2(a)-1                    Modified Mortgage Pool
 Schedule 1.2(b)(including Annex A)   Principles Applicable to Additional Fees
 Exhibit 2.3                          Mortgage Loan Servicing
 Exhibit 2.4(k)                       Mortgage Reinspection Program
 Schedule 2.7(d)                      List of Reports
 Schedule 4.2                         Form of Allocation Report
 Schedule 5.5.1                       List of Continuing Employees
 Schedule 5.5.2                       List of Employee Positions Subject to
                                         ELAS Approval
 Exhibit 7.7                          Performance Standards
 Exhibit 7.7 (Annex A)                Brief for Mediator and Arbitrator

Omitted Attachments to Exhibit B-2 (Real Estate Advisory Agreement:
general account -- agricultural)
--------------------------------------------------------------------------------

 Schedule 1.2(a)                       Fee Schedule
 Schedule 1.2(a)-1                     Mortgages Earning Negotiated Service Fees
 Schedule 1.2(b)(including Annex A)    Principles Applicable to Additional Fees
 Exhibit 2.3                           Mortgage Loan Servicing
 Schedule 2.7(d)                       List of Reports
 Schedule 5.5.1                        List of Continuing Employees
 Schedule 5.5.2                        List of Employee Positions Subject to
                                         ELAS Approval
 Exhibit 7.7                           Performance Standards
 Exhibit 7.7 (Annex A)                 Brief for Mediator and Arbitrator

Omitted Attachments to Exhibit B-3 (Real Estate Advisory Agreement:
separate accounts)
--------------------------------------------------------------------------------

 Schedule 2.4(b)                        List of Additional Reports
 Exhibit 3.3(c)                         Form of Certificate and Covered
                                         Transaction Checklist
 Exhibit 3.3(g)                         Form of Power of Attorney
 Schedule 3.3(g)                        Initial Holders of Power of Attorney
 Schedule 3.7                           List of Tax Review Transactions
 Schedule 4.2                           Form of Allocation Report
 Schedule 7.4(a)                        Performance Standards
 Schedule 7.4(b)                        Specified Events
 Schedule IX                            List of Accounts
 Schedule IX(a)                         Copies of Plans of Operations

     In lieu of filing these attachments to the Purchase Agreement, the Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                                               Exhibit A-1 to Purchase Agreement


    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THUS, THIS NOTE MAY NOT BE TRANSFERRED UNLESS
      REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE LAWS OR UNLESS AN
                 EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                            NEPTUNE REAL ESTATE, INC.

                                      NOTE


$100,000,000 (1)                                             New York, New York
                                                               _____, 1997 (2)


     Neptune Real Estate, Inc. (the "Company"), a Delaware corporation and a wholly-owned subsidiary of Lend Lease Corporation Limited (ACN 000 226 228), a corporation incorporated in the state of New South Wales, Australia ("Lend Lease"), for value received, hereby promises to pay on _____, 2005 (3) (the "Maturity Date") to The Equitable Life Assurance Society of the United States ("Equitable") ,(4) a New York stock life insurance company, or its assigns, the principal amount of $100,000,000.

     Interest shall accrue on the unpaid balance of the principal amount of this Note from, and including, the date hereof, but excluding the date of payment thereof, at a rate of 7.40% per annum, subject to potential reduction or increase as set forth below. Interest shall be payable annually on each _____(5) following the date hereof and on the date of any payment or prepayment of the principal amount of this Note (any such date, an "Interest Payment Date"), and shall be calculated on the basis of actual days elapsed and a year of 365 or 366 days, as the case may be.

     The amount of interest due on each annual Interest Payment Date shall be reduced by an amount calculated pursuant to the following formula:

     x = .3(a-b)

where:

     "x" equals the amount of such reduction;

     "a" equals the projected amount of Actual Revenues (as defined below), as set forth on Schedule A, for the calendar year most recently completed prior to such Interest Payment Date; and

     "b" equals the amount of Actual Revenues recognized, in accordance with financial statement accounting principles, practices and procedures consistent with United States generally accepted accounting principles as in effect on December 31, 1996 and as applied in the audited financial statements of Equitable Real Estate Investment Management, Inc. ("ERE") as of such date, in the calendar year most recently completed prior to such Interest Payment Date; provided, however, that the resulting reduced amount of interest due shall not be less than zero, and the amount of any such reduction that would reduce such interest due to less than zero shall not be carried over to interest due in other years, reduce principal or have any other effect on payments due under this Note. To the extent that Actual Revenues recognized in any calendar year exceed the projected revenues for such year, the product of (a) .3 and (b) such excess shall constitute a surplus which shall be applied first, to increase the amount of interest due on the next Annual Interest Payment Date, but not in an amount greater than the amount, if any, by which interest payable on the prior Annual Interest Payment Date was reduced pursuant to the preceding sentence; and second, to offset interest rate reductions, if any, in future years which would otherwise be applicable pursuant to the preceding sentence.

--------
     (1) Initial principal amount potentially subject to reduction to reflect Closing Date purchase price adjustment pursuant to Section 1.3.2(a) of the Purchase Agreement.

     (2) The Closing Date.

     (3) The eighth anniversary of the Closing Date.

     (4) Or, at Equitable's option, to its designee.

     (5) Anniversary of the Closing Date.

     "Actual Revenues" shall mean all revenues of ERE or any Affiliate thereof derived from services to the general account of Equitable or with respect to any asset in which the general account of Equitable holds an interest (pro-rated as appropriate in the case of partial interests), plus all revenues of ERE or an Affiliate thereof derived from continued asset management, property management, leasing and other services with respect to assets owned by the general account of Equitable and sold to a purchaser who engages ERE or an Affiliate to provide such services with respect to such property after December 31, 1996, plus all fees paid by the general account of Equitable to an adviser not affiliated with ERE as a result of ERE and its Affiliates having a conflict of interest with respect to a transaction involving an asset of the general account of Equitable. Notwithstanding the foregoing, (a) if the General Account Advisory Agreement (as such term is defined in the Purchase Agreement, dated as of April 10, 1997, between Lend Lease, the Company and Equitable (the "Purchase Agreement") is terminated, the portion of the projected revenues set forth on Schedule A to this Note attributable to the General Account Advisory Agreement for the calendar year including the effective date of such termination and calendar years thereafter shall be deemed to be "Actual Revenues" pursuant to the General Account Advisory Agreement for such years and (b) if fees payable to ERE and its Affiliates pursuant to the General Account Advisory Agreement are reduced as a result of underperformance, the amount by which such fees are so reduced shall be deemed "Actual Revenues" pursuant to the General Account Advisory Agreement for the applicable years.

     If the Company becomes entitled to receive a purchase price adjustment payment from Equitable pursuant to Section 1.3 of the Purchase Agreement, either of Equitable or the Company may elect to reduce the unpaid principal amount of this Note (but not to an amount less than zero) in lieu of paying or receiving, as the case may be, such purchase price adjustment in cash, which election shall be effective upon irrevocable notice thereof in accordance with Section 7.

     This Note is a direct, unconditional and unsecured obligation of the Company and ranks and will rank pari passu and rateably with all other unsecured and unsubordinated obligations of the Company from time to time outstanding other than those which are preferred by mandatory provisions of law and in priority to all subordinated obligations of the Company from time to time outstanding.

     1. Payments on the Note.

     1.1 Currency. Cash payments of principal and interest on this Note shall be made in lawful currency of the United States of America.

     1.2 Method of Payment. Cash payments shall be made by wire transfer of immediately available funds to the order of the holder of this Note, at its principal place of business, or at the option of such holder, in such manner or at such other place as such holder shall have designated to the Company in writing.

     1.3 Mandatory Prepayment. This Note shall forthwith mature and become due and payable immediately, together with interest accrued thereon, all without presentment, demand, protest or notice, all of which are hereby waived, if (a) the Company, ERE, Equitable Agri-Business, Inc., Compass Management and Leasing, Inc., Compass Retail, Inc. or any other Affiliate of ERE, which Affiliate provides services to the general account of Equitable that in the calendar year most recently completed before the date of determination accounted for Actual Revenues of more than $500,000, ceases to be a Subsidiary (as such term is defined in Section 3), of Lend Lease.

     1.4 No Set-off. All payments due under this Note shall be made in full without set-off, counterclaim, recoupment or defense and without deduction or withholding of any kind.

     1.5 Payments on Business Day. In the event any day for payment of an amount due and payable hereunder is not a Business Day, such payment shall be due and payable on the immediately succeeding Business Day and interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day. As used herein, the term "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Sydney, Australia are authorized or required by law to close.

     2. Representations and Warranties. The Company represents and warrants as follows:

     2.1 Corporate Status and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of [Delaware] and has the power and authority to execute and deliver this Note and perform its obligations hereunder. The execution, delivery and performance of this Note have been duly authorized by the Company's Board of Directors, which constitutes all necessary corporate action on the part of the Company for such authorization. This Note has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

     2.2 No Conflicts. (a) The execution, delivery and performance of this Note by the Company will not result in (i) any conflict with the charter documents or by-laws of the Company, (ii) any breach or violation of or default or requirement of consent of any third party under any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which the Company is a party or by which the Company or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien. The term "Lien" shall include any mortgage, pledge, security interest, encumbrance, lien, adverse claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof on or with respect to any asset of any kind, or any preferential arrangement with respect to the payment of any obligation for borrowed money with or from the proceeds of any asset of any kind (including, without limitation, through the creation of any fund, deposit or other device for the purpose of setting aside funds for the preferential payment of, or for the purpose of facilitating payments to, any creditor or group of creditors).

     (b) No consent, approval or authorization of or filing with any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Note. "Governmental Authority" shall mean any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or of Australia, any State or Territory of Australia or any political subdivision thereof.

     3. Covenants. The Company agrees that, so long as any amount payable under this Note remains unpaid:

     (a) Corporate Existence. The Company will preserve and maintain in full force and effect its corporate existence, rights (charter and statutory), franchises and privileges.

     (b) Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations and orders, the non-compliance with which could adversely affect the ability of the Company to make payments on this Note when due.

     (c) Reporting Requirements.  The Company will furnish to the holder of this
Note:

     (1) copies of its annual audited and quarterly or semiannual, as the case may be, unaudited financial statements promptly after the issuance thereof, and copies of Lend Lease's annual audited and quarterly or semiannual, as the case may be, unaudited financial statements promptly after the same are publicly issued in accordance with the Listing Rules of the Australian Stock Exchange Limited;

     (2) copies of all other of its and Lend Lease's material financial documents and certificates as may be required to be publicly filed or which are delivered to any other lender or holder of Debt for borrowed money which is outstanding in a principal amount of at least $20 million promptly after delivery thereof to such other lender or holder of such Debt;

     (3) no later than 30 days after the completion of each calendar quarter, a detailed statement of Actual Revenues (including, without limitation, Actual Revenues derived from properties no longer owned by the General Account) recognized in such calendar quarter, such detailed statement to include, without limitation, an accounting of the services and/or agreement to which such Actual Revenues were attributable and, with respect to property management and leasing fees (which are reported as expenses to Equitable) which are paid at the property level, a property-by-property accounting of Actual Revenues;

     (4) no later than 30 days after the completion of each calendar year, a statement of the Company's calculation of Actual Revenues (including, without limitation, Actual Revenues derived from properties no longer owned by the General Account) recognized in such calendar year together with a report of ERE's independent auditors stating that such calculation was made in accordance with the terms of this Note; and

     (5) any other material information with respect to the financial condition, business and property of Lend Lease that is required to be made publicly available in accordance with the Rules of the Australian Stock Exchange.

     (d) Notice of Defaults. The Company will, no later than three Business Days after the Company or any authorized representative of the Company obtains knowledge thereof, give notice to the holder of this Note of a Default or Event of Default, under this Note, each such notice being in the form of a certificate, signed by an officer of the Company, specifying the nature and period of existence of any such event and what action the Company has taken, is taking or proposes to take with respect thereto.

     (e) Maintenance of Rating. If the rating for senior long-term debt of Lend Lease shall be lowered to below "BBB" or its equivalent by Standard & Poor's Ratings Group or below "Baa2" or its equivalent by Moody's Investors Service, the Company will at its own expense secure an unconditional, irrevocable letter of credit securing its obligations hereunder from a financial institution acceptable to both the Company and Equitable with a rating of "A" or its equivalent or higher by Standard & Poor's Ratings Group or of A2 or its equivalent or higher by Moody's Investors Service.

     For purposes of this Note the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

     "Debt" mean, at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases,
(d) all obligations of such Person contingent or otherwise in respect of banker's acceptances or similar instruments issued or created for the account of such Person, (e) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letter of credit or similar facilities and (f) all liabilities of the type described in clauses (a) through (e) above secured by any Lien or any property owned by such Person (not to exceed the value of such property) even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Default" means any event or condition that, with notice or lapse of time or both, could become an Event of Default.

     "Guarantee" means the Guarantee of this Note by Lend Lease issued on the date hereof.

     "Person" means any natural person, firm, limited liability company, association, corporation, trust, Governmental Authority or other entity.

     "Subsidiary" means, as to any Person, a corporation, company or other entity in which such Person owns or controls, directly or indirectly, at least a majority of (i) in the case of a corporation or company, the securities having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or company or (ii) in the case of any other entity, the ownership interests representing the right to make decisions for such other entity.

     4. Defaults. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

     (a) if the Company shall default in the payment of any principal of this Note after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

     (b) if the Company shall default in the payment of any interest on this Note after the same shall become due and payable and such default shall have continued for a period of ten days after the same shall become due and payable; or

     (c) if any representation or warranty made by the Company herein or by Lend Lease in the Guarantee shall prove to have been incorrect in any material respect on or as of the date made; or

     (d) if the Company fails to perform or observe any of its other obligations hereunder and (except in each case where the holder of this Note reasonably considers such failure to be incapable of remedy when no such notice or continuation as is hereinafter referred to will be required) such failure continues for the period of 30 days (or such longer period as the holder of this Note may permit) next following the service by the holder of this Note on the Company of notice requiring the same to be remedied; or

     (e) if an order is made or a resolution is passed for the winding up or dissolution of the Company, Lend Lease or any Material Subsidiary (as defined below) of either of them, except in respect of a Material Subsidiary where such winding up (i) is a voluntary solvent winding up or (ii) is for the purposes of a corporate reorganization with the prior consent in writing of the holder of this Note (which consent shall not be unreasonably withheld or delayed); or

     (f) if a distress, execution or other process is levied or enforced upon or against any part of the property of the Company, Lend Lease or any Subsidiary of either of them in an amount of $20 million or more and is not paid out or satisfied within 30 days; or

     (g) if the Company, Lend Lease or any Material Subsidiary of either of them stops payment of its debts generally or is unable to pay its debts or (except, in the case of a Subsidiary for the purpose of a corporate reorganization referred to in paragraph (e)) ceases to carry on business or threatens so to do; or

     (h) if proceedings are initiated against the Company, Lend Lease or any Material Subsidiary of either of them under any applicable bankruptcy, insolvency or other similar laws and such proceedings are not discharged or stayed within a period of 30 days; or

     (i) if the Company, Lend Lease or any Material Subsidiary of either of them initiates or consents to proceedings relating to itself under any applicable bankruptcy, insolvency or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally or any class thereof; or

     (j) if a receiver, custodian, trustee, rehabilitator, liquidator, administrator or other officer with similar powers is appointed with respect to the assets or properties or any part thereof of the Company, Lend Lease or any Material Subsidiary of either of them; or

     (k) if the Company,  Lend Lease or any  Subsidiary  of either of them shall
(i) default in any payment of principal of or interest on any indebtedness (other than the Note) or in the payment of any guarantee obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness or the obligations that are the subject of such guarantee obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or guarantee obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, [or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guarantee obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause,] with the giving of notice if required, such indebtedness to become due prior to its stated maturity or such guarantee obligation to become payable; provided, however, that no Event of Default shall exist under this paragraph unless the aggregate amount of indebtedness and/or guarantee obligation in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $20 million; and provided, further, that the bracketed language in the preceding clause (ii) shall be deemed not to be a part of this paragraph (k) unless at the time of determination the Company, Lend Lease or any Subsidiary of either of them, as the case may be, has granted cross-default rights similar to those set out in clause (ii) of this paragraph (k) (including the bracketed language) to another holder of indebtedness or guarantee obligation;

          and in the case of any such event referred to in paragraph (c), (d) or (k) of this Section 4 and, in the case of a Material Subsidiary of the Company or Lend Lease only, paragraph (e), (g), (h), (i) or (k) of this Section 4 the same shall be certified in writing by the holder of this Note to be in its reasonable opinion materially prejudicial to its interests, then the holder may accelerate the maturity of this Note by written notice to the Company declaring this Note to be due and payable, whereupon the same shall forthwith mature and become due and payable immediately, together with interest accrued thereon, all without presentment, demand, protest or notice, all of which are hereby waived. For purposes of this Note, "Material Subsidiary" shall mean any Subsidiary whose assets, revenues or net income constitute ten (10) per cent or more in dollar value of the total assets, revenues or net income, respectively, of Lend Lease and its consolidated Subsidiaries; provided, however, that in no event shall any Subsidiary formed solely to act as a special purpose entity in connection with a non-recourse financing transaction be deemed to be a Material Subsidiary.

     5. Remedies upon Default. In case any one or more Events of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any power granted hereby or in aid of the exercise of any power granted hereby or by law or otherwise. In case of a default in the payment of any principal of or interest on this Note, the Company will pay to the holder hereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Note upon the holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     6. Entire Agreement. This Note represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

     7. Notices. All notices, requests and other communications required or permitted to be given under this Note shall be deemed to have been duly given if
(a) personally delivered, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next day or overnight mail or delivery or (d) sent by fax as follows:

                  If to the Company:

                           Lend Lease Corporation
                           Level 46, Australia Square
                           Sydney NSW 2000
                           Australia
                           Attn: Company Secretary
                           Fax Number: (612)9236-6113

                  with a copy to:

                           Coudert Brothers
                           1114 Avenue of theAmericas
                           New York, New York 10036
                           Fax Number: (212) 626-4120
                           Attn:  Andrew S. Hedden,Esq.

                  If to Equitable:

                           The Equitable Life Assurance
                             Society of the United States
                           1290 Avenue of the Americas
                           New York, New York  10019
                           Attn:  Treasurer
                           Fax Number:

                  with copies to:

                           The Equitable Life Assurance
                             Society of the United States
                           1290 Avenue of the Americas
                           New York, New York  10019
                           Attn:  Law Department
                           Fax Number:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022
                           Attn:  Thomas M. Kelly,Esq.
                           Fax Number:  (212)909-6836

or to such other address, or to the attention of such other person as any party hereto shall specify to the other parties hereto by notice delivered in accordance herewith.

     8. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Company and the holder hereof and their respective permitted successors and assigns.

     9. Amendments. This Note may not be changed, modified or discharged orally, nor may any waivers or consents be given orally hereunder, and every such change, modification, discharge, waiver or consent shall be in writing, duly signed by or on behalf of the Company, Lend Lease and the holder.

     10. Headings. The headings contained in this Note are inserted for convenience only and do not constitute a part of this Note and shall not affect in any way the meaning or interpretation of this Note.

     11. Governing Law. This Note is made and delivered in New York, New York, and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles.

     12. No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Note shall confer any rights upon any person or entity which is not a holder of this Note or a successor or permitted assignee of the Company or such holder.

     13. Consent to Jurisdiction, etc. (a) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby in any New York State or Federal court. The Company hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) The Company irrevocably consents to service of process out of the aforementioned courts in any action or proceeding arising under this Note, by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to the Company's address as set forth in Section 6. Nothing in this Note will affect the right of the holder of this Note to serve process in any other manner permitted by law.

     14. Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS NOTE EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE.

     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.


                                                       NEPTUNE REAL ESTATE, INC.

                                                       By:______________________
                                                          Name:
                                                          Title:

                                               Exhibit A-2 to Purchase Agreement

                                    Guarantee

     This GUARANTEE, dated __________ __, 1997, by Lend Lease Corporation Limited (ACN 000 226 228), a corporation incorporated in the state of New South Wales, Australia ("Lend Lease"), in favor of The Equitable Life Assurance Society of the United States, a New York stock life insurance company ("Equitable").

                              W I T N E S S E T H:

     WHEREAS, Lend Lease, Neptune Real Estate, Inc., a Delaware corporation and a wholly-owned subsidiary of Lend Lease ("Neptune"), and Equitable have entered into a Purchase Agreement, dated as of April 10, 1997 (the "Purchase Agreement").

     WHEREAS, this Guarantee is delivered by Lend Lease pursuant to Section 1.2(c) of the Purchase Agreement to guarantee to the holder of the Note (as defined herein) payment when due and payable of each installment of the principal and interest on the note in the principal amount of $100 million issued by Neptune to Equitable or its designee on the date hereof pursuant to
Section 1.2(b) of the Agreement (the "Note");

     Now, THEREFORE, in consideration of the premises, Lend Lease hereby agrees as follows:

     1. Guarantee.

     1.1. Guarantee of Payments on the Note. Lend Lease hereby unconditionally and irrevocably guarantees to the holder of the Note the due and punctual payment of each installment of the principal of and interest on the Note, as such amounts may be computed pursuant to the Note, in each case when due and payable according to the terms of the Note (the "Guaranteed Obligations").

     1.2. Rank of Guarantee. This Guarantee is a direct, unconditional and unsecured obligation of Lend Lease and ranks and will rank pari passu and rateably with all other unsecured and unsubordinated obligations of Lend Lease from time to time outstanding other than those which are preferred by mandatory provisions of law and in priority to all subordinated obligations of Lend Lease from time to time outstanding.

     1.3. Guarantee Not Subject to Counterclaims and Setoffs. This Guarantee is a present and continuing guarantee of payment and not of collectibility and shall be absolute and unconditional and, to the extent permitted by applicable law, the Guaranteed Obligations shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Lend Lease may have, at any time or from time to time, against Equitable, Neptune or any other person. All amounts payable by Lend Lease under this Guarantee shall be paid without deduction or withholding for or on account of any present or future tax, assessment or other governmental charge, or any interest or penalty thereon (collectively, "Tax") imposed, collected, assessed, or required to be deducted, withheld or paid by or for the account of the Government of Australia, or any other taxing jurisdiction from which payment is made hereunder, or any taxing authority or political subdivision thereof or therein. If any Tax is required by law to be withheld or deducted from any payment due under this Guarantee, Lend Lease will pay the full amount of such Tax and will pay such additional amounts to the holder of the Note as may be necessary so that the net amount actually received by the holder of the Note in respect of any payment required to be made under this Guarantee is equal to the amount such holder would have received if no such Tax had been withheld or deducted from such payment. If the holder of the Note receives a refund of any Tax to which reference is made in the two preceding sentences (including any refund in the form of a credit against taxes imposed by the jurisdiction to which such Tax was paid), the holder of the Note will pay over the amount of such refund, together with any interest or accompanying reimbursements, to Lend Lease. This Guarantee shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by:

     (a) any amendment or modification of any provision of the Note or any assignment or transfer thereof, including, without limitation, the renewal or extension of the time of payment of the Note or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for the Note;

     (b) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of the Note, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

     (c) any bankruptcy, receivership, insolvency, reorganization, rehabilitation, arrangement, readjustment, composition, liquidation or similar proceedings with respect to Neptune or any other person or the properties or creditors of any of them;

     (d) any impossibility or illegality or performance on the part of Neptune under the Note or the invalidity, irregularity or unenforceability of the Note; or

     (e) any default, failure or delay, willful or otherwise, on the part of Neptune or any other person in the performance or compliance with any term of the Note.

     1.4. Waiver of Defenses. Lend Lease hereby unconditionally and expressly waives, to the fullest extent permitted by law, any and all defenses available to guarantors, sureties and other secondary parties at law or in equity, including, without limiting the generality of the foregoing:

     (a) diligence, presentment, dishonor and demand for payment and protest of nonpayment;

     (b) acceptance by the holder of the Note or notice of acceptance of this Guarantee and of presentment, demand and protest;

     (c) demand by the holder of the Note for observance or performance of, or enforcement of, any terms or provisions of this Guarantee or the Note; and

     (d) all other notices and demands otherwise required by law which Lend Lease may lawfully waive.

     1.5. Rights are Cumulative. All rights and remedies afforded to the holder of the Note by reason of this Guarantee, the Note or by law, are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies.

     1.6. Bankruptcy. The obligations of Lend Lease to make payment in accordance with the terms of this Guarantee shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Neptune, its estate in bankruptcy or reorganization resulting from the operation of any present or future provision of any applicable bankruptcy, rehabilitation or reorganization statute or from the decision of any court. This Guarantee shall automatically terminate and Lend Lease shall have no further obligations hereunder from and after the third anniversary of the date on which all of the Guaranteed Obligations have been paid in full, provided, however, that Lend Lease agrees that this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Neptune is rescinded or must be otherwise restored by the holder of the Note, whether as a result of any proceeding in bankruptcy or insolvency or reorganization or otherwise.

     1.7 Maximum Amount Guaranteed. Notwithstanding anything to the contrary herein, the aggregate amount required to be paid by Lend Lease to the holder of the Note pursuant to the terms of this Guarantee shall not exceed: (a) $100 million; plus (b) all interest payable on the Note; plus (c) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the holder of the Note in the enforcement of the Note and this Guarantee.

     2. Representations and Warranties. Lend Lease represents and warrants as follows:

     2.1. Corporate Status and Authority. Lend Lease is a corporation duly incorporated and validly existing under the laws of the state of New South Wales, Australia and has the power and authority to execute and deliver this Guarantee and perform its obligations hereunder and has obtained all necessary consents to enable it to do so. The execution, delivery and performance of this Guarantee have been duly authorized by Lend Lease's Board of Directors, which constitutes all necessary corporate action on the part of Lend Lease for such authorization. This Guarantee has been duly executed and delivered by Lend Lease and constitutes the valid and binding obligation of Lend Lease, enforceable against Lend Lease in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity).

     2.2 No Conflicts. (a) The execution, delivery and performance of this Guarantee by Lend Lease will not result in (i) any conflict with the memorandum and articles of association of Lend Lease, (ii) any breach or violation of or default or requirement of consent of any third party under any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which Lend Lease is a party or by which Lend Lease or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien. The term "Lien" shall include any mortgage, pledge, security interest, encumbrance, lien, adverse claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof on or with respect to any asset of any kind, or any preferential arrangement with respect to the payment of any obligation for borrowed money with or from the proceeds of any asset of any kind (including, without limitation, through the creation of any fund, deposit or other device for the purpose of setting aside funds for the preferential payment of, or for the purpose of facilitating payments to, any creditor or group of creditors).

     (b) No consent, approval or authorization of or filing with any Governmental Authority is required on the part of Lend Lease in connection with the execution and delivery of this Guarantee. "Governmental Authority" shall mean any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or of Australia, any State of Australia or any political subdivision thereof.

     2.3 Not a trustee. Lend Lease does not enter into this Guarantee in the capacity of a trustee of any trust or settlement.

     2.4 Insolvency. There are no reasonable grounds to suspect that Lend Lease is unable to pay its debts as and when they become due and payable.

     3. Entire Agreement. This Guarantee represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

     4. Notices. All notices, requests and other communications required or permitted to be given under this Guarantee shall be deemed to have been duly given if (a) personally delivered, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next day or overnight mail or delivery or (d) sent by fax as follows:

     If to Lend Lease:

                           Lend Lease Corporation Limited
                           Level 46, Australia Square
                           Sydney NSW 2000
                           Australia
                           Fax Number: (612)9236-6113
                           Attn: Company Secretary

     with a copy to:

                           Coudert Brothers
                           1114 Avenue of the Americas
                           New York, New York  10036
                           Fax Number:  (212)626-4120
                           Attention:  Andrew S.Hedden, Esq.

     If to Equitable:

                           The Equitable Life Assurance
                             Society of the United States
                           1290 Avenue of the Americas
                           New York, New York  10019
                           Attn:  Treasurer
                           Fax Number: (212) 707-1504

     with copies to:

                           The Equitable Life Assurance
                             Society of the United States
                           1290 Avenue of the Americas
                           New York, New York  10019
                           Attn:  Law Department
                           Fax Number:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022
                           Attn:  Thomas M. Kelly, Esq.
                           Fax Number:  (212) 909-6836

or to such other address, or to the attention of such other person as any party hereto shall specify to the other parties hereto by notice delivered in accordance herewith.

     5. Successors and Assigns. This Guarantee shall remain in full force and effect, be binding upon and inure to the benefit of Lend Lease and the holder of the Note and their respective permitted successors and assigns.

     6. Amendments. This Guarantee may not be changed, modified or discharged orally, nor may any waivers or consents be given orally hereunder, and every such change, modification, discharge, waiver or consent shall be in writing, duly signed by or on behalf of Lend Lease and the holder of the Note.

     7. Headings. The headings contained in this Guarantee are inserted for convenience only and do not constitute a part of this Guarantee and shall not affect in any way the meaning or interpretation of this Guarantee.

     8. Governing Law. This Guarantee is made and delivered in New York, New York, and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles.

     9. No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Guarantee shall confer any rights upon any person or entity other than the holder of the Note or a successor or permitted assignee of the holder of the Note.

     10. Consent to Jurisdiction, etc. (a) Lend Lease hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and Lend Lease hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Lend Lease agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Lend Lease hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby in any New York State or Federal court. Lend Lease hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Lend Lease irrevocably consents to service of process out of the aforementioned courts in any action or proceeding arising under this Guarantee, by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Lend Lease's address as set forth in Section 10. Nothing in this Guarantee will affect the right of Equitable to serve process in any other manner permitted by law.

     11. Waiver of Punitive and Other Damages and Jury Trial. (1) THE PARTIES TO THIS GUARANTEE EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS GUARANTEE.

     (2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE.

     (3) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

     IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                                  LEND LEASE CORPORATION LIMITED

                                                   By:
                                                       Name:
                                                       Title:

                                               Exhibit B-1 to Purchase Agreement

                    Real Estate Investment Advisory Agreement
                                (general account)


                                     between


                      The Equitable Life Assurance Society
                              of the United States


                                       and


                              Equitable Real Estate
                           Investment Management, Inc.




                               dated ________ __, 1997

                                TABLE OF CONTENTS

PREAMBLE

Article I Engagement; Compensation; and Standard of Performance
         1.1      Engagement and Acceptance
         1.2      Compensation; Fees for Services
         1.3      Standard of Performance

Article II Duties of the Advisor
         2.1      Investment Advice, Services
                  and Assistance Generally
         2.2      Acquisitions
         2.3      Mortgage Origination and Loan Servicing
         2.4      Advisory and Investment
                  Management Services
         2.5      Dispositions
         2.6      Books, Records, Instruments, Documents and Files
         2.7      Reports and Information
         2.8      Cooperation; Meetings
         2.9      Administrative and Other Services
         2.10     Data Processing and Computer Services

Article III Authority of the Advisor
         3.1      Authority
         3.2      Limitations on Authority

Article IV Covenants of the Advisor
         4.1      Status and Registration of the Advisor.
         4.2      Other Business; Allocation.
         4.3      No Assignment or Delegation
         4.4      Confidentiality; Proprietary Materials
         4.5      No Affiliate Benefits
         4.6      Information Relating to the Advisor
         4.7      Insurance
         4.8      Environmental Compliance
         4.9      Property Managers and Other Service Providers

Article V Rights of ELAS
         5.1      Execution of Documents
         5.2      Audit Review
         5.3      Legal Counsel
         5.4      Other Advisors
         5.5      Personnel

Article VI Indemnification and Related Matters
         6.1      Indemnification By the Advisor
         6.2      Indemnification By ELAS
         6.3      Notices
         6.4      Defense of Claims
         6.5      Subrogation

Article VII Term and Termination
         7.1      Term
         7.2      Termination Due to Material Breach
         7.3      Termination Due to Legal Duties
         7.4      Termination For Material Underperformance
         7.5      Additional Remedies
         7.6      Obligations Upon Termination
         7.7      Termination as to Specified Investment or Service
         7.8      Further Assurances on Termination
         7.9      License After Termination
         7.10     Deliveries and Retention of Records
         7.11     Obligations that Survive Termination

Article VII Notices
         8.1      Notices

Article IX Definitions

Article X Miscellaneous
         10.1    Dispute Resolution; Arbitration
         10.2    Agreements of ELAS.
         10.3    Entire Agreement
         10.4    Amendments and Waivers
         10.5    Governing Law
         10.6    Consent to Jurisdiction, etc.
         10.7    Waiver of Punitive and Other Damages and Jury Trial
         10.8    Interpretation
         10.9    Cumulative Remedies
         10.10   Binding Effect
         10.11   Further Assurances
         10.12   Publicity
         10.13   Counterparts
         10.14   Section Headings
         10.15   Severability
         10.16   No Third Party Rights
         10.17   Successors and Assigns


Schedule 1.2(a)      -    Fee Schedule
Schedule 1.2(b)      -    Principles Applicable to Additional Fees
Exhibit 2.3          -    Mortgage Loan Servicing
Exhibit 2.4(k)       -    Mortgage Reinspection Program
Schedule 2.7(d)      -    List of Reports
Schedule 4.2         -    Form of Allocation Report
Schedule 5.5.1       -    List of Continuing Employees
Schedule 5.5.2       -    List of Employee Positions Subject to ELAS Approval
Exhibit 7.7          -    Performance Standards

                             Real Estate Investment
                               Advisory Agreement
                                (general account)

     Real Estate Investment Advisory Agreement, dated as of _______ __, 1997, between The Equitable Life Assurance Society of the United States, a New York corporation and life insurance company ("ELAS"), and Equitable Real Estate Investment Management, Inc., a Delaware corporation (the "Advisor").

                                    PREAMBLE

     Lend Lease Corporation Limited is, on the date hereof, purchasing the Advisor. Prior to the date hereof, the Advisor was a wholly owned indirect subsidiary of ELAS and ELAS and the Advisor have had a long-standing, mutually beneficial and profitable business relationship based on business practices which have been developed during the course of the relationship. It is the intention and objective of ELAS, the Advisor and Lend Lease Corporation Limited to continue this relationship under this Agreement. This Agreement is designed to provide for a continuation of the same high level of services which the Advisor has been providing to ELAS, in exchange for a fee structure during the initial term, as set forth in Schedule 1.2(a), which is similar to the current fee structure, and to provide for ELAS's needs which may change in the future. At the same time, and in recognition of the goals of Lend Lease Corporation Limited in purchasing the Advisor, this Agreement is also designed to provide for a continued long-term relationship between the Advisor and ELAS under circumstances in which the Advisor will be compensated by ELAS for certain increases in the requirements of ELAS as provided for in Section 1.2(b).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, ELAS and the Advisor hereby agree as follows:

                                    Article I

              Engagement; Compensation; and Standard of Performance

     1.1 Engagement and Acceptance. ELAS hereby engages the Advisor to provide nondiscretionary investment advisory and asset management services of the kinds described in this Agreement, upon the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement, acknowledges that ELAS shall have complete and absolute discretion with respect to decisions to be made regarding Investments (as such term and certain other terms used in this Agreement are defined in Article IX), and agrees to perform the covenants and obligations under this Agreement on its part to be performed. In accepting such engagement, the Advisor recognizes that ELAS has special circumstances and needs as a wholly owned subsidiary of a publicly traded company, an insurance company and a company controlled by a non-United States company. Notwithstanding any other provision of this Agreement, the Advisor shall not, in connection with new or additional services requested hereunder, be required to undertake any new line of business or to engage in any business activity other than those in which the Advisor has been engaged on or prior to the date of this Agreement.

     1.2  Compensation;  Fees for  Services.  (a)  Subject  to  Section  1.2(b),
Section 1.2(c) and Section 1.2(d), ELAS shall pay to the Advisor the fees set forth in Schedule 1.2(a), as the sole compensation for the services to be rendered by the Advisor under this Agreement and for all of the Advisor's costs and expenses incurred in the performance of its duties under this Agreement. ELAS represents that Schedule 1.2(a) accurately reflects in all material respects current practice of ELAS and the Advisor relating to the determination and calculation of fees. Payment of fees shall be made as provided in Schedule 1.2(a). Except as payable under this Section 1.2(a) or pursuant to Section 1.2(b) or as otherwise allocated to an Investment as provided in this Agreement, the Advisor shall not be reimbursed for any costs and expenses relating to its duties under this Agreement or to the general operation of its business, including without limitation, travel expenses, administrative expenses, employment expenses, legal fees, insurance of the Advisor and its employees, rent, telephone, utilities and other office expenses.

     (b) If at any time ELAS requests a service under this Agreement, which service (i) is not part of investment advisory or asset management services (which services shall include, without limitation, the services described in Sections 2.1, 2.2, 2.3, 2.4 (a) through (g), 2.4(i) through (q), 2.5, 2.9(a),
2.9(d), 2.9(f), and 2.9(g)) but rather is ancillary to such services (which ancillary services shall include without limitation, recordkeeping, accounting, tax, appraisal and related reporting services), and either has not been, prior to the date hereof, a regularly provided or recurring ancillary service (which regularly provided or recurring ancillary services shall include without limitation, all recordkeeping, accounting, tax, appraisal and related reporting services recurring or regularly provided by the Advisor to ELAS prior to the date hereof, including those services related to the reports set forth on
Schedule 2.7(d)) or, although constituting such a regularly provided or recurring ancillary service, has become materially more extensive or burdensome to provide as a result of an increase in the level of such service requested by ELAS (in which case ELAS shall, subject to the proviso to this sentence, be obligated to compensate the Advisor only for the incremental increase in cost caused thereby), or (ii) although arguably an investment advisory or asset management service required to be provided hereunder, constitutes a unique or special project for which investment managers providing investment advisory or asset management services to institutional clients under arrangements comparable to this Agreement customarily would receive a separate and special fee, ELAS will, in addition to the fees payable to the Advisor under Schedule 1.2(a), compensate the Advisor in respect of the provision of such service in accordance with the principles set forth in Schedule 1.2(b), provided that the Advisor shall, with respect to any calendar year, be entitled to compensation under this
Section 1.2(b) only to the extent the amounts which, but for this proviso, would be payable to the Advisor in respect of all services falling within this Section 1.2(b) and Section 1.2(b) of the Real Estate Investment Advisory Agreement, dated the date hereof, between ELAS and Equitable Agri-Business Inc. shall exceed the aggregate sum of $200,000 in such calendar year (appropriately adjusted annually on January 1 in each year to reflect changes in the consumer price index and appropriately adjusted for any portion of a calendar year at the beginning or end of the term hereof). As a condition to the payment of any amount due the Advisor under this paragraph (b), prior to providing a service which the Advisor believes is subject to this Section 1.2(b), the Advisor shall so notify ELAS in writing, which notice shall also contain the information required by Schedule 1.2(b). With respect to any services provided which fall within this Section 1.2(b), the Advisor shall submit invoices to ELAS setting forth the amounts chargeable in respect of such services, the basis of the calculation thereof and in such other detail and with such back-up documentation as reasonably requested by ELAS. Payments of such invoices shall, subject to the proviso contained in the first sentence of this Section 1.2(b), be made to the Advisor within 15 days after the submission thereof.

     (c) As provided in Section 7.1, the term of this Agreement shall be automatically renewed for one additional four-year period beginning on January 1, 2005. ELAS and the Advisor agree that, commencing on September 1, 2004, and effective as of such renewal term, they will, in good faith, consider amendments to the fee schedule contained in Schedule 1.2(a) to reflect then current market practice and, as necessary, will resolve any disagreement with respect to such fees in accordance with Section 10.1.

     (d) As provided in Exhibit 7.7 attached hereto, the fees payable by ELAS to the Advisor under this Section 1.2 shall be subject to reduction under the circumstances provided for and in accordance with the terms set forth therein.

     1.3 Standard of Performance. The Advisor shall (a) discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and (b) act in accordance with the standards in effect from time to time under federal and New York law (with respect to New York Insurance Law only, to the extent communicated by the ELAS Law Department to the Advisor from time to time or as otherwise known to the Advisor) which apply to any person serving in the capacity with respect to ELAS in which the Advisor is then serving.

                                   Article II

                              Duties of the Advisor

     2.1 Investment Advice, Services and Assistance Generally . The Advisor shall advise, assist and provide services and make recommendations to ELAS with respect to the Investments. The Advisor shall provide ELAS with the advice, analyses, recommendations and other services and support set forth in this Agreement.

     2.2 Acquisitions. The Advisor shall, to the extent such investments are within the categories of investments in which ELAS has indicated an investment interest, seek out and recommend to ELAS, in accordance with guidelines (as such term is defined in Article IX), potential Equity Investments, Mortgage Investments and Real Estate Securities for acquisition by ELAS which conform to such portfolio objectives and policies as may be specified from time to time by ELAS and shall negotiate for such acquisitions on such terms and conditions as ELAS shall determine. To the extent requested by ELAS and in accordance with guidelines, the Advisor shall assist ELAS in the acquisition of each Investment, shall prepare an investment analysis thereof, shall conduct or cause to be conducted due diligence with respect to each potential property and Investment and shall certify to ELAS in writing that such investment analysis and due diligence has been completed in all material respects in accordance with the applicable guidelines.

     2.3 Mortgage Origination and Loan Servicing. The Advisor shall, to the extent such investments are within the categories of investments in which ELAS has indicated an investment interest, seek out and recommend to and assist ELAS in originating, negotiating and closing mortgage loan Investments which conform to such portfolio objectives and policies as may be specified from time to time by ELAS. In accordance with guidelines, the Advisor shall prepare an investment analysis of each proposed mortgage loan Investment, shall conduct or cause to be conducted due diligence with respect to each such proposed Investment and shall certify to ELAS in writing that such investment analysis and due diligence has been completed in all material respects in accordance with the applicable guidelines. The Advisor shall perform standard mortgage loan servicing functions in accordance with guidelines. Such functions shall include the preparation of reports, the making of recommendations, the assistance and the services described in Exhibit 2.3 attached hereto.

     2.4 Advisory and Investment Management Services. The Advisor shall provide real estate investment advice and advisory services and shall provide a full range of asset management services for ELAS as set forth herein. As part of such services, the Advisor shall, in accordance with guidelines, perform the following asset management services with respect to the portfolio of Investments and with respect to each Investment or property which is the subject of an Investment, as the case may be, and as appropriate depending on whether an Investment is an Equity Investment, a Mortgage Investment or a Real Estate Security, in each case subject to the provisions of Section 1.2 hereof:

     (a) keep abreast of and inform ELAS with respect to real estate investment activity and markets generally and current investment trends, structures, techniques and practices for real estate and real estate related investment products and investigate, develop, analyze, recommend and assist with real estate investment and related strategies and products;

     (b) advise and assist ELAS regarding the nature, size, mix, geographic distribution and timing of Investments, uses of cash flow from operations and capital transactions and the establishment of investment and operational goals, policies and procedures;

     (c) report and make recommendations to ELAS with respect to the acquisition, sale, ownership, management, leasing, operation, maintenance and improvement of properties held or being considered as possible Investments by the general account;

     (d)  report  and make  recommendations  to ELAS  with  respect  to  on-site property management, leasing, operation, maintenance and improvement of each property, including without limitation, recommendations relating to the collection of revenues therefrom, the payment of operating and capital expenses relating thereto and the procedures for forwarding the net receipts to ELAS;

     (e) supervise and institute appropriate procedures with respect to the activities of the property manager and leasing agent for each property and monitor the operational results of each property and formulate operating policies and leasing guidelines and report and make recommendations to ELAS with respect thereto;

     (f) advise ELAS with respect to standard form documentation for Equity Investments and Mortgage Investments;

     (g) implement all transactions with respect to Investments or potential Investments, conduct negotiations relating to Investments, supervise compliance with contractual undertakings of ELAS with respect to Investments, manage and act on behalf of ELAS with respect to participants in Mortgage Investments and partners or other co-owners in joint venture, partnership or other arrangements with respect to Investments, assist ELAS with respect to third-party financing for Investments, and report and make recommendations to ELAS with respect thereto;

     (h) review, develop and implement financial, banking, recordkeeping, accounting, management and information systems and controls for the portfolio of Investments and for each Investment;

     (i) develop for ELAS's approval annual and short, intermediate and long-term operating plans for each Investment, including forecasts, operating programs and budgets, capital expenditures, insurance data and marketing or leasing strategies;

     (j) timely report and make recommendations to ELAS with respect to any pending or threatened litigation or Regulatory Authority investigation or proceeding concerning or relating to the general account portfolio of Investments as a whole or any Investment or property now or formerly therein or any actual or alleged conduct or practices of ELAS, the Advisor or any of their agents with respect thereto and monitor and assist ELAS with respect thereto;

     (k) physically inspect each Equity property on a regular basis, in accordance with past practice, to monitor that it is being maintained in a good state of repair and in compliance with applicable legal and insurance requirements, and comply with ELAS's mortgage reinspection program (as set forth in Exhibit 2.4(k) hereto) with respect to each Mortgage property;

     (l) timely report and make recommendations to ELAS with respect to any damage, destruction or condemnation of a property or any other event or development which may be covered by insurance and assist ELAS with respect thereto, with respect to the repair or other cure of any such damage or damage caused thereby and with respect to timely notification of appropriate insurance carriers, negotiation and settlement with such carriers and the collection of insurance proceeds and condemnation awards with respect thereto;

     (m) identify, monitor, report on and make recommendations to ELAS concerning, and attend quarterly meetings of ELAS's Investments Under Surveillance Committee or any successor thereto (the "Committee") with respect to (i) any Mortgage Investments having negative financial trends or demonstrating such other characteristics as may be established by ELAS from time to time in connection with its valuation policies in order to enable the Committee to determine whether the values of such Mortgage Investments are impaired, whether valuation allowances or reserves should be established for such Mortgage Investments and/or whether the classification of such Mortgage Investments should be changed; (ii) any Mortgage Investments whose terms are being renegotiated in order to enable the Committee to determine if the classification of valuation of such Mortgage Investments should be changed;
(iii) any Equity Investment identified by ELAS as being held for sale or which is a potential candidate for sale in order to enable the Committee to determine if any additions, changes or deletions should be made to ELAS's schedule of Equity Investments held for sale and (iv) any Equity Investments identified by ELAS as being held for the production of income in order to enable the Committee to determine whether the values of such Equity Investments are impaired;

     (n) provided the Advisor is permitted to do so under agreements applicable to such Investments, oversee and monitor the preparation and delivery by each property manager, and review and recommend to ELAS, an annual operating and capital budget for each Equity Investment, using its best efforts to cause the same to be delivered to ELAS by not less than 90 days prior to the beginning of each calendar year (and, unless and until ELAS disapproves such budget, the property manager may operate such property in accordance with such budget);

     (o) timely notify ELAS if the Advisor becomes aware of any material violation of a Regulatory Requirement applicable to any Investment or any property;

     (p) form, maintain, qualify to do business, direct and dissolve any title holding company or entity to hold title to any Investment, serve as (and provide employees of the Advisor to serve as) officers, directors, members or other representatives of any such title holding company or entity and take all such lawful action with respect to any such title holding company or entity as may be directed by ELAS, with the out-of-pocket costs associated therewith to be charged to the Investment; and

     (q) prepare committee presentations and related reports, committee or delegated authority sheets, resolutions and similar materials relating to Investments or proposed Investments, and assist ELAS in responding to any requests, investigations or inquiries by any direct or indirect parent of ELAS or any Regulatory Authority, including without limitation, assisting and providing support to ELAS in connection with each quinquennial examination conducted by the New York State Insurance Department.

     2.5 Dispositions. The Advisor shall develop guidelines for the disposition of Investments. In connection therewith, the Advisor shall recommend, for the approval of ELAS, real estate brokers to assist in marketing, selling and otherwise disposing of a particular Investment or group of Investments and negotiate for such dispositions on such terms and conditions as ELAS shall determine.

     2.6 Books, Records, Instruments, Documents and Files. The Advisor shall keep accurate books, records, data and files (including without limitation, computerized material) with respect to the Investments and proposed Investments, in accordance with guidelines and in such detail as is appropriate under the circumstances. In accordance with and subject to Regulatory Requirements, the
Advisor shall have full responsibility for the maintenance, care and safe-keeping of all Investment Information presently being maintained by the Advisor or hereafter generated or obtained by the Advisor in performing its obligations under this Agreement. All Investment Information shall be kept and maintained by the Advisor at its office address set forth in Section 8.1 or such other office addresses or locations as ELAS may approve, which approval shall not be unreasonably withheld, or, to the extent in accordance with current practice and permitted by Regulatory Requirements, at the regional offices of the Advisor, as the same may change from time to time, and the Advisor will give ELAS prior notice of any such change. All Investment Information shall be and remain the sole and exclusive property of, and shall belong to and remain under the ultimate control of, ELAS who shall at all times have, subject to Section 2.10, complete and unrestricted access to all Investment Information. ELAS may at any time and from time to time revoke the Advisor's responsibility to keep and maintain any Investment Information, provided that the Advisor shall be given copies of or access to any Investment Information to the extent necessary to enable the Advisor to perform its obligations under this Agreement. The Advisor shall not in any way interfere with or deprive ELAS of its ownership, control or right of access to such written and computerized Investment Information which may be enforced by ELAS by an action at law or in equity, whether for specific performance or injunction or otherwise, even if ELAS is in default hereunder or after this Agreement has terminated. All Investment Information shall be open to inspection and audit, at all reasonable times, by ELAS, its designees and Regulatory Authorities, and the Advisor shall, if requested, make and deliver copies and extracts therefrom to any such person, without charge (unless copying costs become unreasonable in which case ELAS shall reimburse the Advisor therefor). All Investment Information may be audited from time to time by independent accountants selected and paid for by ELAS.

     2.7 Reports and Information. The Advisor shall provide to ELAS, with respect to the Investments, the following reports and information, in such form as provided prior to the date hereof or such other form as ELAS may reasonably request, whether in computerized form (if not provided in computerized form prior to the date hereof, computerized form shall only be required to the extent the same are capable of being generated on the systems of the Advisor) or on paper, in each case subject to the provisions of Section 1.2 hereof:

     (a) as soon after the end of each such period as may be reasonably requested (with due regard to Regulatory Requirements) by ELAS from time to time, monthly, quarterly, semiannual (as to Purchase GAAP only) and annual reports, general ledger journal entries and other information prepared in accordance with Regulatory Requirements (including without limitation, Securities and Exchange Commission and New York Insurance Department) and on segmented, IYAM, GAAP and Purchase GAAP bases;

     (b) as soon after the end of each quarter as may be reasonably requested (with due regard to Regulatory Requirements) by ELAS, a management representation letter to the controller of ELAS, on accounting, reporting and disclosure issues in support of the quarterly management representation letter to be issued by ELAS to its independent accountants, signed by such appropriate officers of the Advisor as ELAS may request;

     (c) at such time or times as ELAS may request upon reasonable notice (with due regard to Regulatory Requirements), such reports, returns, disclosures or other communications to ELAS, ELAS's independent accountants, property managers, tenants and other persons, as ELAS is required to prepare, obtain, provide or file or deems it advisable to prepare, obtain, provide or file according to, pursuant to or in conformity with any Regulatory Requirement, including any information requested by ELAS to enable it to prepare any such reports, returns, disclosures or other communications; and

     (d) such additional data, reports, analyses and information as are set forth on Schedule 2.7(d) hereto or as ELAS shall otherwise request upon reasonable notice (with due regard to Regulatory Requirements), whether in connection with the portfolio of Investments or any Investment.

Each of the reports and information set forth in Schedule 2.7(d) shall be delivered to ELAS not later than the business day or days, if any, specified on such Schedule with respect thereto or on such other date as ELAS may reasonably request from time to time, and where no date is specified on such Schedule, on such date as ELAS may reasonably request from time to time.

     2.8 Cooperation; Meetings. ELAS and the Advisor shall cooperate and carry on a regular dialogue with each other. The Advisor, represented by such officers and other employees of the Advisor as ELAS may reasonably require, shall meet with representatives of ELAS regularly at such times as are reasonably established by ELAS to discuss and review the performance of the Investments, the performance of the Advisor under this Agreement and any other matters relating or pertaining to this Agreement and shall attend meetings, as reasonably requested by ELAS, on-site at any property, at the offices of ELAS or at any other location as may be reasonably designated by ELAS. In addition, appropriate officers and employees of the Advisor reasonably designated by the Chief Investment Officer of ELAS shall attend and participate in meetings of an investment advisory committee comprised of ELAS officers and employees. Such committee shall be chaired by ELAS's Chief Investment Officer or his or her designee and shall meet, as frequently as ELAS and the Advisor may in good faith agree, by telephone or video conference. The Chief Investment Officer of ELAS or his or her designee shall also be entitled to attend by telephone, video conference or in person formal meetings of the investment committee of the Advisor concerning the Investments or proposed Investments and the Advisor shall keep ELAS informed of the time and place of all such meetings.

     2.9 Administrative and Other Services. The Advisor shall provide the following administrative and other services in accordance with guidelines, subject in each case to the provisions of Section 1.2 hereof:

     (a) Cash Management Services. The Advisor shall (i) deposit all payments related to Mortgage Investments collected by the Advisor in a commingled lockbox account in the name of the Advisor or, if ELAS so requests, in a Designated Account, and if deposited in a commingled lockbox, transfer the same to a Designated Account within one business day and pay all expenses with respect to Mortgage Investments from such Designated Account, (ii) cause all property managers of Equity properties to deposit all revenues collected therefrom into and pay all expenses relating thereto out of Designated Accounts in accordance with annual operating and capital budgets with respect thereto approved by ELAS or otherwise as agreed to by ELAS and the Advisor, (iii) send or cause to be sent to ELAS on a daily basis all sums in such Designated Accounts in excess of such expenses, provided, however, that sums in excess of expenses in Designated

Accounts for Equity properties managed by property managers unrelated to the Advisor shall be sent to ELAS not less frequently than monthly, (iv) advise ELAS before 12:00 noon New York time each business day of the total amount in such accounts to be sent that day to ELAS or as ELAS may designate or of such additional amount, if any, as may be required from ELAS on such date, (v) deliver to ELAS, not less frequently than quarterly, a list (in computerized form and/or such other form as ELAS may request) of all bank accounts with such information as ELAS may request, (vi) deliver to ELAS, not less frequently than quarterly, a list (in computerized form and/or such other form as ELAS may request) of all bank accounts, containing the then book balance in each such account, (vii) deliver to ELAS, on such regular basis as ELAS may request, a forecast of sale proceeds, mortgage payoffs and other sums which the Advisor expects that ELAS will be receiving from third parties with respect to the Investments to the extent the same exceed $3,000,000 in the aggregate (other than payments related to Mortgages and net cash flow from Equities in the ordinary course) and a forecast of acquisition payments, advances for capital improvements, mortgage loan advances and other sums which the Advisor expects that ELAS will have to pay to third parties to the extent the same exceed $3,000,000 in the aggregate, and (viii) adopt appropriate check and electronic funds transfer fraud prevention procedures. The Advisor will pay the cost of maintaining any commingled lockbox account (and will be entitled to retain all interest earned in respect thereof) referred to above, and the cost of any Designated Account (interest on which shall belong to ELAS) will be charged to the Investment for which such Account has been established.

     (b) Accounting Services. The Advisor shall (i) establish and maintain (and require and assist property managers and other contractors to establish and maintain) a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with Regulatory Requirements (provided that any audit of the Advisor's internal controls shall be provided by ELAS internal audit personnel without cost to the Advisor), (ii) maintain records for each Investment on cash (in the form currently provided), regulatory, tax, GAAP, Purchase GAAP and other bases as may be requested by ELAS, (iii) develop accounting entries and reports (including without limitation, schedules for periodic and annual filings with Regulatory
Authorities) required by ELAS to meet its reporting obligations, (iv) consult with ELAS with respect to proposed or new accounting/regulatory rules identified by ELAS or the Advisor, (v) consult with ELAS regarding implications of proposed and actual transactions, (vi) provide data for gain and loss analyses, risk based capital analyses, projections, discontinued and closed block analyses, asset valuation reserve (AVR) analyses and segmentation changes, (vii) assist ELAS in meeting its accounting and reporting needs, including without limitation, assisting ELAS with responses to Regulatory Authorities and ELAS's direct or indirect parent and assisting ELAS with unique insurance accounting calculations, and (viii) deliver to ELAS on an annual basis, for no additional fee under Section 1.2(b), on such date as ELAS may reasonably designate, an SAS 70 opinion letter (containing reports on both controls placed in operation and tests of operating effectiveness), prepared by a nationally recognized accounting firm.

     (c) Tax Related Services. The Advisor shall (i) assemble, maintain and provide ELAS with information and data with respect to the Investments required for the preparation of quarterly and annual financial statement tax liabilities and forecasts, federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations, (ii) assist ELAS tax planning by providing factual data reasonably requested by ELAS to enable it to prepare projections of gains, losses and tax obligations and by determining depreciation schedules to enable ELAS to determine related tax treatment of particular items,
(iii) assemble, record, organize and report to ELAS data and information with respect to the Investments relative to taxes and tax returns in such form as may be requested by ELAS, and (iv) prepare, file and send to appropriate persons (including ELAS tax accountants and counsel) applicable tax information reporting forms with respect to the Investments, the properties and transactions involving the Investments and the properties (including without limitation, information reporting forms, whether on Form 1099 or otherwise, with respect to sales, foreclosures, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, ELAS shall rely on its own tax advisers in the preparation of its own tax returns (other than those reporting forms to be prepared by the Advisor under this Section 2.9(c)) and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting its obligation to provide the information, data, reports and other assistance provided herein, the Advisor will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

     (d) Engineering and Environmental Services. The Advisor shall (i) provide engineering and environmental services consistent with those currently provided by the Advisor to ELAS, and (ii) have as employees individuals with appropriate background and expertise to fulfill the Advisor's duties under Section 4.8 of this Agreement and to evaluate and analyze engineering and environmental reports.

     (e) Appraisal and Valuation Services. The Advisor shall (i) provide appraisal and valuation services consistent with those currently provided by the Advisor to ELAS, (ii) have as employees individuals with appropriate background and expertise to appraise and value properties and to evaluate and analyze real estate appraisals and to prepare certificates of value which shall be signed by an employee of the Advisor who is a Member of the Appraisal Institute, and (iii) prepare, maintain and update a valuation file for each property, containing such information and in such detail as may be reasonably requested by ELAS from time to time, including without limitation, an annually current recommended valuation based on generally accepted appraisal principles and applicable insurance regulatory requirements.

     (f) Public Relations Services. The Advisor (i) shall submit to ELAS, for approval, public relations plans and strategies pertaining to the portfolio of Investments, and individual Investments or proposed Investments or properties,
(ii) shall promptly notify ELAS of any issues, events and activities with respect to any of the foregoing which may generate adverse media interest, (iii) shall, pursuant to guidelines, submit to ELAS for prior review and approval advertising, marketing and other public communications materials with respect to the foregoing, (iv) shall not communicate with or respond to any inquiry of the media with respect to the foregoing, other than pursuant to guidelines, without the prior approval of ELAS on a case by case basis or pursuant to a strategy previously approved by ELAS in writing, and (v) may include ELAS in its list of clients or make reference to ELAS as a client in any proposal, advertising or other communication, but may not otherwise mention ELAS or any of its affiliates in any of the foregoing or otherwise use or display the name or logo of ELAS or any ELAS affiliate without ELAS's prior written consent.

     (g) Insurance Services. The Advisor shall (i) provide ELAS with information needed to place and maintain policies of insurance on the properties, (ii) provide ELAS and ELAS's insurers, if so requested, with timely notice of any loss or claim with respect to any property, (iii) cooperate with ELAS and ELAS's insurers in the assertion and collection of any insurance claims and in the defense of any actions brought against ELAS in connection therewith, and (iv) monitor ELAS's compliance with insurance and risk management requirements as communicated to the Advisor by ELAS.

     (h) Other Services. The Advisor shall provide such other services as ELAS may request from time to time consistent with the purposes of this Agreement and either consistent with services generally provided by real estate investment advisors or related to unique requirements of ELAS as indicated in this Agreement.

     2.10 Data Processing and Computer Services. (a) The Advisor shall, subject to the provisions of Section 1.2 hereof, provide ELAS (i) such information technology, data processing, computer services and related reports as are necessary to provide the services which the Advisor is to provide under this Agreement, (ii) such other information technology, data processing, computer services and related reports as the Advisor has customarily provided to ELAS prior to the date hereof and (iii) such other information technology, data processing, computer services and related reports relating to the general account as ELAS may reasonably request during the term of this Agreement (for purposes of this clause 2.10(a)(iii), the reasonableness of ELAS's request will take into account the effect of such request on the Advisor's security needs). Without limiting the foregoing, the Advisor will provide ELAS via electronic transmission, in accordance with Schedule 2.7(d) or at such other times as ELAS may reasonably request, the electronic data that the Advisor has customarily provided to ELAS prior to the date hereof and such other data relating to the general account as ELAS may reasonably request during the term of this Agreement (collectively, the "Data Transmissions"). In addition, ELAS may access and use the software and hardware (and any replacements thereof) used to provide the foregoing services to ELAS (collectively, the "Advisor Systems") (i) to view the data relating to the general account, on a query-only basis for audit purposes, to the extent and in the manner that ELAS so accessed and used such software and hardware prior to the date hereof and such access and use does not conflict with the Advisor's confidentiality obligations with respect to its other clients and
(ii) as ELAS may otherwise reasonably request during the term of this Agreement, subject to the Advisor's security and confidentiality needs, provided that, at the request and cost of ELAS, the Advisor will make reasonable provision to enable ELAS to otherwise access data relating to the general account as reasonably requested by ELAS through the downloading of such data to separate magnetic tape, disc or hard drive or through the use of some other technical infrastructure (whether by separate file server or otherwise) which will enable ELAS to access such data without conflicting with the Advisor's confidentiality obligations to its other clients.

     (b) In addition to the computer services referred to in Section 2.10(a) above, the Advisor shall, subject to the provisions of Section 1.2 hereof,(i) provide ELAS via electronic transmission on a monthly basis or as ELAS may otherwise reasonably request with such electronic data (in addition to the Data Transmissions) with respect to the Investments as ELAS may reasonably request,
(ii) provide ELAS via magnetic tape or disc at such times as ELAS may reasonably request, but not more frequently than monthly, with a copy of all data with respect to the Investments in its PROJECT property valuation system, its MRI management reporting information system and such other of the Advisor Systems as ELAS may designate (the "Systems Data") and (iii) at the request and cost of ELAS, make reasonable provision to enable ELAS to otherwise access the Systems Data through the downloading of such data to separate magnetic tape, disc or hard drive or through the use of some other technical infrastructure (whether by separate file server or otherwise) which will enable ELAS to access the Systems Data without conflicting with the Advisor's confidentiality obligations to its other clients. ELAS may access the Advisor Systems at any of the Advisor's offices, by one or more terminals installed in ELAS's offices to the extent and in the manner currently so accessed or, if the technology should become available and at the cost of ELAS, through ELAS's own computer systems. In determining the reasonableness of any request made pursuant to this Section 2.10(b), the effect of such request on the Advisor's security and confidentiality needs shall be taken into account.

     (c) The Advisor may modify or upgrade the Advisor Systems at its discretion, provided that (i) the Advisor shall ensure, at its expense, that the Data Transmissions remain compatible with the ELAS hardware and software (the "ELAS Systems") to the extent that such transmissions were compatible immediately prior to such modification or upgrade and (ii) that the Advisor Systems and ELAS Systems remain compatible to the extent necessary to enable ELAS to access the Advisor Systems and Systems Data as provided above, provided that if a third-party provider of communications services is the cause of the incompatibility the parties will negotiate in good faith the costs of any necessary modifications. In the event that ELAS modifies the ELAS Systems such that they become incompatible with the Advisor Systems, the Advisor shall use its best efforts, at ELAS's expense, to modify the Advisor Systems as may be necessary to maintain or restore compatibility with the ELAS Systems, provided that the Advisor shall consult with ELAS with respect to such costs.

     (d) To the extent the Advisor develops any software at the request and cost of ELAS, the Advisor shall have no right to use the same for its other clients or for any other purpose, unless otherwise agreed in writing by ELAS, provided that, if such software cannot be integrated into the Advisor Systems in such a manner as will avoid its use for its other clients, the Advisor will, after consultation with ELAS where material costs are involved, in good faith seek to collect the pro-rata (based on revenues received from clients) costs thereof from each of such other clients, in which event such collections will be delivered to ELAS in reimbursement of a portion of the costs of such development.

     (e) The Advisor shall be responsible for implementing necessary procedures to enable the Advisor Systems to be Year 2000 Compliant and will advise ELAS on a regular basis as to the status of such efforts. For purposes of this Section 2.10(e), "Year 2000 Compliant" means that all software that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, and is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

     (f) Except as may otherwise be required to adhere to the Advisor's obligations under subsection (c), the Advisor shall maintain and upgrade the Advisor Systems as necessary to conform such systems to then-current industry standards applicable to institutional real estate investment advisors and, to the extent consistent with industry standards, will use only versions of third-party software that are then-available for sale from vendors. The Advisor shall also be responsible for implementing computer maintenance and operating procedures, in accordance with standard industry practice, which shall include, but shall not be limited to, making back-up copies of the Advisor Systems and the ELAS data contained therein and making appropriate provision for the secure storage thereof.

     (g) The Advisor shall have all necessary licenses and rights from third parties to enable it to provide the services contemplated hereunder, including but not limited to any rights from third parties, whether by license or otherwise, to any software or other technology necessary to provide the services described in this Section 2.10 and the rights granted to ELAS hereunder, except to the extent that the Advisor does not, at the date of this Agreement, possess necessary consents or licenses from third parties.

                                   Article III

                            Authority of the Advisor

     3.1 Authority. The Advisor and ELAS are not partners or joint venturers with each other under or with respect to this Agreement or the investments and properties covered by this Agreement, and nothing contained in this Agreement nor any transaction or activity conducted pursuant to this Agreement shall be so construed or interpreted or impose any liability as such on either the Advisor or ELAS. The Advisor shall perform its duties under this Agreement as an independent contractor and not as an agent of ELAS. Except to the extent expressly authorized and directed by ELAS in writing, no officer, employee or agent of the Advisor shall, under any circumstances or for any purpose, become or be an officer, employee or agent of ELAS by reason of this Agreement, and the Advisor's officers, employees and agents shall, when acting on behalf of ELAS, represent themselves as officers, employees or agents, as the case may be, of the Advisor and not of ELAS.

     3.2 Limitations on Authority. The Advisor's authority under this Agreement shall be subject to limitations imposed by the New York Insurance Law and other applicable federal and state law. The Advisor shall also be governed by the investment policies, practices and procedures established by ELAS from time to time for its general account, as communicated to the Advisor by ELAS. In providing the services contemplated by this Agreement, the Advisor will comply in all material respects with all applicable provisions of the New York Insurance Law of which it has been advised by ELAS or of which it is otherwise aware and other applicable federal, state and other laws.

                                   Article IV

                            Covenants of the Advisor

     4.1 Status and Registration of the Advisor.  The Advisor shall at all times
(a) be validly existing and in good standing under the laws of its state of incorporation, (b) be duly registered with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, to the extent required to perform its obligations under this Agreement, (c) be duly qualified to do business and duly registered or licensed as an investment adviser, a real estate broker and a mortgage broker in each state or jurisdiction necessary to perform its obligations under this Agreement, and (d) have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any Regulatory Authority which are required in connection with the performance of its obligations under this Agreement.

     4.2 Other Business; Allocation. The Advisor may engage in any other business or act as advisor to or investment manager for any other person, even though such other person has or may have investment policies similar to those followed by the Advisor with respect to ELAS for its general account, provided that the Advisor shall at all times allocate investment opportunities among clients of the Advisor on a fair and equitable basis. Subject only to the foregoing requirement, the Advisor shall be free from any obligation to recommend to ELAS for its general account any particular investment opportunity which may come to the attention of the Advisor, provided that any such investment opportunity that is reasonably related to an existing Investment shall, to the extent the Advisor is not prohibited from doing so (the Advisor agreeing not to initiate any such prohibition) and subject to its general obligation to clients to allocate investment opportunities on a fair and equitable basis, first be presented and made available to ELAS, for the general account. Except to the extent expressly prohibited or limited by confidentiality (in which case the Advisor shall so inform ELAS as to the bases thereof) and to the extent such investments are within the category of investments in which ELAS has indicated an investment interest, the Advisor shall continue to deliver an allocation report (in the form attached as Schedule 4.2 hereto) to ELAS, as often and in such detail as is currently provided.

     4.3 No Assignment or Delegation. (a) Neither this Agreement nor any of the Advisor's right, title or interest herein or hereunder may be directly or indirectly (including without limitation, by any "assignment" within the meaning of the Investment Advisers Act of 1940, as amended, whether direct or indirect, and whether by operation of law or otherwise) assigned, transferred, conveyed or otherwise disposed of to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so assign, transfer, convey or otherwise dispose of any thereof without such prior written consent shall be null and void.

     (b) No duty or obligation of the Advisor hereunder may be contracted for or otherwise delegated by the Advisor to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so contract or otherwise delegate any thereof without such prior written consent shall be null and void, provided that the Advisor may, with the consent of ELAS, which shall not be unreasonably withheld, delegate any service to be provided by the Advisor under this Agreement, other than investment advisory services, asset management services, acquisition, mortgage origination and disposition services, and tax, accounting and recordkeeping services. If ELAS consents to the contracting or other delegation to any person of any duty or the performance of any function required to be performed hereunder by the Advisor, the Advisor shall pay all costs and expenses incurred in connection therewith. No consent to any contracting or other delegation shall release the Advisor from its obligations hereunder to perform the duty or function so delegated (and, in the case of any contracting or delegation of engineering or environmental or appraisal services, such consent shall not relieve the Advisor of its obligations under Sections 2.9(d)(ii) or 2.9(e)(ii), respectively), the Advisor shall continue to be liable to ELAS with respect to such delegated duty or function and with respect to the performance thereof by such other person, notwithstanding such contracting or other delegation, and any person to whom any duty or function hereunder is so delegated shall be deemed an agent of the Advisor for purposes of this Agreement. Notwithstanding the foregoing, the Advisor shall be entitled to arrange for tax and accounting services in respect of specific joint venture Investments under circumstances and on the basis on which such services are currently so delegated.

     4.4 Confidentiality; Proprietary Materials. Except as may be required by applicable law or as may be necessary to perform its obligations hereunder, the Advisor and its affiliates shall maintain in strict confidence and shall not disclose, and shall neither use nor permit to be used, for any purpose, any Investment Information or other non-public information with respect to or concerning ELAS, any affiliate thereof, the portfolio of Investments, any individual Investment or any property which is the subject thereof or, to the extent prepared by ELAS or any of its affiliates or prepared by the Advisor specifically for ELAS, any proposed Investment or any property which is the subject thereof.

     4.5 No Affiliate Benefits. Without the prior written consent of ELAS, none of the Advisor, its affiliates or their respective officers, directors or employees shall (a) be retained by the Advisor (other than in their capacities as officers, directors or employees of the Advisor) to provide any services to ELAS or (b) receive any benefit from any Investment of ELAS other than as contemplated by this Agreement. Notwithstanding the foregoing, no consent of ELAS under this Agreement, except as required by Section 4.9, shall be required to the continuation of any services with respect to a specific property or Investment being provided to ELAS by any affiliate of the Advisor or of Lend Lease Corporation Limited or any of their respective officers, directors or employees as of the date of this Agreement.

     4.6 Information Relating to the Advisor. The Advisor will notify ELAS promptly of any changes in the ownership (whether direct or indirect, other than in respect of Lend Lease Corporation Limited so long as its shares are publicly traded), control (whether direct or indirect) or corporate structure of the Advisor. The Advisor shall promptly notify ELAS in writing of any material change in the Advisor's or any of its affiliates' business or financial or other condition or any investigation, action, suit or proceeding commenced or threatened against the Advisor or any of its affiliates, in each case which may adversely affect the Advisor's ability to perform its duties and obligations hereunder or may otherwise adversely affect ELAS, the Investments or the properties. No later than 90 days following the last day of each fiscal year of the Advisor, the Advisor will prepare and deliver to ELAS the Advisor's consolidated balance sheet and related consolidated statements of income, shareholder's equity and cash flows at and for each year end, including supporting footnotes, all in accordance with generally accepted accounting principles, and related reports of independent accountants. All such financial and other information shall be held in confidence by ELAS.

     4.7  Insurance.   The  Advisor  shall  maintain  the  following   insurance
coverages, with such deductibles as are reasonable and customary practice in the industry or as ELAS may otherwise approve:

     (a) Workers Compensation in accordance with statutory requirements and Employers Liability in an amount not less than $1,000,000;

     (b)  commercial   general  liability   insurance  and  umbrella   liability
insurance, on an occurrence basis, in an amount not less than $25,000,000 Combined Single Limit and annual aggregate;

     (c) a comprehensive crime policy, or fidelity bond, covering all officers, directors and employees of the Advisor with responsibility for any monies belonging to ELAS in an amount not less than $10,000,000 per occurrence and annual aggregate;

     (d) errors and omissions insurance, covering all services provided by the Advisor to ELAS, in an amount not less than $5,000,000 per claim and annual aggregate;

     (e) comprehensive automobile liability insurance covering the Advisor's owned, leased and hired vehicles in an amount not less than $5,000,000 Combined Single Limit; and

     (f) such other insurance as may be reasonably required by ELAS at any time or from time to time and which is in accordance with reasonable and customary practice in the industry.

ELAS and the Advisor will from time to time, at the request of ELAS, review and, as appropriate, increase the amounts set forth in Sections 4.7(a) through (e) to reflect reasonable and customary practice in the industry. All insurance required hereunder shall be written with insurance companies authorized to do business in the State of New York, and having a Best's rating of not less than A VIII, shall be in a form and with insurers reasonably satisfactory to ELAS, and shall include a provision that coverage provided by such policy shall not be cancelled or materially changed without giving ELAS at least thirty (30) days' prior written notice. ELAS, its subsidiaries, officers, directors and employees shall be named as additional insureds with respect to the coverages required in Sections 4.7(b) and (e), and ELAS shall be named as a joint loss payee as its interests may appear with respect to the coverage required in Section 4.7(c). A certificate or certificates of insurance evidencing the coverages required hereunder shall be delivered to ELAS at the time this Agreement is executed, and at least ten (10) days prior to each renewal of such insurance.

     4.8 Environmental Compliance. The Advisor shall promptly notify ELAS whenever the Advisor acquires knowledge that there exists, with respect to any property or any property which is the subject of a proposed Investment, any violation or alleged violation of any Regulatory Requirement relating to any environmental condition on, under or adjacent to such property or that any person has used, generated, manufactured, stored or disposed of on, under or about such property or transported to or from such property any hazardous materials or substances in violation of any applicable Regulatory Requirement. Prior to the acquisition (including without limitation, by foreclosure) by ELAS of any property or any Investment in accordance with this Agreement, the Advisor shall implement the procedures required by environmental guidelines in order to evaluate any potential exposure to ELAS under any Regulatory Requirement with respect to hazardous materials or substances as a result of the acquisition or ownership of any interest in such property or such Investment. If and to the extent so directed by ELAS, the Advisor shall recommend, for the approval of ELAS, environmental and other consultants to perform a Phase I environmental assessment, including a visual inspection and other appropriate inspections of such property, to conduct an examination of the ownership, use and permit history of such property and to examine those publicly available records customarily examined in connection with the performance of a Phase I environmental assessment. The Advisor shall review and analyze such assessment, examinations and the findings thereof and any reports of such consultants and shall submit to ELAS the Advisor's review, analysis and recommendations with respect thereto. In addition, with respect to any existing Investment, the Advisor shall, as directed by ELAS, arrange for and supervise environmental assessments (including Phase I and Phase II assessments), studies, testing, remediation, monitoring and reporting with respect to environmental conditions.

     4.9 Property Managers and Other Service Providers . Subject to Section 4.3(b), the Advisor may, from time to time, recommend, for the approval of ELAS, property managers, real estate and leasing brokers, engineering and environmental consultants, appraisers and other independent service providers to perform services not normally or ordinarily provided heretofore by the Advisor to ELAS as part of the Advisor's services. Any such property manager, broker, consultant, appraiser or other service provider shall be retained by ELAS and the cost thereof shall be charged to the appropriate Investment. In recommending any such property manager, broker, consultant, appraiser or other service provider, the Advisor shall recommend (or, if the service providers are not in default, renew the contracts of) only such service providers (which may include affiliates of the Advisor) that are capable of providing the optimum level of service consistent with investment strategy and competitive pricing. If requested by ELAS, the Advisor shall furnish ELAS with the information on which the Advisor is relying to establish the capabilities and competitiveness of the pricing for a provider it has recommended, except in the case of property management or other services then being provided by an affiliate of the Advisor, in which case, at the request of ELAS, the Advisor shall furnish ELAS with a statement and such other information as ELAS may reasonably request, as to the basis upon which the Advisor has determined to renew such services. Except for contracts for the management of properties managed by an affiliate of the Advisor on the date of this Agreement (which shall be renewed so long as the affiliate continues to provide the optimum level of service consistent with investment strategy and competitive pricing), a competitive bidding process pursuant to specifications prepared by the Advisor and approved by ELAS shall be utilized for contracts requiring payment of more than $100,000 per year. If ELAS, in connection with any renewal of a contract with an affiliate of the Advisor, believes the Advisor's judgment was incorrect, the dispute may be resolved by dispute resolution in accordance with Section 10.1, and, if a mediator or arbitrator determines that the standards set forth in this Section
4.9 were not met, the contract shall be cancelled. The Advisor shall not recommend an affiliate of the Advisor (other than Hyperion Capital Advisors L.L.C., Compass Management and Leasing, Inc., Compass Retail, Inc. or The
Yarmouth Group) to act as such property manager, broker or other service provider unless the Advisor shall disclose such affiliation to ELAS in writing. Subject to its obligations under Section 1.3 in recommending and monitoring any such third party service provider, the Advisor shall not be responsible for or liable in respect of the performance of its services by such third party service provider.

                                    Article V

                                 Rights of ELAS

     5.1 Execution of Documents. Only ELAS or a duly authorized designee of ELAS may execute documents with respect to any Investment or otherwise effect any transaction on behalf of ELAS. The Advisor shall not execute any documents or effect any transactions on behalf of ELAS without the express prior written authorization of ELAS. The Advisor shall and shall cause its officers to, if, as and when requested by ELAS, execute and deliver documents on behalf of ELAS with respect to the Investments and proposed Investments pursuant to a power of attorney to be provided by ELAS, but only in accordance with guidelines.

     5.2 Audit Review. ELAS shall have the absolute right (even if ELAS is in default hereunder or after this Agreement has expired or been terminated), at any time and from time to time upon reasonable notice, to undertake or cause to be undertaken an audit review of all Investments and proposed Investments, the Advisor's performance of its services under this Agreement, the fees payable to the Advisor hereunder and all reimbursable costs and expenses hereunder, if any, and the Advisor's compliance herewith. Such audit review may be undertaken directly by ELAS or by third parties engaged by ELAS, and the fees and disbursements of any third party auditor retained by ELAS shall be paid by ELAS. The Advisor shall, as provided in Section 2.6, cooperate fully with ELAS and each such third party in connection with any such audit review. The rights of ELAS under this Section 5.2 may be enforced by an action at law or in equity, whether for specific performance or injunction or otherwise.

     5.3 Legal Counsel. ELAS shall have the exclusive authority to engage, at the cost and expense of ELAS, legal counsel to act on behalf of ELAS in connection with Investments, including without limitation, acquisitions and dispositions, originations, investment management, property management and leasing, mortgage loan servicing and any other matters contemplated by or arising under this Agreement, provided that, with respect to day-to-day and routine legal issues arising in connection with the management and operation of specific properties covered by this Agreement, the Advisor may, at the cost and expense of ELAS, engage local counsel selected from a list from time to time furnished or approved in writing by ELAS and in accordance with guidelines.

     5.4  Other  Advisors.  Except  as  permitted  by the  Property  Disposition
Agreement, dated the date hereof, among ELAS, the Advisor and Lend Lease Corporation Limited, ELAS shall not appoint or engage other advisors to provide advisory or investment management services in respect of Investments which are the same as or similar to the services to be performed by the Advisor under this Agreement, provided that, without affecting ELAS's obligation to pay the Advisor fees and costs and expenses to the extent required by Section 1.2, ELAS may so engage other advisors (a) to provide services in respect of Investments relating to matters falling within the scope of this Agreement which the Advisor is not able to provide, in which case the Advisor shall be responsible for recommending to ELAS, in accordance with Section 4.9, appropriate service providers for such purpose, and (b) to provide second opinions in respect of advice or recommendations of the Advisor hereunder or to provide specialized assistance on a non-recurring basis to supplement the services of the Advisor, when so requested by the Chief Investment Officer of ELAS, the Board of Directors of ELAS or any committee of such Board of Directors or if so required by any Regulatory Authority.

     5.5 Personnel. The Advisor shall at all times assign, to perform the Advisor's duties with respect to the Investments, officers and employees with appropriate background and expertise to fulfill the Advisor's duties under this Agreement and as is consistent with past and current practice of ELAS and the Advisor with respect to the Investments. All persons at or above the level of Vice President (or equivalent level in the future) assigned at any time and from time to time by the Advisor to perform all or any part of the Advisor's duties under this Agreement shall, unless hereafter expressly approved by ELAS in writing, be direct employees of the Advisor and not of any subsidiary or other affiliate thereof, whether or not such persons are presently employed by any such subsidiary or other affiliate. Schedule 5.5.1 identifies certain persons who currently perform those duties of the Advisor indicated on Schedule 5.5.1, and the Advisor agrees that, unless otherwise directed by ELAS or otherwise approved in advance by ELAS in each case, such persons shall continue to be assigned to work regularly in the performance of such duties and will not be reassigned from such duties for the period ending on the later of March 31, 1998 and six months from the date of this Agreement, provided that they remain employed by or otherwise controlled by or responsible to the Advisor. Schedule
5.5.2 identifies certain employee positions relevant to the performance of the Advisor's duties hereunder, and the Advisor agrees that such positions shall only be held by persons who, after consultation between the Advisor and ELAS, have been and continue to be approved by ELAS. Subject to the foregoing, the Advisor may assign and reassign any person performing all or any part of the Advisor's duties under this Agreement. Any dispute concerning the nature or the adequacy of the performance of any employee assigned by the Advisor to perform any of its duties hereunder shall be resolved in accordance with the procedures provided for in Section 10.1. In addition, if special circumstances arise relating to incompatibilities between Advisor personnel and ELAS personnel or other persons with whom Advisor personnel must interact in the performance of their duties hereunder in reference to a specific situation or transaction, any disputes concerning changes or reassignments of personnel in response to such situation shall be resolved by executives of the Advisor and ELAS at a higher level of management than the persons with direct responsibility for administration of this Agreement.

                                   Article VI

                       Indemnification and Related Matters

     6.1 Indemnification By the Advisor. The Advisor shall indemnify, defend and hold harmless ELAS and its directors, officers, agents and employees (each an "ELAS Indemnitee" and collectively, the "ELAS Indemnitees") from and against any and all losses, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses") incurred as a result of, pursuant to or in connection with any action, suit, proceeding or claim of any nature whatsoever (a "Claim") by any third party arising out of, based upon or resulting from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement, or (b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of its duties in connection with the performance by the Advisor or any of its directors, officers, agents or employees of any of the Advisor's obligations under this Agreement.

     6.2 Indemnification By ELAS. ELAS shall indemnify, defend and hold harmless the Advisor and its directors, officers, agents and employees (each an "Advisor Indemnitee" and collectively, the "Advisor Indemnitees") from and against any and all Losses incurred as a result of, pursuant to or in connection with any Claim by any third party arising out of, based upon or resulting from any Investment or proposed Investment where the Advisor is acting on behalf of ELAS under this Agreement or arising out of, based upon or resulting from the performance by the Advisor or any of its directors, officers, agents or employees of the Advisor's obligations under this Agreement, but only to the extent such Claim does not arise out of, is not based upon or does not result from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement or (b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor's obligations under this Agreement.

     6.3 Notices. If any Advisor Indemnitee or ELAS Indemnitee shall obtain knowledge of any Claim indemnified against under this Article VI, such Indemnitee shall give prompt written notice thereof to the Advisor and ELAS, provided that the failure of such Indemnitee to so notify the Advisor and ELAS shall not affect the indemnification obligations to such Indemnitee under this
Article VI except to the extent of any increase in the amount of such Claim resulting from such failure or to the extent the contest of such Claim is impaired as a result of such failure.

     6.4 Defense of Claims. The Advisor shall control the defense of any Claim as to which the Advisor is required to provide indemnification under Section 6.1 and ELAS shall control the defense of any Claim as to which ELAS is required to provide indemnification under Section 6.2, in either case with counsel selected by the Advisor or ELAS, as the case may be, which counsel shall be reasonably acceptable to the other party. Neither the Advisor nor ELAS may settle any claim without the consent of the other party, which consent shall not be unreasonably withheld. ELAS or the Advisor, as the case may be, shall be entitled, at its sole cost and expense and acting through counsel reasonably acceptable to the other party, to participate in the defense and settlement of any claim for which the other party is required to provide indemnification. If the party entitled to control the defense of any Claim does not assume the defense thereof, the other party shall have the right to select its own counsel and control the defense thereof at the expense of the party failing to assume such defense.

     6.5 Subrogation. Upon payment of any Claim pursuant to this Article VI, to or on behalf of an ELAS Indemnitee or an Advisor Indemnitee, the party paying such Claim, whether the Advisor or ELAS, as the case may be, shall be subrogated to any and all claims that such Indemnitee may have in respect of the matters against which such indemnity was given. Such Indemnitee shall cooperate with the Advisor or ELAS, as the case may be, and shall execute such further instruments to permit the Advisor or ELAS, as the case may be, to pursue such claims.

                                   Article VII

                              Term and Termination

     7.1 Term. This Agreement shall have an initial term from the date hereof until December 31, 2004 and shall be automatically renewed for one four-year period thereafter, unless sooner terminated pursuant to Section 7.2, 7.3 or 7.4.

     7.2 Termination Due to Material Breach. ELAS may terminate this Agreement at any time on not less than thirty days prior written notice in the event of a Material Breach of this Agreement by the Advisor. A "Material Breach" is a breach (or a series of breaches constituting a pattern of behavior or practice) of the representations, covenants or obligations of the Advisor hereunder that reflects willful misconduct or willful failure to comply with such representations or to perform such covenants or obligations, or gross negligence in the compliance with such representations or the performance of such covenants or obligations, that is, either individually or in the aggregate, material in relation to the activities and responsibilities of the Advisor under this Agreement as a whole, provided that no breach or series of breaches shall be considered a Material Breach if such breach or breaches and all material consequences thereof have been cured as provided below. Prior to providing notice terminating this Agreement on the basis of any Material Breach, ELAS shall provide written notice to the Advisor describing the nature of the Advisor's default with specificity, and the Advisor shall have a period of 30 days following receipt of any such notice to cure such default. If during such 30-day period, the Advisor takes reasonable actions to commence a cure of such default and if the nature of such default is such that it cannot, through the exercise of reasonable diligence, be cured during such 30-day period, such 30-day period shall be extended for up to 60 additional days so long as the Advisor shall continue to take reasonable actions to cure such default during such 60-day period. A Material Breach on the part of the Advisor and the consequences thereof shall be deemed to be cured for the purpose of this Section 7.2:

     (a) if the Material Breach and such consequences can be completely cured by the payment of money, if all such money is paid in cash within the 30-day period immediately following receipt of such notice to cure such default; and

     (b) if the Material Breach and such consequences cannot be completely cured by the payment of money and the actions required for cure are such that they could be taken within the time periods for cure set forth above in this Section 7.2, if such actions are taken in all material respects within such time periods.

Notwithstanding anything to the contrary contained in this Section, the occurrence of any event constituting a default under Section 4.3(a) of this Agreement shall be a Material Breach hereunder, and no cure period shall be available with respect thereto.

     7.3 Termination Due to Legal Duties. ELAS may terminate this Agreement at any time on not less than thirty days prior written notice if ELAS reasonably determines, upon the advice of independent counsel to ELAS, that, and provides a certificate to the Advisor to the effect that, a state of facts or law exists (in determining whether such a state of facts exists, such counsel and ELAS will consider, among other factors, the matters to be considered by the arbitrators in accordance with Exhibit 7.7) that requires ELAS to terminate this Agreement in order to comply with its legal duties, including without limitation its duties and obligations in respect of investments under the New York Insurance law , provided that (a) prior to giving any notice of such termination, ELAS will provide the Advisor with written notice of the reason for the proposed termination, including the legal or regulatory basis therefor, (b) ELAS, the Advisor and their respective counsel will, within five days after the delivery of such notice by ELAS, meet to determine what, if any, measures may be taken to alleviate the legal or regulatory basis for such proposed termination, including without limitation, any alternative arrangements or structures which may be used, in whole or in part, in substitution or replacement of the arrangements contemplated hereunder, or the basis of any approach by ELAS, in the case of any matter relating to the New York Insurance Department, or jointly by ELAS and the Advisor, in the case of any matter involving any other Regulatory Authority, to any relevant Regulatory Authority in order to alleviate the legal or regulatory basis for the proposed termination and shall work together in good faith for a period of thirty days to determine whether such measures are available, and (c) only following the determination by ELAS after such period that there are no available measures which may be taken to alleviate the legal or regulatory basis for the proposed termination, may ELAS proceed to deliver to the Advisor a notice of termination under this Section 7.3.

     7.4 Termination For Material Underperformance. ELAS may terminate this Agreement at any time on not less than thirty days prior written notice under the circumstances set forth in Exhibit 7.7.

     7.5 Additional Remedies. The right to terminate this Agreement as provided in this Article VII is not exclusive of any rights or remedies that the Advisor or ELAS may otherwise have at law or in equity for breaches of this Agreement, whether for indemnification or otherwise, provided that no such other right or remedy may result in a termination of this Agreement other than as specifically provided herein. In addition, ELAS and the Advisor agree that fines, penalties, costs, charges and damages for breaches of any provision of this Agreement may be assessed by any mediator or arbitrator in connection with proceedings conducted pursuant to Section 10.1.

     7.6 Obligations Upon Termination. Except as provided in Section 7.8, from and after the effective date of termination of this Agreement for any reason whatsoever, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accrued and unpaid to the date of termination, if any. Any compensation so accrued at the time of termination, but payable only upon the occurrence of one or more conditions subsequent, shall be paid only after satisfaction of all such conditions.

     7.7 Termination as to Specified Investment or Service. Notwithstanding any other provision of this Agreement to the contrary,

     (a) this Agreement shall automatically terminate with respect to any particular Investment upon the sale, transfer, conveyance or other disposition of such Investment, subject to the payment of all fees payable to the Advisor as a result of any such event;

     (b) ELAS may at any time, under the circumstances set forth in Exhibit 7.7, upon not less than thirty days' prior written notice, terminate this Agreement as to any specified Investment without affecting this Agreement as a whole and, upon such termination of the Advisor's duties with respect to any specific Investment (i) the Advisor shall, in accordance with and subject to Section 7.8, transfer all duties and Investment Information with respect to such Investment as directed by ELAS, (ii) such Investment shall, effective upon such termination and subject to Section 7.8, cease to be an Investment for any purpose under this Agreement and the Advisor shall receive no fees with respect thereto and (iii) the Advisor shall continue to provide at cost such accounting, tax and other administrative services with respect to such terminated Investment as ELAS may request; and

     (c) ELAS may at any time, under the circumstances set forth in Exhibit 7.7, upon not less than thirty days' prior written notice, terminate this Agreement as to any service provided by an affiliate of the Advisor or any service to be provided by the Advisor pursuant to this Agreement ancillary to the investment advisory or management services to be provided hereunder, including without limitation, accounting, tax, recordkeeping and similar services, and upon such termination (i) ELAS shall cooperate with the Advisor so that ELAS's terminating such service shall not prevent the Advisor from performing its obligations under this Agreement and (ii) the fees payable to the Advisor under Section 1.2 shall be reduced in such amount as shall reasonably equal ELAS's actual costs of providing or reasonable costs of obtaining such terminated service. If the Advisor and ELAS are unable to reach agreement on such reduction, they shall submit the dispute for resolution pursuant to Section 10.1.

     7.8 Further Assurances on Termination. Upon the termination of this Agreement for any reason whatsoever or upon the termination with respect to any specific Investment or service under Section 7.7, the Advisor shall cooperate fully with ELAS, including without limitation, providing to ELAS access to and opportunity to consult with the Advisor's officers and employees, in order to facilitate a smooth transition of the responsibilities and records so as to avoid a disruption of services to ELAS. In the case of a termination by notice, any such transition shall begin immediately upon the giving of such termination notice and the parties shall use their best efforts to complete such transition by the termination date. If such transition is not completed by the termination date or if ELAS requests that the Advisor continue to provide services or undertake duties and responsibilities under this Agreement after such termination date, the Advisor shall do so for a period of up to 12 months, unless otherwise mutually agreed between the Advisor and ELAS, and this Agreement shall be deemed to continue in effect with respect to the services so provided or duties or responsibilities so undertaken and the Advisor shall be entitled to receive such compensation as shall reasonably reflect the nature, scope and extent of such services, duties or responsibilities. If the Advisor and ELAS are unable to reach agreement on such compensation, they shall submit the dispute for resolution pursuant to Section 10.1.

     7.9 License After Termination. (a) If notice of termination is given under this Agreement, ELAS shall have the right to receive from the Advisor, in accordance with Section 7.9(b), a perpetual, worldwide, non-exclusive license to reproduce, distribute, make derivative works from and otherwise use all, or, at ELAS's sole discretion, part of, the Advisor Software in connection with the provision of investment advisory, asset management and other services to ELAS of the types provided under this Agreement. Such license shall include the right to sublicense the foregoing to any third party in connection with such party's provision of such services to ELAS. In connection with the foregoing, the Advisor shall have no obligation, except as provided in Section 7.8, following any termination of this Agreement, to maintain, correct or otherwise support any of the Advisor Software so licensed to ELAS. "Advisor Software" shall mean the source code and object code versions of the application, operating, reporting and other software used by the Advisor in the performance of accounting, valuation, reporting, treasury, data processing and computing and other services for ELAS and its affiliates under this Agreement. If ELAS wishes to exercise such right, it shall give notice thereof promptly after notice of termination is given under this Agreement and, upon receipt of such notice, the Advisor shall promptly deliver to ELAS copies of the Advisor Software (other than the Third-Party Software) in a form and medium reasonably acceptable to ELAS. Any such license would be subject to obtaining required approvals, if any, from third parties, which the Advisor will use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to obtain. With respect to any Advisor Software hereafter purchased or licensed by the Advisor, the Advisor will use its reasonable efforts to negotiate terms which, without additional cost to the Advisor, would permit the granting of the foregoing license. In the event that the Advisor has not obtained the rights to sublicense any Advisor Software to ELAS (such software, the "Third-Party Software"), the Advisor shall use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to assist ELAS in obtaining licenses to such software directly from the relevant third parties, which shall include providing to ELAS a list of all Third-Party Software used by the Advisor in connection with the general account and waiving any of the Advisor's rights of exclusivity that it may have with respect to its licensing of such software.

     (b) Upon termination of this Agreement for any reason, the Advisor shall grant ELAS the license described in Section 7.9(a) without additional charge to ELAS and ELAS shall be responsible for all license fees to be paid to third parties for the Third-Party Software.

     7.10 Deliveries and Retention of Records. The Advisor shall forthwith upon any termination of this Agreement:

     (a) as soon as practicable after such termination, pay over to ELAS all monies held for the account of ELAS pursuant to this Agreement;

     (b) as soon as practicable after such termination, deliver to ELAS a report containing, among other things, a statement of Investments and properties covered by this Agreement as of the date of termination and such other information regarding such Investments and properties as ELAS may reasonably request; and

     (c) retain, or, to the extent ELAS does not then possess such Investment Information, deliver to ELAS or its designee all or such part thereof and at such time or times as ELAS so requests, all Investment Information for seven years after termination of this Agreement, provided that the Advisor shall have the right, subject to Regulatory Requirements, to have such Investment Information held in the custody of a responsible third party service provider, and provided further that the Advisor or such third party service provider shall give ELAS access to all Investment Information in accordance with the provisions of Section 2.6 and ELAS shall reimburse the Advisor for its reasonable costs incurred in retaining such records, including its costs for the third party service provider.

     7.11 Obligations that Survive  Termination.  The provisions of Section 4.4,
Section 5.2, Article VI, this Article VII and Section 10.1 and each party's respective rights to bring claims arising in connection with the statements and obligations set forth in this Agreement shall survive the termination of this Agreement.

                                  Article VIII

                                     Notices

     8.1 Notices. Any notice or other communication provided hereunder shall be in writing and shall be delivered personally or by telefacsimile with confirmed answerback or sent by certified, registered and return receipt requested mail or by a nationally-recognized overnight courier, postage prepaid, and shall be deemed given when so delivered personally or by telefacsimile with confirmed answerback or sent by overnight mail or courier and three days after the date of mailing if sent by certified or registered mail to the following addresses:

         To ELAS:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention:  Chief Investment Officer
                  Fax No.:

         with a copy to:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention: Law Department
                             Counsel, Real Estate Law Group
                  Fax No.:

         To the Advisor:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA 30326
                  Attention:  Chairman and Chief Executive Officer
                  Fax No.:

         with a copy to:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA 30326
                  Attention:  General Counsel
                  Fax No.:

         and:

                  [Neptune, Inc.]
                  Swiss Bank Tower
                  10 East 50th Street
                  New York, NY 10022
                  Attention:  Chief Financial Officer
                  Fax No.:

     Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or telefacsimile number or a different or additional person to which all such notices or demands to that party thereafter are to be addressed.

                                   Article IX

                                   Definitions

     The following terms shall have the following meanings:

     "Designated Account" shall mean a lockbox account or, with ELAS's prior approval, a depository account in ELAS's name in a bank designated by ELAS with such signatories as ELAS shall designate, which signatories may include officers and employees of the Advisor and/or the appropriate property manager.

     "Equities" shall mean U.S. equity real estate, joint venture or partnership or other entity interests in U.S. equity real estate, in-substance equities and equities in lieu and notes (other than mortgage notes) from real estate joint venture partnerships (and partners therein) in which ELAS is a partner, in each case held by ELAS for investment and (a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS acquires for its general account after the date hereof other than Real Estate Securities.

     "guidelines" shall mean guidelines, requirements and/or procedures established by ELAS and whenever this Agreement provides that the Advisor shall render specific advice, service or assistance in accordance with guidelines or if ELAS otherwise so requests (a) the Advisor shall recommend to ELAS for its approval a detailed set of guidelines, requirements and/or procedures for such provision, and shall from time to time thereafter recommend modifications in such guidelines, requirements and/or procedures, and ELAS and the Advisor shall work cooperatively with each other in good faith to consider and implement practicable guidelines, requirements and/or procedures and modifications thereof to be established by ELAS, and (b) the fact that such guidelines may not be established shall not in any way diminish or otherwise affect the Advisor's obligations under this Agreement, including without limitation, any provision of this Agreement referring to guidelines or requiring the Advisor to act in accordance with guidelines and, in the absence of relevant guidelines, any such provision shall be applicable as written without giving effect to the guidelines reference. In connection with the foregoing, the parties acknowledge that existing guidelines and/or practices are intended to provide the initial basis for the operation of this Agreement and will use their reasonable efforts to mutually agree upon and establish, within three months of the date of this Agreement, written guidelines in respect of each matter for which guidelines are provided for in this Agreement, to the extent they do not currently exist, documenting current practice.

     "Investment Information" shall mean such books, records, data, information, instruments, documents, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials), as relate to Investments and the properties which are the subject thereof and, to the extent prepared by the Advisor for ELAS, proposed Investments and the properties which are the subject thereof. "Investment Information" shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients.

     "Investments" shall mean Equities, Mortgages and Real Estate Securities.

     "Mortgages" shall mean debt investments in the form of promissory notes secured, with or without recourse, by security interests in real property or partnership or other entity interests therein and participation interests in loans secured by interests in real property or partnership or other entity interests therein, excluding any such investments classified as equity property
(a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS and the Advisor hereafter agree to subject to this Agreement.

     "property" shall mean each individual parcel of real estate which is the subject of any Investment.

     "Real Estate Securities" shall mean real estate investment trusts, mortgage backed securities, commercial mortgage backed securities (CMBSs), interests in pooled investment entities sponsored by a third party and marketed to institutional investors and other forms of securities relating to or involving real estate and mortgages (a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS and the Advisor hereafter agree to subject to this Agreement.

     "Regulatory Authority" shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any rating agency or entity which sets accounting and/or reporting standards.

     "Regulatory Requirement" shall mean any statute, law, rule, ruling, code, ordinance, decision, official pronouncement, regulation, requirement, procedure, permit, directive, decree, judgment or order of any Regulatory Authority now or hereafter in effect, in each case, as and to the extent available in published or other publicly available form, and, in each case, as amended from time to time and any interpretation thereof published by any Regulatory Authority.

                                    Article X

                                  Miscellaneous

     10.1 Dispute Resolution; Arbitration. The Advisor and ELAS shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. All reasonable requests for information by one party to the other will be honored and all negotiations shall be confidential and treated as compromise and settlement negotiations. If the dispute has not been resolved by negotiation within 20 days after either party notifies the other in writing that a dispute exists, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. The parties have selected Mr. Blake Eagle of Massachusetts Institute of Technology as the mediator in any such dispute and he has agreed to serve in that capacity. In the event that Mr. Blake Eagle is unwilling or unable to serve, the parties have selected Mr. Peter Linnemann of The Wharton School as an alternative mediator and he has agreed to serve in that capacity. In the event that Mr. Peter Linnemann is unwilling or unable to serve, the mediator shall be the most senior real property consultant at Frank Russell and Associates at that time. In the event that he/she is unwilling or unable to serve, the mediator shall be a person of similar stature selected by the CPR Institute for Dispute Resolution. If the dispute has not been resolved by such mediation within 30 days following the submission of such dispute to mediation, either party may submit such dispute to binding arbitration under the Rules for Non-Administered Arbitration of Business Disputes of the CPR Institute for Dispute Resolution, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration there shall be three arbitrators, each of whom shall have experience in the real estate investment advisory industry, and the arbitration shall take place in New York, New York.

     10.2 Agreements of ELAS. ELAS agrees and acknowledges that (a) the Advisor makes no representation or warranty as to the investment performance of the Investments or any particular Investment, and (b) immediately following the execution and delivery hereof, the Advisor will not be in breach of any of its duties or obligations hereunder. ELAS represents and warrants to the Advisor that (x) all requirements have been satisfied for an exemption under the U.S. Department of Labor's Prohibited Transaction Exemption 95-60 (60 FR 35935, July 12, 1995) with respect to the general account assets covered by this Agreement and (y) the general account assets covered by this Agreement are covered by the exemption provided by Section 401(c)(a)(5)(B) of the Employee Retirement Income Security Act of 1974, as amended . In addition, ELAS shall provide to the Advisor and update on a timely basis a list of persons, if any, with whom transactions would be prohibited or restricted under ERISA. ELAS shall also provide guidance to the Advisor, on which the Advisor is entitled to rely, concerning ERISA or other regulatory exemptions, if any, which are necessary for the Advisor to perform its duties under this Agreement. ELAS also agrees that the Advisor shall be named as an additional insured under the liability insurance maintained in respect of each property to the extent ELAS is able to do so without additional cost to ELAS.

     10.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the provision of investment advisory and asset management services by the Advisor to ELAS and supersedes all prior agreements, written and oral, with respect thereto.

     10.4 Amendments and Waivers. This Agreement may be amended, modified, superseded, canceled, renewed, extended or supplemented, and the terms and conditions hereof may be waived, only by a written instrument signed by ELAS and the Advisor or, in the case of a waiver, by the party waiving compliance, provided that no such amendment, modification, renewal, extension or supplement shall authorize or permit any assets of ELAS to be used or directed to purposes other than for the exclusive benefit of ELAS and any such amendment, modification, renewal, extension or supplement shall comply with all applicable requirements of the New York Insurance Law. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of, or failure on the part of either party to exercise, any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as at the time in effect and, to the extent of any federal preemption, the laws of the United States of America.

     10.6 Consent to Jurisdiction, etc. (a) Each of the parties hereto acknowledges that mediation and arbitration under the provisions of Section 10.1 is intended to be the exclusive method for resolution of disputes arising under this Agreement, and agrees that neither party to this Agreement shall commence any action or proceeding in any court with respect to such dispute, except (i) to enforce Section 10.1; (ii) to obtain provisional judicial assistance in aid of arbitration under Section 10.1; or (iii) to enforce an arbitral award made under Section 10.1. The provisions of Section 10.6(b) through 10.6(d) below and of Section 10.7 shall be interpreted in a manner consistent with the parties' acknowledgment and agreement set forth in the preceding sentence.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in any manner permitted by law at such party's address as set forth in Section 8.1.

     10.7 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

     10.8 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement and each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decisions that would require interpretation of any ambiguities in this Agreement against the party that has drafted it shall not be applicable and are hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purpose of the parties and this Agreement.

     10.9 Cumulative Remedies. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which either party may have hereunder or otherwise at law or in equity.

     10.10 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors and assigns.

     10.11 Further Assurances. Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

     10.12 Publicity. No publicity release, public statement or announcement concerning this Agreement or any Investment or any property or any proposed Investment or property which is the subject thereof or any aspect hereof or thereof or the transactions or Investments contemplated hereby shall be issued by the Advisor or any affiliate of the Advisor without the prior written approval of the form and substance thereof by ELAS, nor shall any such publicity release, public statement or announcement which names or otherwise refers to the Advisor be issued by ELAS or any affiliate of ELAS without the prior written approval of the form and substance thereof by the Advisor.

     10.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     10.14 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     10.15  Severability.   Should one or more  provisions of this  Agreement be
held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

     10.16 No Third Party Rights. By execution of this Agreement ELAS and the Advisor do not intend to create any rights of any kind in any third parties and nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

     10.17 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 4.3.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their indicated officers thereunto duly authorized, as of the day and year first above written.

                                                    THE EQUITABLE LIFE ASSURANCE
                                                    SOCIETY OF THE UNITED STATES
                                                     By
                                                       Name:
                                                       Title:


                                                    EQUITABLE REAL ESTATE
                                                    INVESTMENT MANAGEMENT, INC.
                                                     By
                                                       Name:
                                                       Title:

                                               Exhibit B-2 to Purchase Agreement



                    Real Estate Investment Advisory Agreement
                        (general account - agricultural)


                                     between


                      The Equitable Life Assurance Society
                              of the United States


                                       and


                          Equitable Agri-Business, Inc.




                             dated ________ __, 1997

                                TABLE OF CONTENTS

PREAMBLE

Article I Engagement; Compensation and Standard of Performance
         1.1      Engagement and Acceptance
         1.2      Compensation; Fees for Services
         1.3      Standard of Performance

Article II Duties of the Advisor
         2.1      Investment Advice, Services and Assistance Generally
         2.2      Acquisitions
         2.3      Mortgage Origination and Loan Servicing
         2.4      Advisory and Investment Management Services
         2.5      Dispositions
         2.6      Books, Records, Instruments, Documents and Files
         2.7      Reports and Information
         2.8      Cooperation; Meetings
         2.9      Administrative and Other Services
         2.10     Data Processing and Computer Services

Article III Authority of the Advisor
         3.1      Authority
         3.2      Limitations on Authority

Article IV Covenants of the Advisor
         4.1      Status and Registration of the Advisor.
         4.2      Other Business; Allocation.
         4.3      No Assignment or Delegation
         4.4      Confidentiality; Proprietary Materials
         4.5      No Affiliate Benefits
         4.6      Information Relating to the Advisor
         4.7      Insurance
         4.8      Environmental Compliance
         4.9      Property Managers and Other Service Providers

Article V Rights of ELAS
         5.1      Execution of Documents
         5.2      Audit Review
         5.3      Legal Counsel
         5.4      Other Advisors
         5.5      Personnel

Article VI Indemnification and Related Matters
         6.1      Indemnification By the Advisor
         6.2      Indemnification By ELAS
         6.3      Notices
         6.4      Defense of Claims
         6.5      Subrogation

Article VII Term and Termination
         7.1      Term
         7.2      Termination Due to Material Breach
         7.3      Termination Due to Legal Duties
         7.4      Termination By Reason of ERE Termination
         7.5      Additional Remedies
         7.6      Obligations Upon Termination
         7.7      Termination as to Specified Investment or Service
         7.8      Further Assurances on Termination
         7.9      License After Termination
         7.10     Deliveries and Retention of Records
         7.11     Obligations that Survive Termination

Article VIII Notices
         8.1      Notices

Article IX Definitions

Article X Miscellaneous
         10.1    Dispute Resolution; Arbitration
         10.2    Agreements of ELAS.
         10.3    Entire Agreement
         10.4    Amendments and Waivers
         10.5    Governing Law
         10.6    Consent to Jurisdiction, etc.
         10.7    Waiver of Punitive and Other Damages and Jury Trial
         10.8    Interpretation
         10.9    Cumulative Remedies
         10.10   Binding Effect
         10.11   Further Assurances
         10.12   Publicity
         10.13   Counterparts
         10.14   Section Headings
         10.15   Severability
         10.16   No Third Party Rights
         10.17   Successors and Assigns

Schedule 1.2(a) - Fee Schedule
Schedule 1.2(b) - Principles  Applicable  to  Additional  Fees
Exhibit  2.3    - Mortgage Loan Servicing
Schedule 2.7(d) - List of Reports
Schedule 5.5.1  - List of Continuing Employees
Schedule 5.5.2  - List of Employee Positions Subject to ELAS Approval
Schedule 7.7    - Performance Standards

                             Real Estate Investment
                               Advisory Agreement
                        (general account - agricultural)


     Real Estate Investment Advisory Agreement, dated as of _______ __, 1997, between The Equitable Life Assurance Society of the United States, a New York corporation and life insurance company ("ELAS"), and Equitable Agri-Business, Inc., a Delaware corporation (the "Advisor").

                                    PREAMBLE

     Lend Lease Corporation Limited is, on the date hereof, purchasing the Advisor. Prior to the date hereof, the Advisor was a wholly owned indirect subsidiary of ELAS and ELAS and the Advisor have had a long-standing, mutually beneficial and profitable business relationship based on business practices which have been developed during the course of the relationship. It is the intention and objective of ELAS, the Advisor and Lend Lease Corporation Limited to continue this relationship under this Agreement. This Agreement is designed to provide for a continuation of the same high level of services which the Advisor has been providing to ELAS, in exchange for a fee structure during the initial term, as set forth in Schedule 1.2(a), which is similar to the current fee structure, and to provide for ELAS's needs which may change in the future. At the same time, and in recognition of the goals of Lend Lease Corporation Limited in purchasing the Advisor, this Agreement is also designed to provide for a continued long-term relationship between the Advisor and ELAS under circumstances in which the Advisor will be compensated by ELAS for certain increases in the requirements of ELAS as provided for in Section 1.2(b).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, ELAS and the Advisor hereby agree as follows:

                                    Article I

              Engagement; Compensation and Standard of Performance

     1.1 Engagement and Acceptance. ELAS hereby engages the Advisor to provide nondiscretionary investment advisory and asset management services of the kinds described in this Agreement, upon the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement, acknowledges that ELAS shall have complete and absolute discretion with respect to decisions to be made regarding Investments (as such term and certain other terms used in this Agreement are defined in Article IX), and agrees to perform the covenants and obligations under this Agreement on its part to be performed. In accepting such engagement, the Advisor recognizes that ELAS has special circumstances and needs as a wholly owned subsidiary of a publicly traded company, an insurance company and a company controlled by a non-United States company. Notwithstanding any other provision of this Agreement, the Advisor shall not, in connection with new or additional services requested hereunder, be required to undertake any new line of business or to engage in any business activity other than those in which the Advisor has been engaged on or prior to the date of this Agreement.

     1.2  Compensation;  Fees for  Services.  (a)  Subject  to  Section  1.2(b),
Section 1.2(c) [and Section 7.7], ELAS shall pay to the Advisor the fees set forth in Schedule 1.2(a), as the sole compensation for the services to be rendered by the Advisor under this Agreement and for all of the Advisor's costs and expenses incurred in the performance of its duties under this Agreement. ELAS represents that Schedule 1.2(a) accurately reflects in all material respects current practice of ELAS and the Advisor relating to the determination and calculation of fees. Payment of fees shall be made as provided in Schedule 1.2(a). Except as payable under this Section 1.2(a) or pursuant to Section 1.2(b) or as otherwise allocated to an Investment as provided in this Agreement, the Advisor shall not be reimbursed for any costs and expenses relating to its duties under this Agreement or to the general operation of its business, including without limitation, travel expenses, administrative expenses, employment expenses, legal fees, insurance of the Advisor and its employees, rent, telephone, utilities and other office expenses.

     (b) If at any time ELAS requests a service under this Agreement, which service (i) is not part of investment advisory or asset management services (which services shall include, without limitation, the services described in Sections 2.1, 2.2, 2.3, 2.4 (a) through (g), 2.4(i) through (q), 2.5, 2.9(a),
2.9(d), 2.9(f), and 2.9(g)) but rather is ancillary to such services (which ancillary services shall include without limitation, recordkeeping, accounting, tax, appraisal and related reporting services), and either has not been, prior to the date hereof, a regularly provided or recurring ancillary service (which regularly provided or recurring ancillary services shall include without limitation, all recordkeeping, accounting, tax, appraisal and related reporting services recurring or regularly provided by the Advisor to ELAS prior to the date hereof including those services related to the reports set forth on
Schedule 2.7(d)), or, although constituting such a regularly provided or recurring ancillary service, has become materially more extensive or burdensome to provide as a result of an increase in the level of such service requested by ELAS (in which case ELAS shall, subject to the proviso to this sentence, be obligated to compensate the Advisor only for the incremental increase in cost caused thereby), or (ii) although arguably an investment advisory or asset management service required to be provided hereunder, constitutes a unique or special project for which investment managers providing investment advisory or asset management services to institutional clients under arrangements comparable to this Agreement customarily would receive a separate and special fee, ELAS will, in addition to the fees payable to the Advisor under Schedule 1.2(a), compensate the Advisor in respect of the provision of such service in accordance with the principles set forth in Schedule 1.2(b), provided that the Advisor shall, with respect to any calendar year, be entitled to compensation under this
Section 1.2(b) only to the extent the amounts which, but for this proviso, would be payable to the Advisor in respect of all services falling within this Section 1.2(b) and Section 1.2(b) of the Real Estate Investment Advisory Agreement, dated the date hereof, between ELAS and Equitable Real Estate Investment Management, Inc. shall exceed the aggregate sum of $200,000 in such calendar year (appropriately adjusted to reflect changes in the consumer price index annually on January 1 in each year and as appropriately adjusted for any portion of a calendar year at the beginning or end of the term hereof). As a condition to the payment of any amount due the Advisor under this paragraph (b), prior to providing a service which the Advisor believes is subject to this Section 1.2(b), the Advisor shall so notify ELAS in writing, which notice shall also contain the information required by Schedule 1.2(b). With respect to any services provided which fall within this Section 1.2(b), the Advisor shall submit invoices to ELAS setting forth the amounts chargeable in respect of such services, the basis of the calculation thereof and in such other detail and with such back-up documentation as reasonably requested by ELAS. Payments of such invoices shall, subject to the proviso contained in the first sentence of this
Section 1.2(b), be made to the Advisor within 15 days after the submission thereof.

     (c) As provided in Section 7.1, the term of this Agreement shall be automatically renewed for one additional four-year period beginning on January 1, 2005. ELAS and the Advisor agree that, commencing on September 1, 2004, and effective as of such renewal term, they will, in good faith, consider amendments to the fee schedule contained in Schedule 1.2(a) to reflect then current market practice and, as necessary, will resolve any disagreement with respect to such fees in accordance with Section 10.1.

     1.3 Standard of Performance. The Advisor shall (a) discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and (b) act in accordance with the standards in effect from time to time under federal and New York law (with respect to New York Insurance Law only, to the extent communicated by the ELAS Law Department to the Advisor from time to time or as otherwise known to the Advisor) which apply to any person serving in the capacity with respect to ELAS in which the Advisor is then serving.

                                   Article II

                              Duties of the Advisor

     2.1 Investment Advice, Services and Assistance Generally. The Advisor shall advise, assist and provide services and make recommendations to ELAS with respect to the Investments. The Advisor shall provide ELAS with the advice, analyses, recommendations and other services and support set forth in this Agreement.

     2.2 Acquisitions. The Advisor shall, to the extent such investments are within the categories of investments in which ELAS has indicated an investment interest, seek out and recommend to ELAS, in accordance with guidelines (as such term is defined in Article IX), potential Equity Investments, Mortgage Investments and Real Estate Securities for acquisition by ELAS which conform to such portfolio objectives and policies as may be specified from time to time by ELAS and shall negotiate for such acquisitions on such terms and conditions as ELAS shall determine. To the extent requested by ELAS and in accordance with guidelines, the Advisor shall assist ELAS in the acquisition of each Investment, shall prepare an investment analysis thereof, shall conduct or cause to be conducted due diligence with respect to each potential property and Investment and, by submitting such proposed Investment to ELAS, shall be automatically without further action deemed to have certified to ELAS that such investment analysis and due diligence has been completed in all material respects in accordance with the applicable guidelines.

     2.3 Mortgage Origination and Loan Servicing. The Advisor shall, to the extent such investments are within the categories of investments in which ELAS has indicated an investment interest, seek out and recommend to and assist ELAS in originating, negotiating and closing mortgage loan Investments which conform to such portfolio objectives and policies as may be specified from time to time by ELAS. In accordance with guidelines, the Advisor shall prepare an investment analysis of each proposed mortgage loan Investment, shall conduct or cause to be conducted due diligence with respect to each such proposed Investment and, by submitting such proposed Investment to ELAS, shall be automatically without further action deemed to have certified to ELAS that such investment analysis and due diligence has been completed in all material respects in accordance with the applicable guidelines. The Advisor shall perform standard mortgage loan servicing functions in accordance with guidelines. Such functions shall include the preparation of reports, the making of recommendations, the assistance and the services described in Exhibit 2.3 attached hereto.

     2.4 Advisory and Investment Management Services. The Advisor shall provide real estate investment advice and advisory services and shall provide a full range of asset management services for ELAS as set forth herein. As part of such services, the Advisor shall, in accordance with guidelines, perform the following asset management services with respect to the portfolio of Investments and with respect to each Investment or property which is the subject of an Investment, as the case may be, and as appropriate depending on whether an Investment is an Equity Investment, a Mortgage Investment or a Real Estate Security, in each case subject to the provisions of Section 1.2 hereof:

     (a) keep abreast of and inform ELAS with respect to real estate investment activity and markets generally and current investment trends, structures, techniques and practices for real estate and real estate related investment products and investigate, develop, analyze, recommend and assist with real estate investment and related strategies and products;

     (b) advise and assist ELAS regarding the nature, size, mix, geographic distribution and timing of Investments, uses of cash flow from operations and capital transactions, and the establishment of investment and operational goals, policies and procedures;

     (c) report and make recommendations to ELAS with respect to the acquisition, sale, ownership, management, leasing, operation, maintenance and improvement of properties held or being considered as possible Investments by the general account;

     (d)  report  and make  recommendations  to ELAS  with  respect  to  on-site property management, leasing, operation, maintenance and improvement of each property, including without limitation, recommendations relating to the collection of revenues therefrom, the payment of operating and capital expenses relating thereto, and the procedures for forwarding the net receipts to ELAS;

     (e) supervise and institute appropriate controls with respect to the activities of the property manager and leasing agent for each property and monitor the operational results of each property and formulate operating policies and leasing guidelines and report and make recommendations to ELAS with respect thereto;

     (f) advise ELAS with respect to standard form documentation for Equity Investments and Mortgage Investments;

     (g) implement all transactions with respect to Investments or potential Investments, conduct negotiations relating to Investments, supervise compliance with contractual undertakings of ELAS with respect to Investments, manage and act on behalf of ELAS with respect to participants in Mortgage Investments and partners or other co-owners in joint venture, partnership or other arrangements with respect to Investments, assist ELAS with respect to third-party financing for Investments, and report and make recommendations to ELAS with respect thereto;

     (h) review, develop and implement financial, banking, recordkeeping, accounting, management and information systems and controls for the portfolio of Investments and for each Investment;

     (i) with respect to each Equity Investment, develop for ELAS's approval annual and short, intermediate and long-term operating plans for each Investment, including forecasts, operating programs and budgets, capital expenditures, insurance data and marketing or leasing strategies;

     (j) timely report and make recommendations to ELAS with respect to any pending or threatened litigation or Regulatory Authority investigation or proceeding concerning or relating to the general account portfolio of Investments as a whole or any Investment or property now or formerly therein or any actual or alleged conduct or practices of ELAS, the Advisor or any of their agents with respect thereto and monitor and assist ELAS with respect thereto;

     (k) physically inspect, to monitor that it is being maintained in a good state of repair and in compliance with applicable legal and insurance requirements, (i) on a periodic basis, but not less frequently than annually, each Mortgage property as to which (x) the mortgage loan has been in default for more than 90 days with respect to a required payment to ELAS or (y) the Advisor receives information that the property or any material part thereof has been damaged, left vacant, abandoned or as to which waste is occurring, and (ii) on a periodic basis, but not less frequently than every six months, each Mortgage property which is improved and classified as an "agri-business loan" and, in each of the above cases, report to ELAS in writing on the current form of the Loan Status Report with respect thereto;

     (l) timely report and make recommendations to ELAS with respect to any damage, destruction or condemnation of a property or any other event or development which may be covered by insurance and assist ELAS with respect thereto, with respect to the repair or other cure of any such damage or damage caused thereby and with respect to timely notification of appropriate insurance carriers, negotiation and settlement with such carriers and the collection of insurance proceeds and condemnation awards with respect thereto, provided that where the cost of repair and the insurance proceeds or condemnation awards are less than $50,000, the Advisor may handle such event on its own and report to ELAS after doing so;

     (m) identify, monitor, report on and make recommendations to ELAS concerning, and attend quarterly meetings of ELAS's Investments Under Surveillance Committee or any successor thereto (the "Committee") with respect to (i) any Mortgage Investments having negative financial trends or demonstrating such other characteristics as may be established by ELAS from time to time in connection with its valuation policies in order to enable the Committee to determine whether the values of such Mortgage Investments are impaired, whether valuation allowances or reserves should be established for such Mortgage Investments and/or whether the classification of such Mortgage Investments should be changed; (ii) any Mortgage Investments whose terms are being renegotiated in order to enable the Committee to determine if the classification of valuation of such Mortgage Investments should be changed;
(iii) any Equity Investment identified by ELAS as being held for sale or which is a potential candidate for sale in order to enable the Committee to determine if any additions, changes or deletions should be made to ELAS's schedule of Equity Investments held for sale and (iv) any Equity Investments identified by ELAS as being held for the production of income in order to enable the Committee to determine whether the values of such Equity Investments are impaired;

     (n) provided the Advisor is permitted to do so under agreements applicable to such Investments, oversee and monitor the preparation and delivery by each property manager, and review and recommend for approval by ELAS, an annual operating and capital budget for each Investment whose GAAP amortized cost exceeds $1,000,000, using its best efforts to cause the same to be delivered to ELAS for approval by not less than 90 days (unless otherwise agreed to by ELAS and such property manager) prior to the beginning of each calendar year (and, unless and until ELAS disapproves such budget, the property manager may operate such property in accordance with such budget);

     (o) timely notify ELAS if the Advisor becomes aware of any material violation of a Regulatory Requirement applicable to any Investment or any property;

     (p) form, maintain, qualify to do business, direct and dissolve any title holding company or entity to hold title to any Investment, serve as (and provide employees of the Advisor to serve as) officers, directors, members or other representatives of any such title holding company or entity and take all such lawful action with respect to any such title holding company or entity as may be directed by ELAS, with the out-of-pocket costs associated therewith to be charged to the Investment; and

     (q) prepare committee presentations and related reports, committee or delegated authority sheets, resolutions and similar materials relating to Investments or proposed Investments (except that, unless otherwise requested by ELAS, Mortgage Investments under $5,000,000 may be reported in a summary fashion), and assist ELAS in responding to any requests, investigations or inquiries by any direct or indirect parent of ELAS or any Regulatory Authority, including without limitation, assisting and providing support to ELAS in connection with each quinquennial examination conducted by the New York State Insurance Department.

     2.5 Dispositions. The Advisor shall develop guidelines for the disposition of Investments. In connection therewith, the Advisor shall recommend, for the approval of ELAS, real estate brokers to assist in marketing, selling and otherwise disposing of a particular Investment or group of Investments and negotiate for such dispositions on such terms and conditions as ELAS shall determine, provided that the Advisor may (i) select and engage real estate brokers, without ELAS's prior approval, for sales of properties with a GAAP amortized cost of less than $1,000,000, and (ii) in accordance with guidelines, negotiate for dispositions of foreclosed properties with a GAAP amortized cost of less than $1,000,000.

     2.6 Books, Records, Instruments, Documents and Files. The Advisor shall keep accurate books, records, data and files (including without limitation, computerized material) with respect to the Investments and proposed Investments, in accordance with guidelines and in such detail as is appropriate under the circumstances. In accordance with and subject to Regulatory Requirements, the
Advisor shall have full responsibility for the maintenance, care and safe-keeping of all Investment Information presently being maintained by the Advisor or hereafter generated or obtained by the Advisor in performing its obligations under this Agreement. All Investment Information shall be kept and maintained by the Advisor at its office address set forth in Section 8.1 or such other office addresses or locations as ELAS may approve, which approval shall not be unreasonably withheld, or, to the extent in accordance with current practice and permitted by Regulatory Requirements, at the regional offices of the Advisor, as the same may change from time to time and the Advisor will give ELAS prior notice of any such change. All Investment Information shall be and remain the sole and exclusive property of, and shall belong to and remain under the ultimate control of, ELAS who shall at all times have, subject to Section 2.10, complete and unrestricted access to all Investment Information. ELAS may at any time and from time to time revoke the Advisor's responsibility to keep and maintain any Investment Information, provided that the Advisor shall be given copies of or access to any Investment Information to the extent necessary to enable the Advisor to perform its obligations under this Agreement. The Advisor shall not in any way interfere with or deprive ELAS of its ownership, control or right of access to such written and computerized Investment Information which may be enforced by ELAS by an action at law or in equity, whether for specific performance or injunction or otherwise, even if ELAS is in default hereunder or after this Agreement has terminated. All Investment Information shall be open to inspection and audit, at all reasonable times, by ELAS, its designees and Regulatory Authorities, and the Advisor shall, if requested, make and deliver copies and extracts therefrom to any such person, without charge (unless copying costs become unreasonable in which case ELAS shall reimburse the Advisor therefor). All Investment Information may be audited from time to time by independent accountants selected and paid for by ELAS.

     2.7 Reports and Information. The Advisor shall provide to ELAS, with respect to the Investments, the following reports and information, in such form as provided prior to the date hereof or such other form as ELAS may reasonably request, whether in computerized form (if not provided in computerized form prior to the date hereof, computerized form shall only be required to the extent the same are capable of being generated on the systems of the Advisor) or on paper, in each case subject to the provisions of Section 1.2 hereof:

     (a) as soon after the end of each such period as may be reasonably requested (with due regard to Regulatory Requirements) by ELAS from time to time, monthly, quarterly, semiannual (as to Purchase GAAP only) and annual reports, general ledger journal entries and other information prepared in accordance with Regulatory Requirements (including without limitation, Securities and Exchange Commission and New York Insurance Department) and on segmented, IYAM, GAAP and Purchase GAAP bases;

     (b) as soon after the end of each quarter as may be reasonably requested (with due regard to Regulatory Requirements) by ELAS, a management representation letter to the controller of ELAS, on accounting reporting and disclosure issues in support of the quarterly management representation letter to be issued by ELAS to its independent accountants, signed by such appropriate officers of the Advisor as ELAS may request;

     (c) at such time or times as ELAS may request upon reasonable notice (with due regard to Regulatory Requirements), such reports, returns, disclosures or other communications to ELAS, ELAS's independent accountants, property managers, tenants and other persons, as ELAS is required to prepare, obtain, provide or file or deems it advisable to prepare, obtain, provide or file according to, pursuant to or in conformity with any Regulatory Requirement, including any information requested by ELAS to enable it to prepare any such reports, returns, disclosures or other communications; and

     (d) such additional data, reports, analyses and information as are set forth on Schedule 2.7(d) hereto or as ELAS shall otherwise request upon reasonable notice (with due regard to Regulatory Requirements), whether in connection with the portfolio of Investments or any Investment.

Each of the reports and information set forth in Schedule 2.7(d) shall be delivered to ELAS not later than the business day or days, if any, specified on such Schedule with respect thereto or on such other date as ELAS may reasonably request from time to time, and where no date is specified on such Schedule, on such date as ELAS may reasonably request from time to time.

     2.8 Cooperation; Meetings. ELAS and the Advisor shall cooperate and carry on a regular dialogue with each other. The Advisor, represented by such officers and other employees of the Advisor as ELAS may reasonably require, shall meet with representatives of ELAS regularly at such times as are reasonably established by ELAS to discuss and review the performance of the Investments, the performance of the Advisor under this Agreement and any other matters relating or pertaining to this Agreement and shall attend meetings, as reasonably requested by ELAS, on-site at any property, at the offices of ELAS or at any other location as may be reasonably designated by ELAS. In addition, appropriate officers and employees of the Advisor reasonably designated by the Chief Investment Officer of ELAS shall attend and participate in meetings of an investment advisory committee comprised of ELAS officers and employees. Such committee shall be chaired by ELAS's Chief Investment Officer or his or her designee and shall meet, as frequently as ELAS and the Advisor may in good faith agree, by telephone or video conference. The Chief Investment Officer of ELAS or his or her designee shall also be entitled to attend by telephone, video conference or in person formal meetings of the investment committee of the Advisor concerning the Investments or proposed Investments and the Advisor shall keep ELAS informed of the time and place of all such meetings.

     2.9 Administrative and Other Services. The Advisor shall provide the following administrative and other services in accordance with guidelines, subject in each case to the provisions of Section 1.2 hereof:

     (a) Cash Management Services. The Advisor shall (i) deposit all payments related to Mortgage Investments collected by the Advisor in a commingled lockbox account in the name of the Advisor or in a Designated Account, and if deposited in a commingled lockbox, transfer the same to a Designated Account within three business days, (ii) cause all property managers of Equity properties to deposit all revenues collected therefrom in a commingled lockbox account in the name of the Advisor or in a Designated Account, and if deposited in a commingled lockbox, transfer the same to a Designated Account within three business days,
(iii) pay all expenses with respect to Investments out of an imprest account established in accordance with guidelines or out of funds provided to the Advisor by ELAS, (iv) send or cause to be sent to ELAS on a daily basis all sums in such Designated Accounts in excess of such expenses, provided, however, that sums in excess of expenses in Designated Accounts for Equity properties managed by property managers unrelated to the Advisor shall be sent to ELAS not less frequently than monthly, (v) advise ELAS before 12:00 noon New York time each business day of the total amount in such accounts to be sent that day to ELAS or as ELAS may designate or of such additional amount, if any, as may be required from ELAS on such date, (vi) deliver to ELAS, not less frequently than quarterly, a list (in computerized form and/or such other form as ELAS may request) of all bank accounts with such information as ELAS may request, (vii) deliver to ELAS, not less frequently than quarterly, a list (in computerized form and/or such other form as ELAS may request) of all bank accounts, containing the then book balance in each such account, (viii) deliver to ELAS, on such regular basis as ELAS may request, a forecast of sale proceeds, mortgage payoffs and other sums which the Advisor expects that ELAS will be receiving from third parties with respect to the Investments to the extent the same exceed $3,000,000 in the aggregate (other than payments related to Mortgages and net cash flow from Equities in the ordinary course) and a forecast of acquisition payments, advances for capital improvements, mortgage loan advances and other sums which the Advisor expects that ELAS will have to pay to third parties to the extent the same exceed $3,000,000 in the aggregate, and (ix) adopt appropriate check and electronic funds transfer fraud prevention procedures. The Advisor will pay the cost of maintaining any such commingled lockbox account (and will be entitled to retain all interest earned in respect thereof), and the cost of any Designated Account (interest on which shall belong to ELAS) will be charged to the Investment for which such Account has been established.

     (b) Accounting Services. The Advisor shall (i) establish and maintain (and require and assist property managers and other contractors to establish and maintain) a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with Regulatory Requirements, (provided that any audit of the Advisor's internal controls shall be provided by ELAS internal audit personnel without cost to the Advisor), (ii) maintain records for each Investment on cash (in the form currently provided), regulatory, tax, GAAP, Purchase GAAP and other bases as may be requested by ELAS, (iii) develop accounting entries and reports (including without limitation, schedules for periodic and annual filings with Regulatory
Authorities) required by ELAS to meet its reporting obligations, (iv) consult with ELAS with respect to proposed or new accounting/regulatory rules identified by ELAS or the Advisor, (v) consult with ELAS regarding implications of proposed and actual transactions, (vi) provide data for gain and loss analyses, risk based capital analyses, projections, discontinued and closed block analyses, asset valuation reserve (AVR) analyses, and segmentation changes, (vii) assist ELAS in meeting its accounting and reporting needs, including without limitation, assisting ELAS with responses to Regulatory Authorities and ELAS's direct or indirect parent and assisting ELAS with unique insurance accounting calculations, and (viii) deliver to ELAS on an annual basis for no additional fee under Section 1.2(b), on such date as ELAS may reasonably designate an SAS 70 opinion letter (containing reports on both controls placed in operation and tests of operating effectiveness), prepared by a nationally recognized accounting firm.

     (c) Tax Related Services. The Advisor shall (i) assemble, maintain and provide ELAS with information and data with respect to the Investments required for the preparation of quarterly and annual financial statement tax liabilities and forecasts, federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations, (ii) assist ELAS tax planning by providing factual data reasonably requested by ELAS to enable it to prepare projections of gains, losses and tax obligations and by determining depreciation schedules to enable ELAS to determine related tax treatment of particular items,
(iii) assemble, record, organize and report to ELAS data and information with respect to the Investments relative to taxes and tax returns in such form as may be requested by ELAS, and (iv) prepare, file and send to appropriate persons (including ELAS tax accountants and counsel) applicable tax information reporting forms with respect to the Investments, the properties and transactions involving the Investments and the properties (including without limitation, information reporting forms, whether on Form 1099 or otherwise, with respect to sales, foreclosures, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, ELAS shall rely on its own tax advisers in the preparation of its own tax returns (other than those reporting forms to be prepared by the Advisor under this Section 2.9(c)) and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting its obligation to provide the information, data, reports and other assistance provided herein, the Advisor will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

     (d) Engineering and Environmental Services. The Advisor shall (i) provide engineering and environmental services consistent with those currently provided by the Advisor to ELAS, and (ii) have as employees (or rely on employees of its affiliate, Equitable Real Estate Investment Management, Inc.) individuals with appropriate background and expertise to fulfill the Advisor's duties under
Section 4.8 of this Agreement and to evaluate and analyze engineering and environmental reports.

     (e) Appraisal and Valuation Services. The Advisor shall (i) provide appraisal and valuation services consistent with those currently provided by the Advisor to ELAS, (ii) have as employees individuals with appropriate background and expertise to appraise and value properties and to evaluate and analyze real estate appraisals and to prepare certificates of value which shall be signed by an employee of the Advisor who is state licensed or certified in at least one state or a Member of the American Society of Farm Managers and Rural Appraisers, and (iii) prepare, maintain and update a valuation file for each property, containing such information and in such detail as may be reasonably requested by ELAS from time to time, including without limitation, an annually current recommended valuation based on generally accepted appraisal principles and applicable insurance regulatory requirements.

     (f) Public Relations Services. The Advisor (i) shall submit to ELAS, for approval, public relations plans and strategies pertaining to the portfolio of Investments and individual Investments or proposed Investments or properties,
(ii) shall promptly notify ELAS of any issues, events and activities with respect to any of the foregoing which may generate adverse media interest, (iii) shall, pursuant to guidelines, submit to ELAS for prior review and approval advertising, marketing and other public communications materials with respect to the foregoing, (iv) shall not communicate with or respond to any inquiry of the media with respect to the foregoing, other than pursuant to guidelines, without the prior approval of ELAS on a case by case basis or pursuant to a strategy previously approved by ELAS in writing, and (v) may include ELAS in its list of clients or make reference to ELAS as a client in any proposal, advertising or other communication, but may not otherwise mention ELAS or any of its affiliates in any of the foregoing or otherwise use or display the name or logo of ELAS or any ELAS affiliate without ELAS's prior written consent.

     (g) Insurance Services. The Advisor shall (i) provide ELAS with information needed to place and maintain policies of insurance on the properties, (ii) provide ELAS and ELAS's insurers, if so requested, with timely notice of any loss or claim with respect to any property, (iii) cooperate with ELAS and ELAS's insurers in the assertion and collection of any insurance claims and in the defense of any actions brought against ELAS in connection therewith, and (iv) monitor ELAS's compliance with insurance and risk management requirements as communicated to the Advisor by ELAS.

     (h) Other Services. The Advisor shall provide such other services as ELAS may request from time to time consistent with the purposes of this Agreement and either consistent with services generally provided by real estate investment advisors or related to unique requirements of ELAS as indicated in this Agreement, subject in each case to the provisions of Section 1.2.

     2.10 Data Processing and Computer Services. (a) The Advisor shall, subject to the provisions of Section 1.2 hereof, provide ELAS (i) such information technology, data processing, computer services and related reports as are necessary to provide the services which the Advisor is to provide under this Agreement, (ii) such other information technology, data processing, computer services and related reports as the Advisor has customarily provided to ELAS prior to the date hereof and (iii) such other information technology, data processing, computer services and related reports relating to the general account as ELAS may reasonably request during the term of this Agreement (for purposes of this clause 2.10(a)(iii), the reasonableness of ELAS's request will take into account the effect of such request on the Advisor's security needs). Without limiting the foregoing, the Advisor will provide ELAS via electronic transmission, in accordance with Schedule 2.7(d) or at such other times as ELAS may reasonably request, the electronic data that the Advisor has customarily provided to ELAS prior to the date hereof and such other data relating to the general account as ELAS may reasonably request during the term of this Agreement (collectively, the "Data Transmissions"). In addition, ELAS may access and use the software and hardware (and any replacements thereof) used to provide the foregoing services to ELAS (collectively, the "Advisor Systems") (i) to view the data relating to the general account, on a query-only basis for audit purposes, to the extent and in the manner that ELAS so accessed and used such software and hardware prior to the date hereof and such access and use does not conflict with the Advisor's confidentiality obligations with respect to its other clients and
(ii) as ELAS may otherwise reasonably request during the term of this Agreement, subject to the Advisor's security and confidentiality needs, provided that, at the request and cost of ELAS, the Advisor will make reasonable provision to enable ELAS to otherwise access data relating to the general account as reasonably requested by ELAS through the downloading of such data to separate magnetic tape, disc or hard drive or through the use of some other technical infrastructure (whether by separate file server or otherwise) which will enable ELAS to access such data without conflicting with the Advisor's confidentiality obligations to its other clients.

     (b) In addition to the computer services referred to in Section 2.10(a) above, the Advisor shall, subject to the provisions of Section 1.2 hereof, (i) provide ELAS via electronic transmission on a monthly basis or as ELAS may otherwise reasonably request with such electronic data (in addition to the Data Transmissions) with respect to the Investments as ELAS may reasonably request,
(ii) provide ELAS via magnetic tape or disc at such times as ELAS may reasonably request, but not more frequently than monthly, with a copy of all data with respect to the Investments (the "Systems Data") and (iii) at the request and cost of ELAS, make reasonable provision to enable ELAS to otherwise access the Systems Data through the downloading of such data to separate magnetic tape, disc or hard drive or through the use of some other technical infrastructure (whether by separate file server or otherwise) which will enable ELAS to access the Systems Data without conflicting with the Advisor's confidentiality obligations to its other clients. ELAS may access the Advisor Systems at any of the Advisor's offices, by one or more terminals installed in ELAS's offices to the extent and in the manner currently so accessed or, if the technology should become available and at the cost of ELAS, through ELAS's own computer systems. In determining the reasonableness of any request made pursuant to this Section 2.10(b), the effect of such request on the Advisor's security and confidentiality needs shall be taken into account.

     (c) The Advisor may modify or upgrade the Advisor Systems at its discretion, provided that (i) the Advisor shall ensure, at its expense, that the Data Transmissions remain compatible with the ELAS hardware and software (the "ELAS Systems") to the extent that such transmissions were compatible immediately prior to such modification or upgrade and (ii) that the Advisor Systems and ELAS Systems remain compatible to the extent necessary to enable ELAS to access the Advisor Systems and Systems Data as provided above, provided that if a third-party provider of communications services is the cause of the incompatibility the parties will negotiate in good faith the costs of any necessary modifications. In the event that ELAS modifies the ELAS Systems such that they become incompatible with the Advisor Systems, the Advisor shall use its best efforts, at ELAS's expense, to modify the Advisor Systems as may be necessary to maintain or restore compatibility with the ELAS Systems, provided that the Advisor shall consult with ELAS with respect to such costs.

     (d) To the extent the Advisor develops any software at the request and cost of ELAS, the Advisor shall have no right to use the same for its other clients or for any other purpose, unless otherwise agreed in writing by ELAS, provided that, if such software cannot be integrated into the Advisor Systems in such a manner as will avoid its use for its other clients, the Advisor will, after consultation with ELAS where material costs are involved, in good faith seek to collect the pro-rata (based on revenues received from clients) costs thereof from each of such other clients, in which event such collections will be delivered to ELAS in reimbursement of a portion of the costs of such development.

     (e) The Advisor shall be responsible for implementing necessary procedures to enable the Advisor Systems to be Year 2000 Compliant and will advise ELAS on a regular basis as to the status of such efforts. For purposes of this Section 2.10(e), "Year 2000 Compliant" means that all software that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, and is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

     (f) Except as may otherwise be required to adhere to the Advisor's obligations under subsection (c), the Advisor shall maintain and upgrade the Advisor Systems as necessary to conform such systems to then-current industry standards applicable to institutional real estate investment advisors and, to the extent consistent with industry standards, will use only versions of third-party software that are then-available for sale from vendors. The Advisor shall also be responsible for implementing computer maintenance and operating procedures, in accordance with standard industry practice, which shall include, but shall not be limited to, making back-up copies of the Advisor Systems and the ELAS data contained therein and making appropriate provision for the secure storage thereof.

     (g) The Advisor shall have all necessary licenses and rights from third parties to enable it to provide the services contemplated hereunder, including but not limited to any rights from third parties, whether by license or otherwise, to any software or other technology necessary to provide the services described in this Section 2.10 and the rights granted to ELAS hereunder, except to the extent that the Advisor does not, at the date of this Agreement, possess necessary consents or licenses from third parties.

                                   Article III

                            Authority of the Advisor

     3.1 Authority. The Advisor and ELAS are not partners or joint venturers with each other under or with respect to this Agreement or the investments and properties covered by this Agreement, and nothing contained in this Agreement nor any transaction or activity conducted pursuant to this Agreement shall be so construed or interpreted or impose any liability as such on either the Advisor or ELAS. The Advisor shall perform its duties under this Agreement as an independent contractor and not as an agent of ELAS. ELAS shall from time to time, in accordance with guidelines, elect employees of the Advisor (and, notwithstanding Section 5.5, not employees of ERE) to serve as officers of ELAS authorized to execute documents in ELAS's name. Except as provided in the preceding sentence or as expressly authorized and directed by ELAS in writing,
(a) no officer, employee or agent of the Advisor shall, under any circumstances or for any purpose, become or be an officer, employee or agent of ELAS by reason of this Agreement, and (b) the Advisor's officers, employees and agents shall, when acting on behalf of ELAS, represent themselves as officers, employees or agents, as the case may be, of the Advisor and not of ELAS.

     3.2 Limitations on Authority. The Advisor's authority under this Agreement shall be subject to limitations imposed by the New York Insurance Law and other applicable federal and state law. ELAS shall delegate authority to originate, acquire and service agricultural Investments in accordance with guidelines. The Advisor and such of its officers, employees and agents as may be serving as ELAS officers shall also be governed by the investment policies, practices and procedures established by ELAS from time to time for its general account, as communicated to the Advisor by ELAS. In providing the services contemplated by this Agreement, the Advisor will comply in all material respects with all applicable provisions of the New York Insurance Law of which it has been advised by ELAS or of which it is otherwise aware and other applicable federal, state and other laws.

                                   Article IV

                            Covenants of the Advisor

     4.1 Status and Registration of the Advisor.  The Advisor shall at all times
(a) be validly existing and in good standing under the laws of its state of incorporation, (b) be duly registered, or have an affiliate which is duly registered, with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, to the extent required to perform its obligations under this Agreement, (c) be duly qualified to do business and duly registered or licensed as an investment adviser, a real estate broker and a mortgage broker, in each state or jurisdiction necessary to perform its obligations under this Agreement, and (d) have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any Regulatory Authority which are required in connection with the performance of its obligations under this Agreement.

     4.2 Other Business; Allocation. The Advisor may engage in any other business or act as advisor to or investment manager for any other person, even though such other person has or may have investment policies similar to those followed by the Advisor with respect to ELAS for its general account, provided, that the Advisor shall at all times allocate investment opportunities among clients of the Advisor on a fair and equitable basis. Subject only to the foregoing requirement, the Advisor shall be free from any obligation to recommend to ELAS for its general account any particular investment opportunity which may come to the attention of the Advisor, provided that any such investment opportunity that is reasonably related to an existing Investment shall, to the extent the Advisor is not prohibited from doing so (the Advisor agreeing not to initiate any such prohibition) and subject to its general obligation to clients to allocate investment opportunities on a fair and equitable basis, first be presented and made available to ELAS, for the general account. Except to the extent expressly prohibited or limited by confidentiality (in which case the Advisor shall so inform ELAS as to the bases thereof) and to the extent such investments are within the category of investments in which ELAS has indicated an investment interest, the Advisor shall continue to deliver an allocation report to ELAS, as often and in such detail as is currently provided.

     4.3 No Assignment or Delegation. (a) Neither this Agreement nor any of the Advisor's right, title or interest herein or hereunder may be directly or indirectly (including without limitation, by any "assignment" within the meaning of the Investment Advisers Act of 1940, as amended, whether direct or indirect, and whether by operation of law or otherwise) assigned, transferred, conveyed or otherwise disposed of to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so assign, transfer, convey or otherwise dispose of any thereof without such prior written consent shall be null and void.

     (b) Except as provided in Section 4.3(c), no duty or obligation of the Advisor hereunder may be contracted for or otherwise delegated by the Advisor to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so contract or otherwise delegate any thereof without such prior written consent shall be null and void, provided that the Advisor may, with the consent of ELAS, which shall not be unreasonably withheld, delegate any service to be provided by the Advisor under this Agreement, other than investment advisory services, asset management services, acquisition, mortgage origination and disposition services, and tax, accounting and recordkeeping services. If ELAS consents to the contracting or other delegation to any person of any duty or the performance of any function required to be performed hereunder by the Advisor, the Advisor shall pay all costs and expenses incurred in connection therewith. No consent to any contracting or other delegation shall release the Advisor from its obligations hereunder to perform the duty or function so delegated (and, in the case of any contracting or delegation of engineering or environmental or appraisal services, such consent shall not relieve the Advisor of its obligations under Sections 2.9(d)(ii) or 2.9(e)(ii), respectively), the Advisor shall continue to be liable to ELAS with respect to such delegated duty or function and with respect to the performance thereof by such other person, notwithstanding such contracting or other delegation, and any person to whom any duty or function hereunder is so delegated shall be deemed an agent of the Advisor for purposes of this Agreement.

     (c) Notwithstanding the provisions of the first sentence of clause (b), the Advisor shall be entitled, without the prior written consent of ELAS, (i) to delegate the performance of its duties and obligations hereunder to employees of Equitable Real Estate Investment Management, Inc. to the extent and in the manner currently so delegated, subject to the last two sentences of clause (b), and (ii) to arrange for tax and accounting services in respect of specific joint venture Investments under circumstances and on the basis provided for in the relevant joint venture agreements.

     4.4 Confidentiality; Proprietary Materials. Except as may be required by applicable law or as may be necessary to perform its obligations hereunder, the Advisor and its affiliates shall maintain in strict confidence and shall not disclose, and shall neither use nor permit to be used, for any purpose, any Investment Information or other non-public information with respect to or concerning ELAS, any affiliate thereof, the portfolio of Investments, any individual Investment or any property which is the subject thereof or, to the extent prepared by ELAS or any of its affiliates or prepared by the Advisor specifically for ELAS, any proposed Investment or any property which is the subject thereof.

     4.5 No Affiliate Benefits. Without the prior written consent of ELAS, none of the Advisor, its affiliates or their respective officers, directors or employees shall (a) be retained by the Advisor (other than in their capacities as officers, directors or employees of the Advisor) to provide any services to ELAS or (b) receive any benefit from any Investment of ELAS other than as contemplated by this Agreement. Notwithstanding the foregoing, no consent of ELAS under this Agreement, except as required by Section 4.9, shall be required to the continuation of any services with respect to a specific property or Investment being provided to ELAS by any affiliate of the Advisor or of Lend Lease Corporation Limited or any of their respective officers, directors or employees as of the date of this Agreement.

     4.6 Information Relating to the Advisor. The Advisor will notify ELAS promptly of any changes in the ownership (whether direct or indirect, other than in respect of Lend Lease Corporation Limited so long as its shares are publicly traded), control (whether direct or indirect) or corporate structure of the Advisor. The Advisor shall promptly notify ELAS in writing of any material change in the Advisor's or any of its affiliates' business or financial or other condition or any investigation, action, suit or proceeding commenced or threatened against the Advisor or any of its affiliates, in each case which may adversely affect the Advisor's ability to perform its duties and obligations hereunder or may otherwise adversely affect ELAS, the Investments or the properties. No later than 90 days following the last day of each fiscal year of the Advisor, the Advisor will prepare and deliver to ELAS the Advisor's consolidated balance sheet and related consolidated statements of income, shareholder's equity and cash flows at and for each year end, including supporting footnotes, all in accordance with generally accepted accounting principles and related reports of independent accountants. All such financial and other information shall be held in confidence by ELAS.

     4.7  Insurance.   The  Advisor  shall  maintain  the  following   insurance
coverages, with such deductibles as are reasonable and customary practice in the industry or as ELAS may otherwise approve:

     (a) Workers Compensation in accordance with statutory requirements and Employers Liability in an amount not less than $1,000,000;

     (b)  commercial   general  liability   insurance  and  umbrella   liability
insurance, on an occurrence basis, in an amount not less than $25,000,000 Combined Single Limit and annual aggregate;

     (c) a comprehensive crime policy, or fidelity bond, covering all officers, directors and employees of the Advisor with responsibility for any monies belonging to ELAS in an amount not less than $10,000,000 per occurrence and annual aggregate;

     (d) errors and omissions insurance, covering all services provided by the Advisor to ELAS, in an amount not less than $5,000,000 per claim and annual aggregate;

     (e) comprehensive automobile liability insurance covering the Advisor's owned, leased and hired vehicles in an amount not less than $5,000,000 Combined Single Limit; and

     (f) such other insurance as may be reasonably required by ELAS at any time or from time to time and which is in accordance with reasonable and customary practice in the industry.

ELAS and the Advisor will from time to time, at the request of ELAS, review and, as appropriate, increase the amounts set forth in Sections 4.7(a) through (e) to reflect reasonable and customary practice in the industry. All insurance required hereunder shall be written with insurance companies authorized to do business in the State of New York, and having a Best's rating of not less than A VIII, shall be in a form and with insurers reasonably satisfactory to ELAS, and shall include a provision that coverage provided by such policy shall not be cancelled or materially changed without giving ELAS at least thirty (30) days' prior written notice. ELAS, its subsidiaries, officers, directors and employees shall be named as additional insureds with respect to the coverages required in Sections 4.7(b) and (e), and ELAS shall be named as a joint loss payee as its interests may appear with respect to the coverage required in Section 4.7(c). A certificate or certificates of insurance evidencing the coverages required hereunder shall be delivered to ELAS at the time this Agreement is executed, and at least ten (10) days prior to each renewal of such insurance.

     4.8 Environmental Compliance. The Advisor shall promptly notify ELAS whenever the Advisor acquires knowledge that there exists, with respect to any property or any property which is the subject of a proposed Investment, any violation or alleged violation of any Regulatory Requirement relating to any environmental condition on, under or adjacent to such property or that any person has used, generated, manufactured, stored or disposed of on, under or about such property or transported to or from such property any hazardous materials or substances in violation of any applicable Regulatory Requirement. Prior to the acquisition (including without limitation, by foreclosure) by ELAS of any property or any Investment in accordance with this Agreement, the Advisor shall implement the procedures required by environmental guidelines in order to evaluate any potential exposure to ELAS under any Regulatory Requirement with respect to hazardous materials or substances as a result of the acquisition or ownership of any interest in such property or such Investment. If and to the extent so directed by ELAS, the Advisor shall recommend, for the approval of ELAS, environmental and other consultants to perform a Phase I environmental assessment, including a visual inspection and other appropriate inspections of such property, to conduct an examination of the ownership, use and permit history of such property and to examine those publicly available records customarily examined in connection with the performance of a Phase I environmental assessment. The Advisor shall review and analyze such assessment, examinations and the findings thereof and any reports of such consultants and shall submit to ELAS the Advisor's review, analysis and recommendations with respect thereto. In addition, with respect to any existing Investment, the Advisor shall, as directed by ELAS, arrange for and supervise environmental assessments (including Phase I and Phase II assessments), studies, testing, remediation, monitoring and reporting with respect to environmental conditions.

     4.9 Property Managers and Other Service Providers. Subject to Section 4.3(b), the Advisor may, from time to time, recommend, for the approval of ELAS, property managers, real estate and leasing brokers, engineering and environmental consultants, appraisers and other independent service providers to perform services not normally or ordinarily provided heretofore by the Advisor to ELAS as part of the Advisor's services. Any such property manager, broker, consultant, appraiser or other service provider shall be retained by ELAS and the cost thereof shall be charged to the appropriate Investment. In recommending any such property manager, broker, consultant, appraiser or other service provider, the Advisor shall recommend (or, if the service providers are not in default, renew the contracts of) only such service providers (which may include affiliates of the Advisor) that are capable of providing the optimum level of service consistent with investment strategy and competitive pricing. If requested by ELAS, the Advisor shall furnish ELAS with the information on which the Advisor is relying to establish the capabilities and competitiveness of the pricing for a provider it has recommended except in the case of property management or other services then being provided by an affiliate of the Advisor, in which case, at the request of ELAS, the Advisor shall furnish ELAS with a statement and such other information as ELAS may reasonably request, as to the basis upon which the Advisor has determined to renew such services.. Except for contracts for the management of properties managed by an affiliate of the Advisor on the date of this Agreement (which shall be renewed so long as the affiliate continues to provide the optimum level of service consistent with investment strategy and competitive pricing), a competitive bidding process pursuant to specifications prepared by the Advisor and approved by ELAS shall be utilized for contracts requiring payment of more than $100,000 per year. If ELAS, in connection with any renewal of a contract with an affiliate of the Advisor, believes the Advisor's judgment was incorrect, the dispute may be resolved by dispute resolution in accordance with Section 10.1, and, if a mediator or arbitrator determines that the standards set forth in this Section
4.9 were not met, the contract shall be cancelled. The Advisor shall not recommend an affiliate of the Advisor (other than Hyperion Capital Advisors L.L.C., Compass Management and Leasing, Inc., Compass Retail, Inc. or The
Yarmouth Group) to act as such property manager, broker or other service provider unless the Advisor shall disclose such affiliation to ELAS in writing. Subject to its obligations under Section 1.3 in recommending and monitoring any such third party service provider, the Advisor shall not be responsible for or liable in respect of the performance of its services by such third party service provider.

                                    Article V

                                 Rights of ELAS

     5.1 Execution of Documents. Only ELAS or a duly authorized designee of ELAS may execute documents with respect to any Investment or otherwise effect any transaction on behalf of ELAS. The Advisor shall not execute any documents or effect any transactions on behalf of ELAS without the express prior written authorization of ELAS. The Advisor shall and shall cause its officers to, if, as and when requested by ELAS, execute and deliver documents on behalf of ELAS with respect to the Investments and proposed Investments pursuant to a power of attorney to be provided by ELAS, or as otherwise provided in Section 3.1, but only in accordance with guidelines.

     5.2 Audit Review. ELAS shall have the absolute right (even if ELAS is in default hereunder or after this Agreement has expired or been terminated), at any time and from time to time upon reasonable notice, to undertake or cause to be undertaken an audit review of all Investments and proposed Investments, the Advisor's performance of its services under this Agreement, the fees payable to the Advisor hereunder and all reimbursable costs and expenses hereunder, if any, and the Advisor's compliance herewith. Such audit review may be undertaken directly by ELAS or by third parties engaged by ELAS, and the fees and disbursements of any third party auditor retained by ELAS shall be paid by ELAS. The Advisor shall, as provided in Section 2.6, cooperate fully with ELAS and each such third party in connection with any such audit review. The rights of ELAS under this Section 5.2 may be enforced by an action at law or in equity, whether for specific performance or injunction or otherwise.

     5.3 Legal Counsel. ELAS shall have the exclusive authority to engage, at the cost and expense of ELAS, legal counsel to act on behalf of ELAS in connection with Investments, including without limitation, acquisitions and dispositions, originations, investment management, property management and leasing, mortgage loan servicing and any other matters contemplated by or arising under this Agreement, provided, that with respect to day-to-day and routine legal issues arising in connection with the management and operation of specific properties covered by this Agreement, the Advisor may, at the cost and expense of ELAS, engage local counsel selected from a list from time to time furnished or approved in writing by ELAS and in accordance with guidelines.

     5.4 Other Advisors. ELAS shall not appoint or engage other advisors to provide advisory or investment management services in respect of Investments which are the same as or similar to the services to be performed by the Advisor under this Agreement, provided that, without affecting ELAS's obligation to pay the Advisor fees and costs and expenses to the extent required by Section 1.2, ELAS may so engage other advisors (a) to provide services in respect of Investments relating to matters falling within the scope of this Agreement which the Advisor is not able to provide, in which case the Advisor shall be responsible for recommending to ELAS, in accordance with Section 4.9, appropriate service providers for such purpose, and (b) to provide second opinions in respect of advice or recommendations of the Advisor hereunder or to provide specialized assistance on a non-recurring basis to supplement the services of the Advisor, when so requested by the Chief Investment Officer of ELAS, the Board of Directors of ELAS or any committee of such Board of Directors or if so required by any Regulatory Authority.

     5.5 Personnel. The Advisor shall at all times assign, to perform the Advisor's duties with respect to the Investments, officers and employees with appropriate background and expertise to fulfill the Advisor's duties under this Agreement and as is consistent with past and current practice of ELAS and the Advisor with respect to the Investments. All persons at or above the level of Vice President (or equivalent level in the future) assigned at any time and, from time to time by the Advisor to perform all or any part of the Advisor's duties under this Agreement shall, unless hereafter expressly approved by ELAS in writing, be direct employees of the Advisor and not of any subsidiary or other affiliate thereof, whether or not such persons are presently employed by any such subsidiary or other affiliate. Schedule 5.5.1 identifies certain persons who currently perform those duties of the Advisor indicated on Schedule 5.5.1, and the Advisor agrees that, unless otherwise directed by ELAS or otherwise approved in advance by ELAS in each case, such persons shall continue to be assigned to work regularly in the performance of such duties and will not be reassigned from such duties for a period ending on the later of March 31, 1998 and six months from the date of this Agreement, provided that they remain employed by or otherwise controlled by or responsible to the Advisor. Schedule
5.5.2 identifies certain employee positions relevant to the performance of the Advisor's duties hereunder, and the Advisor agrees that such positions shall only be held by persons who, after consultation between the Advisor and ELAS, have been and continue to be approved by ELAS. Subject to the foregoing, the Advisor may assign and reassign any person performing all or any part of the Advisor's duties under this Agreement. Any dispute concerning the nature or the adequacy of the performance of any employee assigned by the Advisor to perform any of its duties hereunder shall be resolved in accordance with the procedures provided for in Section 10.1. In addition, if special circumstances arise relating to incompatibilities between Advisor personnel and ELAS personnel or other persons with whom Advisor personnel must interact in the performance of their duties hereunder in reference to a specific situation or transaction, any disputes concerning changes or reassignments of personnel in response to such situation shall be resolved by executives of the Advisor and ELAS at a higher level of management than the persons with direct responsibility for administration of this Agreement. Notwithstanding any other provision of this Agreement, the Advisor and ELAS acknowledge that, as of the date hereof, the Advisor has no employees and, accordingly, ELAS and the Advisor agree that any reference in this Agreement to employees of the Advisor shall mean and include employees of the Advisor's affiliate, ERE, as well as employees of the Advisor, if any, and any obligations imposed on the Advisor's employees under this Agreement shall be imposed on ERE's employees to the extent such ERE employees are performing the Advisor's obligations.

                                   Article VI

                       Indemnification and Related Matters

     6.1 Indemnification By the Advisor. The Advisor shall indemnify, defend and hold harmless ELAS and its directors, officers, agents and employees (each an "ELAS Indemnitee" and collectively, the "ELAS Indemnitees") from and against any and all losses, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses"), incurred as a result of, pursuant to or in connection with any action, suit, proceeding or claim of any nature whatsoever (a "Claim") by any third party arising out of, based upon or resulting from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement, or (b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of its duties in connection with the performance by the Advisor or any of its directors, officers, agents or employees of any of the Advisor's obligations under this Agreement.

     6.2 Indemnification By ELAS. ELAS shall indemnify, defend and hold harmless the Advisor, ERE and their respective directors, officers, agents and employees (each an "Advisor Indemnitee" and collectively, the "Advisor Indemnitees") from and against any and all Losses incurred as a result of, pursuant to or in connection with any Claim by any third party arising out of, based upon or resulting from any Investment or proposed Investment where the Advisor is acting on behalf of ELAS under this Agreement or arising out of, based upon or resulting from the performance by the Advisor or any of its directors, officers, agents or employees of the Advisor's obligations under this Agreement, but only to the extent such Claim does not arise out of, is not based upon or does not result from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement or (b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor's obligations under this Agreement.

     6.3 Notices. If any Advisor Indemnitee or ELAS Indemnitee shall obtain knowledge of any Claim indemnified against under this Article VI, such Indemnitee shall give prompt written notice thereof to the Advisor and ELAS, provided that the failure of such Indemnitee to so notify the Advisor and ELAS shall not affect the indemnification obligations to such Indemnitee under this
Article VI except to the extent of any increase in the amount of such Claim resulting from such failure or to the extent the contest of such Claim is impaired as a result of such failure.

     6.4 Defense of Claims. The Advisor shall control the defense of any Claim as to which the Advisor is required to provide indemnification under Section 6.1 and ELAS shall control the defense of any Claim as to which ELAS is required to provide indemnification under Section 6.2, in either case with counsel selected by the Advisor or ELAS, as the case may be, which counsel shall be reasonably acceptable to the other party. Neither the Advisor nor ELAS may settle any claim without the consent of the other party, which consent shall not be unreasonably withheld. ELAS or the Advisor, as the case may be, shall be entitled, at its sole cost and expense and acting through counsel reasonably acceptable to the other party, to participate in the defense and settlement of any claim for which the other party is required to provide indemnification. If the party entitled to control the defense of any Claim does not assume the defense thereof, the other party shall have the right to select its own counsel and control the defense thereof at the expense of the party failing to assume such defense.

     6.5 Subrogation. Upon payment of any Claim pursuant to this Article VI, to or on behalf of an ELAS Indemnitee or an Advisor Indemnitee, the party paying such Claim, whether the Advisor or ELAS, as the case may be, shall be subrogated to any and all claims that such Indemnitee may have in respect of the matters against which such indemnity was given. Such Indemnitee shall cooperate with the Advisor or ELAS, as the case may be, and shall execute such further instruments to permit the Advisor or ELAS, as the case may be, to pursue such claims.

                                   Article VII

                              Term and Termination

     7.1 Term. This Agreement shall have an initial term from the date hereof until December 31, 2004 and shall be automatically renewed for one four-year period thereafter, unless sooner terminated pursuant to Section 7.2, 7.3 or 7.4.

     7.2 Termination Due to Material Breach. ELAS may terminate this Agreement at any time on not less than thirty days prior written notice in the event of a Material Breach of this Agreement by the Advisor. A "Material Breach" is a breach (or a series of breaches constituting a pattern of behavior or practice) of the representations, covenants or obligations of the Advisor hereunder that reflects willful misconduct or willful failure to comply with such representations or to perform such covenants or obligations, or gross negligence in the compliance with such representations or the performance of such covenants or obligations, that is, either individually or in the aggregate, material in relation to the activities and responsibilities of the Advisor under this Agreement as a whole, provided that no breach or series of breaches shall be considered a Material Breach if such breach or breaches and all material consequences thereof have been cured as provided below. Prior to providing notice terminating this Agreement on the basis of any Material Breach, ELAS shall provide written notice to the Advisor describing the nature of the Advisor's default with specificity, and the Advisor shall have a period of 30 days following receipt of any such notice to cure such default. If during such 30-day period, the Advisor takes reasonable actions to commence a cure of such default and if the nature of such default is such that it cannot, through the exercise of reasonable diligence, be cured during such 30-day period, such 30-day period shall be extended for up to 60 additional days so long as the Advisor shall continue to take reasonable actions to cure such default during such 60-day period. A Material Breach on the part of the Advisor and the consequences thereof shall be deemed to be cured for the purpose of this Section 7.2:

     (a) if the Material Breach and such consequences can be completely cured by the payment of money, if all such money is paid in cash within the 30-day period immediately following receipt of such notice to cure such default; and

     (b) if the Material Breach and such consequences cannot be completely cured by the payment of money and the actions required for cure are such that they could be taken within the time periods for cure set forth above in this Section 7.2, if such actions are taken in all material respects within such time periods.

Notwithstanding anything to the contrary contained in this Section, the occurrence of any event constituting a default under Section 4.3(a) of this Agreement shall be a Material Breach hereunder, and no cure period shall be available with respect thereto.

     7.3 Termination Due to Legal Duties. ELAS may terminate this Agreement at any time on not less than thirty days prior written notice if ELAS reasonably determines, upon the advice of independent counsel to ELAS, that, and provides a certificate to the Advisor to the effect that, a state of facts or law exists that requires ELAS to terminate this Agreement in order to comply with its legal duties, including without limitation its duties and obligations in respect of investments under the New York Insurance law , provided that (a) prior to giving any notice of such termination, ELAS will provide the Advisor with written notice of the reason for the proposed termination, including the legal or regulatory basis therefor, (b) ELAS, the Advisor and their respective counsel will, within five days after the delivery of such notice by ELAS, meet to determine what, if any, measures may be taken to alleviate the legal or regulatory basis for such proposed termination, including without limitation, any alternative arrangements or structures which may be used, in whole or in part, in substitution or replacement of the arrangements contemplated hereunder, or the basis of any approach by ELAS, in the case of any matter relating to the New York Insurance Department, or jointly by ELAS and the Advisor, in the case of any matter involving any other Regulatory Authority, to any relevant Regulatory Authority in order to alleviate the legal or regulatory basis for the proposed termination and shall work together in good faith for a period of thirty days to determine whether such measures are available, and (c) only following the determination by ELAS after such period that there are no available measures which may be taken to alleviate the legal or regulatory basis for the proposed termination, may ELAS proceed to deliver to the Advisor a notice of termination under this Section 7.3.

     7.4 Termination By Reason of ERE Termination. Contemporaneously herewith ELAS and Equitable Real Estate Investment Management, Inc. ("ERE"), an affiliate of the Advisor, have entered into a Real Estate Investment Advisory Agreement with respect to ELAS's general account (the "ERE Agreement"). If the ERE Agreement shall at any time terminate or be terminated for any reason whatsoever, ELAS may, contemporaneously therewith or at any time thereafter, terminate this Agreement on not less than thirty days prior written notice.

     7.5 Additional Remedies. The right to terminate this Agreement as provided in this Article VII is not exclusive of any rights or remedies that the Advisor or ELAS may otherwise have at law or in equity, for breaches of this Agreement, whether for indemnification or otherwise, provided that no such other right or remedy may result in a termination of this Agreement other than as specifically provided herein. In addition, ELAS and the Advisor agree that fines, penalties, costs, charges and damages for breaches of any provision of this Agreement may be assessed by any mediator or arbitrator in connection with proceedings conducted pursuant to Section 10.1.

     7.6 Obligations Upon Termination. Except as provided in Section 7.8, from and after the effective date of termination of this Agreement for any reason whatsoever, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accrued and unpaid to the date of termination, if any. Any compensation so accrued at the time of termination, but payable only upon the occurrence of one or more conditions subsequent, shall be paid only after satisfaction of all such conditions.

     7.7 Termination as to Specified Investment or Service. Notwithstanding any other provision of this Agreement to the contrary,

     (a) this Agreement shall automatically terminate with respect to any particular Investment upon the sale, transfer, conveyance or other disposition of such Investment, subject to the payment of all fees payable to the Advisor as a result of any such event;

     (b) ELAS may at any time, under the circumstances set forth in Exhibit 7.7, upon not less than thirty days' prior written notice, terminate this Agreement as to any specified Investment without affecting this Agreement as a whole and, upon such termination of the Advisor's duties with respect to any specific Investment (i) the Advisor shall, in accordance with and subject to Section 7.8, transfer all duties and Investment Information with respect to such Investment as directed by ELAS, (ii) such Investment shall, effective upon such termination and subject to Section 7.8, cease to be an Investment for any purpose under this Agreement and the Advisor shall receive no fees with respect thereto not already accrued and (iii) the Advisor shall continue to provide at cost such accounting, tax and other administrative services with respect to such terminated Investment as ELAS may request; and

     (c) ELAS may at any time, under the circumstances set forth in Exhibit 7.7, upon not less than thirty days' prior written notice, terminate this Agreement as to any service provided by an affiliate of the Advisor or any service to be provided by the Advisor pursuant to this Agreement ancillary to the investment advisory or management services to be provided hereunder, including without limitation, accounting, tax, recordkeeping and similar services, and upon such termination (i) ELAS shall cooperate with the Advisor so that ELAS's terminating such service shall not prevent the Advisor from performing its obligations under this Agreement and (ii) the fees payable to the Advisor under Section 1.2 shall be reduced in such amount as shall reasonably equal ELAS's actual costs of providing or reasonable costs of obtaining such terminated service. If the Advisor and ELAS are unable to reach agreement on such reduction, they shall submit the dispute for resolution pursuant to Section 10.1.

     7.8 Further Assurances on Termination. Upon the termination of this Agreement for any reason whatsoever or upon the termination with respect to any specific Investment or service under Section 7.7, the Advisor shall cooperate fully with ELAS, including without limitation, providing to ELAS access to and opportunity to consult with the Advisor's officers and employees, in order to facilitate a smooth transition of the responsibilities and records so as to avoid a disruption of services to ELAS. In the case of a termination by notice, any such transition shall begin immediately upon the giving of such termination notice and the parties shall use their best efforts to complete such transition by the termination date. If such transition is not completed by the termination date or if ELAS requests that the Advisor continue to provide services or undertake duties and responsibilities under this Agreement after such termination date, the Advisor shall do so for a period of up to 12 months, unless otherwise mutually agreed between the Advisor and ELAS, and this Agreement shall be deemed to continue in effect with respect to the services so provided or duties or responsibilities so undertaken and the Advisor shall be entitled to receive such compensation as shall reasonably reflect the nature, scope and extent of such services, duties or responsibilities. If the Advisor and ELAS are unable to reach agreement on such compensation, they shall submit the dispute for resolution pursuant to Section 10.1.

     7.9 License After Termination. (a) If notice of termination is given under this Agreement, ELAS shall have the right to receive from the Advisor, in accordance with Section 7.9(b), a perpetual, worldwide, non-exclusive license to reproduce, distribute, make derivative works from and otherwise use all, or, at ELAS's sole discretion, part of, the Advisor Software in connection with the provision of investment advisory, asset management and other services to ELAS of the types provided under this Agreement. Such license shall include the right to sublicense the foregoing to any third party in connection with such party's provision of such services to ELAS. In connection with the foregoing, the Advisor shall have no obligation, except as provided in Section 7.8, following any termination of this Agreement, to maintain, correct or otherwise support any of the Advisor Software so licensed to ELAS. "Advisor Software" shall mean the source code and object code versions of the application, operating, reporting and other software used by the Advisor in the performance of accounting, valuation, reporting, treasury, data processing and computing and other services for ELAS and its affiliates under this Agreement. If ELAS wishes to exercise such right, it shall give notice thereof promptly after notice of termination is given under this Agreement and, upon receipt of such notice, the Advisor shall promptly deliver to ELAS copies of the Advisor Software (other than the Third-Party Software) in a form and medium reasonably acceptable to ELAS. Any such license would be subject to obtaining required approvals, if any, from third parties, which the Advisor will use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to obtain. With respect to any Advisor Software hereafter purchased or licensed by the Advisor, the Advisor will use its reasonable efforts to negotiate terms which, without additional cost to the Advisor, would permit the granting of the foregoing license. In the event that the Advisor has not obtained the rights to sublicense any Advisor Software to ELAS (such software, the "Third-Party Software"), the Advisor shall use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to assist ELAS in obtaining licenses to such software directly from the relevant third parties, which shall include providing to ELAS a list of all Third-Party Software used by the Advisor in connection with the general account and waiving any of the Advisor's rights of exclusivity that it may have with respect to its licensing of such software.

     (b) Upon termination of this Agreement for any reason, the Advisor shall grant ELAS the license described in Section 7.9(a) without additional charge to ELAS and ELAS shall be responsible for all license fees to be paid to third parties for the Third-Party Software.

     7.10 Deliveries and Retention of Records. The Advisor shall forthwith upon any termination of this Agreement:

     (a) as soon as practicable after such termination, pay over to ELAS all monies held for the account of ELAS pursuant to this Agreement;

     (b) as soon as practicable after such termination, deliver to ELAS a report containing, among other things, a statement of Investments and properties covered by this Agreement as of the date of termination and such other information regarding such Investments and properties as ELAS may reasonably request; and

     (c) retain, or, to the extent ELAS does not then possess such Investment Information, deliver to ELAS or its designee all or such part thereof and at such time or times as ELAS so requests, all Investment Information for seven years after termination of this Agreement, provided that the Advisor shall have the right, subject to Regulatory Requirements, to have such Investment Information held in the custody of a responsible third party service provider, and provided further that the Advisor or such third party service provider shall give ELAS access to all Investment Information in accordance with the provisions of Section 2.6 and ELAS shall reimburse the Advisor for its reasonable costs incurred in retaining such records, including its costs for the third party service provider.

     7.11 Obligations that Survive  Termination.  The provisions of Section 4.4,
Section 5.2, Article VI, this Article VII and Section 10.1 and each party's respective rights to bring claims arising in connection with the statements and obligations set forth in this Agreement shall survive the termination of this Agreement.

                                  Article VIII

                                     Notices

     8.1 Notices. Any notice or other communication provided hereunder shall be in writing and shall be delivered personally or by telefacsimile with confirmed answerback or sent by certified, registered and return receipt requested mail or by a nationally-recognized overnight courier, postage prepaid, and shall be deemed given when so delivered personally or by telefacsimile with confirmed answerback or sent by overnight mail or courier and three days after the date of mailing if sent by certified or registered mail to the following addresses:

         To ELAS:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention:  Chief Investment Officer
                  Fax No.:

         with a copy to:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention: Law Department
                              Counsel, Real Estate Law Group
                  Fax No.:

         To the Advisor:

                  Equitable Agri-Business, Inc.
                   12747 Olive Street Road
                  Suite 350
                  St. Louis, MO 63141
                  Attention:  President and Chief Operating Officer
                  Fax No.:

         with a copy to:

                  Equitable Agri-Business, Inc.
                  12747 Olive Street Road
                  Suite 350
                  St. Louis, MO 63141
                  Attention:  Vice President and Counsel
                  Fax No.:

         and

                  [Neptune, Inc.]
                  Swiss Bank Tower
                  10 East 50th Street
                  New York, NY 10022
                  Attention:  Chief Financial Officer
                  Fax No.:

     Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or telefacsimile number or a different or additional person to which all such notices or demands to that party thereafter are to be addressed.

                                   Article IX

                                   Definitions

     The following terms shall have the following meanings:

     "Designated Account" shall mean a lockbox account or, with ELAS's prior approval, a depository account in ELAS's name in a bank designated by ELAS with such signatories as ELAS shall designate, which signatories may include officers and employees of the Advisor and/or the appropriate property manager.

     "Equities" shall mean U.S. equity real estate, joint venture or partnership or other entity interests in U.S. equity real estate, in-substance equities and equities in lieu, and notes (other than mortgage notes) from real estate joint venture partnerships, (and partners therein) in which ELAS is a partner, in each case held by ELAS for investment and (a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS acquires for its general account after the date hereof other than Real Estate Securities.

     "guidelines" shall mean guidelines, requirements and/or procedures established by ELAS and whenever this Agreement provides that the Advisor shall render specific advice, service or assistance in accordance with guidelines or if ELAS otherwise so requests (a) the Advisor shall recommend to ELAS for its approval a detailed set of guidelines, requirements and/or procedures for such provision, and shall from time to time thereafter recommend modifications in such guidelines, requirements and/or procedures, and ELAS and the Advisor shall work cooperatively with each other in good faith to consider and implement practicable guidelines, requirements and/or procedures and modifications thereof to be established by ELAS, and (b) the fact that such guidelines may not be established shall not in any way diminish or otherwise affect the Advisor's obligations under this Agreement, including without limitation, any provision of this Agreement referring to guidelines or requiring the Advisor to act in accordance with guidelines and, in the absence of relevant guidelines, any such provision shall be applicable as written without giving effect to the guidelines reference. In connection with the foregoing, the parties acknowledge that existing guidelines and/or practices are intended to provide the initial basis for the operation of this Agreement and will use their reasonable efforts to mutually agree upon and establish, within three months of the date of this Agreement, written guidelines in respect of each matter for which guidelines are provided for in this Agreement, to the extent they do not currently exist, documenting current practice.

     "Investment Information" shall mean such books, records, data, information, instruments, documents, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials) as relate to Investments and the properties which are the subject thereof and, to the extent prepared by the Advisor for ELAS, proposed Investments and the properties which are the subject thereof. "Investment Information" shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients.

     "Investments" shall mean Equities, Mortgages and Real Estate Securities.

     "Mortgages" shall mean debt investments in the form of promissory notes secured, with or without recourse, by security interests in real property or partnership or other entity interests therein and participation interests in loans secured by interests in real property or partnership or other entity interests therein, excluding any such investments classified as equity property
(a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS and the Advisor hereafter agree to subject to this Agreement.

     "property" shall mean each individual parcel of real estate which is the subject of any Investment.

     "Real Estate Securities" shall mean real estate investment trusts, mortgage backed securities, commercial mortgage backed securities (CMBSs), interests in pooled investment entities sponsored by a third party and marketed to institutional investors and other forms of securities relating to or involving real estate and mortgages (a) allocated to ELAS's general account and managed by the Advisor on the date hereof or (b) which ELAS and the Advisor hereafter agree to subject to this Agreement.

     "Regulatory Authority" shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any rating agency or entity which sets accounting and/or reporting standards.

     "Regulatory Requirement" shall mean any statute, law, rule, ruling, code, ordinance, decision, official pronouncement, regulation, requirement, procedure, permit, directive, decree, judgment or order of any Regulatory Authority now or hereafter in effect, in each case, as and to the extent available in published or other publicly available form, and, in each case, as amended from time to time and any interpretation thereof published by any Regulatory Authority.

                                    Article X

                                  Miscellaneous

     10.1 Dispute Resolution; Arbitration. The Advisor and ELAS shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute and who are at a higher level of management (who may be officers of ERE in the case of the Advisor) than the persons with direct responsibility for administration of this Agreement. All reasonable requests for information by one party to the other will be honored and all negotiations shall be confidential and treated as compromise and settlement negotiations. If the dispute has not been resolved by negotiation within [20] days after either party notifies the other in writing that a dispute exists, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. The parties have selected Mr. Blake Eagle of Massachusetts Institute of Technology as the mediator in any such dispute and he has agreed to serve in that capacity. In the event that Mr. Blake Eagle is unwilling or unable to serve, the parties have selected Mr. Peter Linnemann of The Wharton School as an alternative mediator and he has agreed to serve in that capacity. In the event that Mr. Peter Linnemann is unwilling or unable to serve, the mediator shall be the most senior real property consultant at Frank Russell and Associates at that time. In the event that he/she is unwilling or unable to serve, the mediator shall be a person of similar stature selected by the CPR Institute for Dispute Resolution. If the dispute has not been resolved by such mediation within 30 days following the submission of such dispute to mediation, either party may submit such dispute to binding arbitration under the Rules for Non-Administered Arbitration of Business Disputes of the CPR Institute for Dispute Resolution, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration there shall be three arbitrators, each of whom shall have experience in the real estate investment advisory industry, and the arbitration shall take place in New York, New York.

     10.2 Agreements of ELAS. ELAS agrees and acknowledges that (a) the Advisor makes no representation or warranty as to the investment performance of the Investments or any particular Investment, and (b) immediately following the execution and delivery hereof, the Advisor will not be in breach of any of its duties or obligations hereunder. ELAS represents and warrants to the Advisor that (x) all requirements have been satisfied for an exemption under the U.S. Department of Labor's Prohibited Transaction Exemption 95-60 (60 FR 35935, July 12, 1995) with respect to the general account assets covered by this Agreement and (y) the general account assets covered by this Agreement are covered by the exemption provided by Section 401(c)(a)(5)(B) of the Employee Retirement Income Security Act of 1974, as amended. In addition, ELAS shall provide to the Advisor and update on a timely basis a list of persons, if any, with whom transactions would be prohibited or restricted under ERISA. ELAS shall also provide guidance to the Advisor, on which the Advisor is entitled to rely, concerning any ERISA or other regulatory exemptions, if any, which are necessary for the Advisor to perform its duties under this Agreement. ELAS also agrees that the Advisor shall be named as an additional insured under the liability insurance maintained in respect of each property to the extent ELAS is able to do so without additional cost to ELAS.

     10.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the provision of investment advisory and asset management services by the Advisor to ELAS and supersedes all prior agreements, written and oral, with respect thereto.

     10.4 Amendments and Waivers. This Agreement may be amended, modified, superseded, canceled, renewed, extended or supplemented, and the terms and conditions hereof may be waived, only by a written instrument signed by ELAS and the Advisor or, in the case of a waiver, by the party waiving compliance, provided that no such amendment, modification, renewal, extension or supplement shall authorize or permit any assets of ELAS to be used or directed to purposes other than for the exclusive benefit of ELAS and any such amendment, modification, renewal, extension or supplement shall comply with all applicable requirements of the New York Insurance Law. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of, or failure on the part of either party to exercise, any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as at the time in effect and, to the extent of any federal preemption, the laws of the United States of America.

     10.6 Consent to Jurisdiction, etc. (a) Each of the parties hereto acknowledges that mediation and arbitration under the provisions of Section 10.1 is intended to be the exclusive method for resolution of disputes arising under this Agreement, and agrees that neither party to this Agreement shall commence any action or proceeding in any court with respect to such dispute, except (i) to enforce Section 10.1; (ii) to obtain provisional judicial assistance in aid of arbitration under Section 10.1; or (iii) to enforce an arbitral award made under Section 10.1. The provisions of Section 10.6(b) through 10.6(d) below and of Section 10.7 shall be interpreted in a manner consistent with the parties' acknowledgment and agreement set forth in the preceding sentence.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in any manner permitted by law at such party's address as set forth in Section 8.1.

     10.7 Waiver of Punitive and Other Damages and Jury Trial . (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

     10.8 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement and each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decisions that would require interpretation of any ambiguities in this Agreement against the party that has drafted it shall not be applicable and are hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purpose of the parties and this Agreement.

     10.9 Cumulative Remedies. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which either party may have hereunder or otherwise at law or in equity.

     10.10 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors and assigns.

     10.11 Further Assurances. Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

     10.12 Publicity. No publicity release, public statement or announcement concerning this Agreement or any Investment or any property or any proposed Investment or property which is the subject thereof or any aspect hereof or thereof or the transactions or Investments contemplated hereby shall be issued by the Advisor or any affiliate of the Advisor without the prior written approval of the form and substance thereof by ELAS, nor shall any such publicity release, public statement or announcement which names or otherwise refers to the Advisor be issued by ELAS or any affiliate of ELAS without the prior written approval of the form and substance thereof by the Advisor.

     10.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     10.14 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     10.15 Severability. Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

     10.16 No Third Party Rights. By execution of this Agreement ELAS and the Advisor do not intend to create any rights of any kind in any third parties and nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

     10.17 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 4.3.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their indicated officers thereunto duly authorized, as of the day and year first above written.

                                                    THE EQUITABLE LIFE ASSURANCE
                                                    SOCIETY OF THE UNITED STATES

                                                     By
                                                      Name:
                                                      Title:

                                                   EQUITABLE AGRI-BUSINESS, INC.

                                                    By
                                                     Name:
                                                     Title:

EQUITABLE REAL ESTATE INVESTMENT MANAGEMENT, INC. has caused this Agreement to be executed by its indicated officer thereunto duly authorized, as of the day and year first above written, in order to establish and confirm its agreement to guaranty the performance by the Advisor of each and every obligation of the Advisor under and in accordance with this Agreement.

                                                     EQUITABLE REAL ESTATE
                                                     INVESTMENT MANAGEMENT, INC.

                                                       By
                                                        Name:
                                                        Title:

                                               Exhibit B-3 to Purchase Agreement


                    Real Estate Investment Advisory Agreement
                               (separate accounts)


                                     between


                      The Equitable Life Assurance Society
                              of the United States


                                       and


                              Equitable Real Estate
                           Investment Management, Inc.




                             dated ________ __, 1997

                                TABLE OF CONTENTS

PREAMBLE

Article I Engagement; Compensation; and Standard of Performance
         1.1      Engagement and Acceptance
         1.2      Compensation; Fees for Services
         1.3      Standard of Performance

Article II Duties of the Advisor
         2.1      Investment Advice, Services and Assistance Generally
         2.2      Advisory and Investment Management Services
         2.3      Books, Records, Instruments, Documents and Files
         2.4      Reports and Information
         2.5      Meetings
         2.6      Public Relations Services
         2.7      Tax Related Services
         2.8      Administrative and Other Services

Article III Authority of the Advisor
         3.1      Authority
         3.2      Limitations on Authority
         3.3      Special Procedures for ELAS Exercise of Discretion
         3.4      Third Party Inquiries and Investigations
         3.5      Special Situations
         3.6      Liabilities
         3.7      Certain Tax Matters
         3.8      ERISA
         3.9      Other Matters
         3.10     Marketing and Disclosures to Account Clients

Article IV Covenants of the Advisor
         4.1      Status and Registration of the Advisor
         4.2      Other Business; Allocation
         4.3      No Assignment or Delegation
         4.4      Confidentiality
         4.5      No Affiliate Benefits
         4.6      Information Relating to the Advisor
         4.7      Insurance
         4.8      Environmental Compliance
         4.9      Property Managers and Other Service Providers

Article V Rights of ELAS
         5.1      Execution of Documents
         5.2      Legal Counsel
         5.3      Personnel

Article VI Indemnification and Related Matters
         6.1      Indemnification by the Advisor
         6.2      Indemnification by ELAS
         6.3      Notices
         6.4      Defense of Claims
         6.5      Subrogation
         6.6      Contribution

Article VII Term and Termination
         7.1      Term
         7.2      Termination Due to Material Breach
         7.3      Termination Due to Legal Duties
         7.4      Termination Due to Fiduciary Duties
         7.5      Additional Remedies
         7.6      Obligations Upon Termination
         7.7      Further Assurances on Termination
         7.8      License after Termination
         7.9      Deliveries and Retention of Records
         7.10     Obligations that Survive Termination

Article VIII Notices
         8.1      Notices

Article IX Definitions

Article X Miscellaneous
         10.1    Dispute Resolution; Arbitration
         10.2    Agreements of ELAS
         10.3    Entire Agreement
         10.4    Amendments and Waivers
         10.5    Governing Law
         10.6    Consent to Jurisdiction, etc.
         10.7    Waiver of Punitive and Other Damages and Jury Trial
         10.8    Interpretation
         10.9    Cumulative Remedies
         10.10   Binding Effect
         10.11   Further Assurances
         10.12   Publicity
         10.13   Counterparts
         10.14   Section Headings
         10.15   Severability
         10.16   No Third Party Rights
         10.17   Successors and Assigns

Schedule 2.4(b)  - List  of  Additional  Reports
Exhibit  3.3(c)  - Form  of Certificate and Covered Transaction  Checklist
Exhibit  3.3(g)  - Form of Power of Attorney
Schedule 3.3(g)  - Initial Holders of Power of Attorney
Schedule 3.7     - List  of Tax  Review  Transactions
Schedule 4.2     - Form  of  Allocation  Report
Schedule 7.4(a)  - Performance  Standards
Schedule 7.4(b)  - Specified  Events
Schedule IX      - List of Accounts
Exhibit  IX(a)   - Copies of Plans of Operations

                             Real Estate Investment
                               Advisory Agreement
                               (separate accounts)

     Real Estate Investment Advisory Agreement, dated as of _______ __, 1997, between The Equitable Life Assurance Society of the United States, a New York corporation and life insurance company ("ELAS"), and Equitable Real Estate Investment Management, Inc., a Delaware corporation (the "Advisor").

                                    PREAMBLE

     The Advisor is the largest real estate manager and adviser to pension funds in the United States and one of the world's most diversified real estate investment organizations. Prior to the date hereof, the Advisor was an indirect wholly-owned subsidiary of ELAS with responsibility for providing ELAS with investment and asset management advice, which advice served as the basis for decisions by ELAS as investment manager of assets held in various separate accounts maintained by ELAS. ELAS believes that the Advisor has unique expertise and familiarity in providing advice to ELAS with respect to its separate accounts. Following the purchase of the Advisor by Lend Lease Corporation Limited, the Advisor and ELAS wish to continue their relationship, and ELAS wishes to continue to rely on the Advisor's expertise and recommendations, as set forth herein. The parties hereto have designed the procedures set forth in this Agreement to allow ELAS to fulfill its fiduciary obligations as "investment manager" under ERISA while providing Account clients whose assets are invested in the separate accounts covered by this Agreement the benefit of the Advisor's business judgment as the sole source of real estate investment and asset management advice for such accounts.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, ELAS and the Advisor hereby agree as follows:

                                    Article I

              Engagement; Compensation; and Standard of Performance

     1.1 Engagement and Acceptance. ELAS, as sponsor of the Accounts, hereby engages the Advisor as the sole source of investment and asset management advisory services for the Accounts, to provide such investment and asset management services as are contemplated by the Account Agreements and related Plans of Operation, upon the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement, and the parties acknowledge that ELAS shall act as "investment manager" within the meaning of ss. 3(38) of ERISA with respect to the Accounts in accordance with this Agreement. In accepting such engagement, the Advisor recognizes that the Accounts contain assets of one or more employee benefit plans subject to ERISA and acknowledges that it will be a fiduciary with respect to such plans in fulfilling its duties hereunder.

     1.2 Compensation; Fees for Services. (a) The Advisor shall be entitled to all investment management fees, service charges, expense reimbursements and other amounts payable by Account clients under or pursuant to Account Agreements (excluding any payments to ELAS by an Account client to purchase an annuity pursuant to an Account Agreement) and properly charged to and collected from Account clients. To the extent that the relevant Account Agreements permit, the Advisor on behalf of ELAS will bill Account clients for such amounts and, to the extent such Agreements do not so permit, either (i) ELAS will bill Account clients for such amounts, or (ii) ELAS, or the Advisor on behalf of ELAS, will deduct such amounts from the Accounts maintained for such Account clients under the Agreements, and all such amounts shall be paid to the Advisor.

     (b) Except as otherwise provided in this Agreement, the amounts received by the Advisor pursuant to subsection (a) above shall be in full satisfaction of all fees for services under this Agreement.

     1.3 Standard of Performance. The Advisor and ELAS shall each (a) discharge their duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, (b) act in accordance with the standards in effect from time to time under ERISA and other federal and New York law (with respect to New York Insurance Law only, the Advisor shall act to the extent communicated by the ELAS Law Department to the Advisor from time to time or as otherwise known to the Advisor) which apply to any person serving in the respective capacities of the parties under this Agreement, and (c) act in accordance with the provisions of the Account Agreements, the Plans of Operation and this Agreement, provided that the provisions of this Section 1.3 shall not diminish or detract from ELAS's right to rely on certificates and other materials furnished by the Advisor in accordance with this Agreement.

                                   Article II

                              Duties of the Advisor

     2.1 Investment Advice, Services and Assistance Generally. The Advisor shall advise, assist and provide services with respect to the Investments for the Accounts as provided in this Agreement. ELAS has previously provided to the Advisor copies of all Account Agreements and Plans of Operation currently in effect with respect to each of the Accounts, all amendments thereto and such other contracts, instruments, documents and information relating thereto as shall be necessary to enable the Advisor to perform its functions hereunder. The nature and the scope of the advice and services to be rendered under this Agreement shall be not less than the existing practice of ELAS and the Advisor and shall include such advice, service and assistance with respect to the Accounts as may be necessary to enable ELAS to fulfill its obligations under the Account Agreements, the Plans of Operation and any law applicable to ELAS, the Advisor or the Accounts, including without limitation, ERISA.

     2.2 Advisory and Investment Management Services. As required by each Account Agreement and Plan of Operation, the Advisor shall provide real estate asset management and investment advice and advisory services to the Accounts as set forth herein. As part of such services, the Advisor shall perform, where required or appropriate under each Account Agreement or Plan of Operation, the services currently performed by the Advisor, including, but not limited to, the following:

     (a) making recommendations with respect to the acquisition, sale, ownership, management, leasing, operation, maintenance and improvement of Investments and/or properties held or being considered as possible Investments by an Account;

     (b) arranging for on-site property management, leasing, operation, maintenance and improvement of each property, including without limitation, arrangements for the collection of revenues therefrom, the payment of operating and capital expenses relating thereto and forwarding the net receipts to the appropriate bank account in ELAS's name (with signatory authority remaining with the Advisor in accordance with current practice) for each Account;

     (c) supervising and instituting appropriate procedures with respect to the activities of the property manager and leasing agent for each property, monitoring the operational results of each such property and timely notifying ELAS if the Advisor becomes aware of any material violation of a Regulatory Requirement applicable to any Investment or any property;

     (d) implementing all transactions with respect to Investments or potential Investments, conducting negotiations relating to the foregoing, supervising compliance with contractual undertakings of the Account with respect to Investments, managing and acting on behalf of the Account with respect to participants in Mortgage Investments and partners or other co-owners in joint venture, partnership or other arrangements with respect to Investments and third-party financing for Investments;

     (e)   reviewing,    developing   and   implementing   financial,   banking,
recordkeeping, accounting, management and information systems and controls for the Investments in each Account;

     (f) developing annual business plans for each Investment and consulting with ELAS with respect thereto as provided in Section 3.3(f);

     (g) physically inspecting each Equity property on a regular basis in accordance with current practice;

     (h) to the extent appropriate, forming, maintaining, qualifying to do business, directing and dissolving any title holding company or entity to hold title to any Investment of an Account and serving as (and providing employees of the Advisor to serve as) officers, directors, members or other representatives of any such title holding company or entity, with the out-of-pocket cost associated therewith to be charged to the Account;

     (i) preparing committee presentations and related reports, committee or delegated authority sheets, resolutions and similar materials relating to Investments or proposed Investments of an Account, and assisting in responding to any requests, investigations or inquiries by any Regulatory Authority, including without limitation, assisting and providing support to ELAS in connection with each quinquennial examination conducted by the New York State Insurance Department; and

     (j) maintaining a property insurance program for the Accounts the cost of which shall be chargeable to the Accounts.

     2.3 Books, Records, Instruments, Documents and Files. The Advisor shall keep accurate books, records, data and files (including without limitation, computerized material) with respect to the Accounts and the Investments and proposed Investments of the Accounts, in accordance with guidelines and in such detail as is appropriate under the circumstances. In accordance with and subject to Regulatory Requirements, the Advisor shall have full responsibility for the maintenance, care and safe-keeping of all Investment Information presently being maintained by the Advisor or hereafter generated or obtained by the Advisor in performing its obligations under this Agreement. All Investment Information shall be kept and maintained by the Advisor at its office address set forth in
Section 8.1 or such other office addresses or locations as ELAS may approve, which approval shall not be unreasonably withheld, or, to the extent permitted by Regulatory Requirements and in accordance with current practice, at the regional offices of the Advisor, as the same may change from time to time, and the Advisor will give ELAS prior notice of any such change. All Investment Information shall be and remain property of, and shall belong to ELAS who shall at all times have complete and unrestricted access to all Investment Information, provided that the foregoing shall not limit the Advisor's right to such Investment Information at all times or the Advisor's right to maintain books and records as may be required by Regulatory Requirements. The Advisor shall not however in any way interfere with or deprive ELAS of its ownership, control or right of access to such written and computerized Investment Information which may be enforced by ELAS by an action at law or in equity, whether for specific performance or injunction or otherwise, even if ELAS is in default hereunder or after this Agreement has terminated. All Investment Information shall be open to inspection and audit, at all reasonable times, by ELAS, its designees and Regulatory Authorities, and the Advisor shall, if requested, make and deliver copies and extracts therefrom to any such person for such purpose, without charge (unless copying costs become unreasonable in which case ELAS shall reimburse the Advisor therefor unless such costs are properly chargeable to the Accounts). All Investment Information may be audited from time to time by independent accountants selected and, unless properly chargeable to the Accounts, paid for by ELAS. Any such audit may also include an audit of the fees payable to the Advisor hereunder and reimbursable costs and expenses hereunder, if any.

     2.4 Reports and Information. The Advisor shall provide to ELAS, with respect to the Investments, the following reports and information, in such form as ELAS may reasonably request, whether in computerized form or on paper, in each case prepared and presented in accordance with generally accepted accounting principles and on a statutory basis and otherwise in the manner in which such reports and information have been and are currently being furnished by the Advisor to ELAS:

     (a) on a timely basis and as soon as practicable after the end of each relevant accounting period, such reports and other information as are required by the Account Agreements and any Regulatory Requirements; and

     (b) at such times as are set forth in Schedule 2.4(b), such additional reports as are set forth on Schedule 2.4(b).

     2.5  Meetings.   The  Advisor  shall  meet  with  representatives  of  ELAS regularly at such times as are mutually agreed, not less frequently than quarterly, to discuss and review the Accounts and any matters relating or pertaining to this Agreement.

     2.6 Public Relations Services. The Advisor shall notify ELAS of material issues, events and activities with respect to the portfolio of Investments in the Accounts or proposed Investments or properties which may generate adverse media interest and consult with ELAS with respect to responses thereto. The Advisor and ELAS shall jointly control the response to media issues relating to ELAS or the management of the Accounts prior to the date hereof.

     2.7 Tax Related Services. The Advisor shall, in each case to the extent consistent with current practice or as may otherwise be required by any Regulatory Requirement, (i) assemble, maintain and provide ELAS with information and data with respect to the Investments required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations, (ii) provide factual data reasonably requested by ELAS to enable ELAS to prepare projections of tax obligations, (iii) assemble, record, organize and report to ELAS data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by ELAS, and (iv) prepare, file and send to appropriate persons applicable tax information reporting forms with respect to the Investments, the properties and transactions involving the Investments and the properties (including without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, foreclosures, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, ELAS shall rely on its own tax advisers in the preparation of its tax returns (other than those returns to be prepared by Advisor under this Section 2.7) and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Advisor's obligation to provide the information, data, reports and other assistance provided herein, the Advisor will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

     2.8 Administrative and Other Services. The Advisor shall continue to provide the following administrative and other services for the Accounts to the extent currently provided or as otherwise may be required by any Regulatory
Requirement: cash management, accounting, engineering, environmental, appraisal, valuation, public relations, Account client relations, data processing and computer services. Such administrative services shall also include the preparation and issuance of responses to any questions or concerns that may from time to time be raised by Account clients which relate to the Accounts and such annual, periodic and other reports as may be required by any Regulatory Requirements, the Account Agreements or Plans of Operation. The Advisor shall promptly notify ELAS of any complaint from an Account client which alleges misconduct by the Advisor. The Advisor shall maintain copies of all correspondence with Account clients relating to the Accounts and shall make such correspondence available for inspection and copying by ELAS during normal business hours.

                                   Article III

                            Authority of the Advisor

     3.1 Authority. The Advisor and ELAS are not partners or joint venturers with each other under or with respect to this Agreement or the Investments and properties of the Accounts covered by this Agreement, and nothing contained in this Agreement nor any transaction or activity conducted pursuant to this Agreement shall be so construed or interpreted or impose any liability as such on either the Advisor or ELAS. The Advisor shall perform its duties under this Agreement as an independent contractor and not as an agent of ELAS. Except to the extent expressly authorized and directed by ELAS in writing, no officer, employee or agent of the Advisor shall, under any circumstances or for any purpose, become or be an officer, employee or agent of ELAS by reason of this Agreement, and the Advisor's officers, employees and agents shall, when acting on behalf of ELAS in respect of the Accounts, represent themselves as officers, employees or agents, as the case may be, of the Advisor and not of ELAS.

     3.2 Limitations on Authority. In providing the services contemplated by this Agreement, the Advisor will comply with applicable provisions of the New York Insurance Law, and other applicable federal, state and other laws and the Account Agreements and Plans of Operation. At the request of the Advisor, ELAS will provide assistance and advice for the Accounts with regard to New York Insurance Law matters and ELAS may charge the Advisor standard hourly fees, or, with the approval of the Advisor, secure such assistance or advice from outside counsel. The fees and expenses of outside counsel shall be paid by the Account, to the extent permitted, or by the Advisor. The Advisor shall be entitled to rely on such advice in respect of the matters so advised on. Notwithstanding the foregoing, except as otherwise provided in this Agreement, it is understood and agreed that no such fees shall be charged by ELAS in connection with any review of documents or other matters related to the performance by ELAS of its rights and obligations under this Agreement, including without limitation its rights and obligations under Sections 3.3 and 3.4.

     3.3 Special Procedures for ELAS Exercise of Discretion. (a) ELAS and the Advisor acknowledge that, during the term of this Agreement, ELAS shall act as "investment manager" as defined in ss. 3(38) of ERISA with respect to each Account covered by this Agreement, and the Advisor shall provide investment and asset management advice with respect to the acquisition, management and disposition of the Investments of each such Account, subject to the terms and conditions of this Agreement. In such capacity, ELAS shall rely on the investment and asset management advice and expertise of the Advisor with respect to real estate investment matters and the Investments and proposed Investments of the Accounts pursuant to the procedures provided for herein. The following provisions are intended to govern the process whereby the Advisor furnishes investment and asset management advice and expertise and ELAS relies thereon in acting as investment manager for the Accounts.

     (b) For purposes of this Section 3.3, a "covered transaction" with respect to any Account shall mean any acquisition, mortgage origination, disposition, borrowing, refinancing, capital improvement (involving an expenditure exceeding $10 million), lease (relating to more than 75,000 square feet of leasable space), ground lease (having an annual rental in excess of $1 million or a term in excess of 99 years), creation of a joint venture, joint venture workout or mortgage loan workout (whether as lender or borrower) or a significant modification of any of the foregoing transactions. For purposes of this Section 3.3, a "significant modification" shall have the meaning set forth in guidelines to be agreed upon by ELAS and the Advisor and will generally not include any modification permitted to be approved by officers of the Advisor or dual officers of the Advisor and ELAS under ELAS's current Investment Committee Delegations of Authority.

     (c) In connection with a covered transaction, the Advisor shall furnish ELAS with a certificate, signed by a duly authorized officer of the Advisor, containing a checklist in the relevant "covered transaction" form attached hereto as Exhibit 3.3(c), which form may be amended from time to time as mutually agreed by ELAS and the Advisor to reflect current law or market practice. The parties agree that ELAS is entitled to rely on the checklist to determine whether the recommended covered transaction complies with applicable law. With the certificate, the Advisor shall also provide ELAS with the form of the ELAS committee or delegated authority sheet in form and content substantially similar to that in use on the date of this Agreement describing the proposed covered transaction, together with copies of the major transactional documentation to the extent then available. In recognition of, and in reliance on, the procedures and standards contemplated by this Agreement, ELAS, after consulting with the Advisor, may object to the proposed covered transaction only as follows: if ELAS, based on its review of the proposed covered transaction, as set forth in the checklist, the certificate, the ELAS committee or delegated authority sheet and any knowledge of the covered transaction which ELAS may otherwise have, reasonably believes that the covered transaction would violate (i) the prudence requirement of ERISA, New York Insurance Law or other laws which impose a prudence standard or requirement in that the applicable checklist has not been fully or accurately completed by the Advisor or (ii) other applicable law (other than laws which impose a prudence standard or requirement), ELAS shall, within three business days after receiving such certificate, so notify the Advisor in writing of its objection and, if requested, the basis for its objection and the grounds on which its belief has been formed and the Advisor shall consult with ELAS to resolve the issue to the mutual satisfaction of the parties. The Advisor shall provide ELAS with such documents or other information available to the Advisor as ELAS may reasonably request in connection with such objection. If the objection by ELAS is not ultimately resolved by mutual agreement within five days of the receipt of such documents or information, ELAS, as the "investment manager," shall notify the Advisor within two business days after the expiration of the five day period that ELAS will not permit the proposed covered transaction to proceed, in which case the transaction shall not proceed and the provisions of Section 6.2 shall be applicable. If the required notice is not received by the Advisor within the required three business day period, in the case of a notice of objection, or two business day period, in the case of a notice not to proceed, as applicable, ELAS shall be deemed to have permitted the proposed covered transaction to proceed, in which case the provisions of Section 6.1 shall be applicable. In the event a covered transaction requires the approval of the ELAS Investment Committee, the Advisor will use its reasonable efforts, with due regard to commercial exigencies affecting both parties, to schedule covered transactions so that the certificates, committee sheets and other documents required hereby may be delivered to ELAS at least 12 business days prior to the date of regularly scheduled ELAS Investment Committee meetings, and ELAS shall be required to notify the Advisor of any objection by the business day immediately following the date of the applicable meeting. ELAS shall use its reasonable efforts to establish reasonable procedures (whether by a designated sub-committee, by consent or otherwise) so that, to the extent the Advisor is unable to so schedule covered transactions to coincide with the regularly scheduled meetings of the ELAS Investment Committee, such consideration of the ELAS Investment Committee may be accomplished within a 10 business day period.

     (d) Prior to the closing of a covered transaction, in respect of any certificate delivered pursuant to clause (c) above, the Advisor shall provide an updated certificate and related checklist if the terms of the proposed covered transaction have materially changed or the certification is no longer accurate in any material respect. Any proposed covered transaction covered by a certificate hereunder may be consummated by the Advisor if ELAS fails to provide a notice of objection under clause (c) above within three business days from the delivery to ELAS of the most recent certificate relating to such proposed covered transaction.

     (e) Each certificate shall be deemed to include a representation by the Advisor that it, or third party service providers consulted by it, have the requisite competence to evaluate and pass upon the items on the checklist.

     (f) The Advisor shall invite ELAS to participate in the annual investor meeting with Account clients, shall provide ELAS with quarterly reviews and annual reports and shall meet periodically with ELAS to discuss operating plans for the forthcoming year for each Account portfolio, as well as annual Investment level business plans relating to the Equities held in each Account.

     (g) With respect to any transaction relating to an Account which is not a covered transaction, ELAS shall grant appropriate authority, by way of a power of attorney in substantially the form attached as Exhibit 3.3(g) hereto, to each Account portfolio manager and two officers of the Advisor located in each of the Advisor's regional offices authorizing each of them to execute, in the name of ELAS and subject to the requirements of this Agreement, including without limitation, Section 3.6, any and all documentation required in connection with the implementation of such transaction. Such powers of attorney shall initially be granted to those officers of the Advisor listed on Schedule 3.3(g) hereto. ELAS shall grant such powers of attorney to such other officers of the Advisor as the Advisor may reasonably request from time to time so that at all times each Portfolio manager and two persons in each Regional Office hold the same.

Subject to the following sentence of this subsection (g), it shall be a condition to exercise of any such power of attorney in connection with any transaction that (i) the Advisor shall have received a letter from legal counsel, engaged by the Advisor in accordance with Section 5.2, to the effect that the documentation to be executed in connection with the implementation of the transaction is in reasonable and customary form in the context of the transaction and complies with Section 3.6(b) and (ii) copies of all documentation executed pursuant to any such power of attorney with the letter referred to in (i) above shall be provided to ELAS within five business days prior to the closing of the transaction. Notwithstanding the foregoing, any such power of attorney may be utilized without complying with the foregoing requirements in connection with routine non-covered transactions occurring in the ordinary course of business relating to matters such as contracts with vendors having a term of less than one year terminable on not more than sixty days' notice, utility contracts, short-term leases for space pending the longer term letting of such space and the like.

     (h) With respect to any proposed covered transaction which is not objected to by ELAS in accordance with the foregoing procedures or, if objected to, is otherwise permitted to proceed by ELAS, the Advisor will provide ELAS with all final documents requiring execution by ELAS, accompanied by a letter from legal counsel, engaged by the Advisor in accordance with Section 5.2, to the effect that such documents are in reasonable and customary form in the context of the transaction and comply with Section 3.6(b), in sufficient time so that ELAS shall have reasonable time, with due regard to commercial exigencies affecting both parties, to review the same (which in no event shall be more than five business days) prior to the date on which such documents are required to be executed. The parties acknowledge that to the extent that prior drafts of documents requiring execution have been provided to ELAS, the time required for ELAS to review and execute documents may be reduced. Subject to the foregoing, ELAS shall execute and deliver, or cause to be executed and delivered, all documentation reasonably required in connection with the implementation of the transaction.

     (i) ELAS's rights to receive certificates, checklists and other documents and to review the same under this Section 3 shall not in any way affect any other provision of this Agreement, including without limitation, the indemnification obligations of the Advisor under Section 6.1.

     3.4 Third Party Inquiries and Investigations. ELAS and the Advisor shall promptly notify the other of any claim by an Account client or any investigation or non-routine inquiry by any Regulatory Authority relating to any Account. ELAS and the Advisor shall cooperate in responding to any such claim, inquiry or investigation and shall, subject to the provisions of Section 7.2.3(b) of the Purchase Agreement, jointly control any such response, provided that ELAS shall control any matter with material insurance regulatory implications for ELAS or other regulatory implications solely for ELAS and the Advisor shall control matters having only financial (as distinct from regulatory or public relations) consequences to ELAS and matters having regulatory implications solely for the Advisor.

     3.5 Special Situations. ELAS and the Advisor shall cooperate closely, coordinate and keep each other apprised with respect to (i) any Account transactions subject to the securities laws, (ii) any Account transactions involving rating agencies or (iii) on an ongoing basis, any material issues potentially affecting ELAS as owner, e.g., environmental issues or significant property level litigation. In connection with any Account transactions subject to the securities laws, ELAS shall act in a commercially reasonable fashion recognizing the exigencies of public and private financing, provided that ELAS shall have a right of prior approval, which shall not be unreasonably withheld or delayed, over the timing and content of any public disclosure which relates to or could materially affect ELAS (including any offering or solicitation documents), and further provided that nothing shall require ELAS to take any action which in the opinion of its counsel would result in any violation by ELAS of the securities laws. ELAS will be entitled to reimbursement for actual costs incurred by it in connection with matters covered by this Section 3.5 (including reimbursement of the reasonable costs of counsel at standard hourly rates).

     3.6 Liabilities. All liabilities arising with respect to an Account shall be solely for the account of such Account and not for the account of ELAS's general account or any other Account. The Advisor shall not propose for approval or execution by ELAS nor shall it execute or deliver any document, instrument or agreement on behalf of ELAS under this Agreement or otherwise with respect to an

Account unless such document, instrument or agreement contains (a) provisions under which all other parties thereto agree that the only recourse by the other parties thereto will be solely against the assets of such Account and not ELAS or its assets and that they will seek to enforce such document, instrument or agreement with recourse solely against the assets of such Account and not against ELAS or its assets and (b) no covenants or agreements binding on ELAS (as opposed to the Account) other than in its capacity as sponsor of the Account or affecting ELAS or its assets or properties, as distinguished from assets or properties of any Account.

     3.7 Certain Tax Matters.  (a) The Advisor shall consult with ELAS regarding
(i) material federal, state, local and foreign tax consequences of transactions to be proposed for any Account and (ii) any statements regarding tax matters contained in any marketing or solicitation materials and annual reports and newsletters to Account clients or potential Account clients. The Advisor shall not take any action which would cause any contract or policy issued with respect to an Account to fail to qualify as a "variable contract" within the meaning of section 817 of the Code. Any title holding company or other entity formed to hold title to any Investment of an Account (as described in Section 2.2(h)) shall either (x) be formed as an entity that is exempt from taxation under
Section 501(c)(2) of the Code or otherwise not subject to federal income tax (e.g., a partnership, a single member limited liability company or other flow-through entity) or (y) enter into an agreement, in form and substance acceptable to ELAS and the Advisor, providing, in a manner consistent with current practice, that the entity will pay, and will indemnify and hold harmless ELAS and its affiliates from and against, any tax liabilities attributable to the ownership of the assets or conduct of the activities of such entity.

     (b) In  connection  with  any  Covered  Transaction  that is  described  in
Schedule 3.7, the Advisor shall provide to ELAS, at the time a certificate and checklist is first provided to ELAS pursuant to Section 3.3(c), or earlier if practicable, one additional copy (designated "Section 3.7 Tax Review Documents") of the delegated authority sheet and major transactional documentation for a review of tax matters by ELAS. If, within three business days following the delivery of the certificate pursuant to Section 3.3(c), ELAS provides the Advisor with a written request for an opinion of tax counsel (which counsel shall be reasonably acceptable to ELAS) that, based on assumptions reasonably acceptable to ELAS and the Advisor, (i) "substantial authority", within the meaning of section 6662 of the Code, exists for those tax positions to be taken in connection with such transaction with respect to which ELAS shall have reasonably requested an opinion; and, at ELAS's option, (ii) to the extent that such transaction contemplates that ELAS will report in a particular manner (or fail to report) any item of income, loss, deduction or credit on a tax return or report (including any information return) that must be filed by or with respect to ELAS, that such tax reporting is more likely than not the proper treatment of such items, the Advisor will not proceed with such transaction in the absence of the provision to ELAS of such opinion. The costs of any such opinion shall be shared equally by the Advisor and ELAS to the extent not properly chargeable to the Account.

     3.8 ERISA. ELAS acknowledges that, in performing its duties under this Agreement, the Advisor is entitled to rely on the availability to ELAS, and on compliance by ELAS with the requirements of Prohibited Transaction Class Exemption 84-14 (relating to Qualified Professional Asset Managers), Prohibited Transaction Class Exemption 90-1 (relating to Insurance Company Pooled Separate Accounts) and individual prohibited transaction exemptions affecting the Accounts. ELAS shall be solely responsible for any consequences arising from the failure of the Department of Labor to issue an exemption similar to PTE 91-8 covering the period from the expiration of PTE 91-8 to the date hereof.

     3.9 Other Matters. ELAS shall provide to the Advisor and update on a timely basis (i) a list of persons who are "parties in interest" within the meaning of Section 3(14) of ERISA or "disqualified persons" within the meaning of Section 4975(e) of the Code with respect to plans invested in the Accounts by virtue of their relationship to ELAS and its affiliates, and (ii) language designed to assure that the parties to a transaction agree that their only recourse will be solely against the assets of an Account and not the assets of ELAS and that they will seek to enforce any document, instrument or agreement relating to such transaction with recourse solely against the assets of such Account and not against the assets of ELAS.

     3.10 Marketing and Disclosures to Account Clients. (a) Solicitation of New Deposits and New Account Clients. Subject to the terms of this Section 3.10, the Advisor is authorized to solicit additional deposits and new Account clients (i) for the Prime Property Fund and (ii) with respect to Accounts other than the Prime Property Fund, only to the extent previously approved in writing by ELAS, such approval not to be unreasonably withheld. Without limiting the generality of the foregoing, the Advisor acknowledges that it shall not be unreasonable for ELAS to withhold such consent, in the case of an Account other than the Prime Property Fund, if the solicitation would result in, or is related to, a material change in the investment objectives of an Account or a material extension in the term of the Account that is not necessary to protect the interests of existing Account clients.

     (b) Authority to Distribute Contracts. Subject to this Section 3.10, ELAS hereby authorizes the Advisor to distribute new Account Agreements. The Advisor acknowledges that ELAS has the right to approve all applications for Account Agreements, which approval may not be unreasonably withheld or delayed. In the event that ELAS properly does not approve any application, any monies or other consideration tendered by the applicant shall be promptly returned by the Advisor to the applicant.

     (c) Suitability. Prior to making any recommendation to a potential Account client to purchase an Account Agreement, the Advisor shall have reasonable grounds for believing that the Account Agreement is suitable for the potential Account client based on information that is known by, or after reasonable inquiry made available by such entity to, the Advisor regarding such entity's qualification under the Internal Revenue Code as a corporate or governmental pension plan, and the plan's investment objectives, financial situation and condition and needs.

     (d) Compliance with Applicable Laws. In offering or selling the Account Agreements, the Advisor shall comply in all material respects with all Regulatory Requirements. Without limiting the generality of the foregoing, and subject to clause (e) below, the Advisor agrees that it shall not offer, attempt to offer, solicit applications for, sell or deliver Account Agreements in any state or other jurisdiction in which the Account Agreements may not be lawfully sold or offered for sale. In order to facilitate compliance with law, ELAS will appoint as its agents or brokers in each appropriate jurisdiction, all employees of the Advisor who solicit applications for, sell or deliver Account Agreements and who meet all applicable Regulatory Requirements for such appointment. The Advisor shall train, supervise and be responsible for the actions and omissions of its employees and agents in connection with the sale of the Account Agreements. The Advisor shall promptly notify ELAS in writing if it becomes aware that it or any of its employees or agents has failed to comply in any material respect with any law or regulation applicable to the offer or sale of any Account Agreement.

     (e) ELAS Filings. For the purposes of this section 3.10, a "new solicitation" shall mean the solicitation of additional deposits from current Account clients or new deposits from potential Account clients or offering, selling or delivering Account Agreements. ELAS and the Advisor acknowledge that new solicitations may be prohibited in various states and other jurisdictions by applicable Regulatory Requirements, in the absence of filings therein by ELAS. At the request of the Advisor and on a timely basis, ELAS shall at the Advisor's expense, in accordance with existing practice and if not materially burdensome to ELAS, make any filings with Regulatory Authorities, and use its reasonable efforts to obtain any approvals from Regulatory Authorities, required to avoid any proposed new solicitations being prohibited provided that such filings, if approved (or required), will not increase the costs or materially increase the burdens to ELAS or expose ELAS to any material risk.

     (f) Limitations on Authority. Neither the Advisor nor any of its employees or agents shall possess or exercise any authority on behalf of ELAS in connection with the Account Agreements except as provided in this Agreement. Without limiting the generality of the foregoing, neither the Advisor nor any of its employees or agents shall, without the prior written consent of ELAS, have or grant any authority (i) to make, alter or discharge any Account Agreement or other contract entered into pursuant to an Account Agreement, (ii) to waive any Account Agreement provisions or (iii) to receive any monies or consideration from applicants for or purchasers of any Account Agreement (except for the sole purpose of forwarding monies or consideration to ELAS (or its designee, which may be the Advisor)) for purpose of deposit into an Account.

     (g) Restrictions on Communications. Neither the Advisor nor any of its employees or agents shall give any information or make any representation or statement, written or oral, about the Accounts or ELAS that is inaccurate or misleading in any material respect. Neither the Advisor nor any of its employees or agents shall use or authorize for use, in connection with the sale or any offer for sale of any Account Agreement, any promotional, sales or advertising material relating to the Account Agreements, the Accounts or ELAS (except for individualized communications) without the prior written approval of ELAS, which approval shall not be unreasonably withheld.

     (h) Restrictions on Compensation. The Advisor shall not receive any commission or other compensation in connection with the sale of the Account Agreements, except for compensation paid to it in connection with the management of the Accounts.

     (i) Maintenance of Books and Records. The Advisor shall maintain such books and records as required by any Regulatory Authority in connection with the sale of Account Agreements and shall make such books and records available to ELAS upon request and to Regulatory Authorities as the Advisor is required by such Regulatory Authorities.

                                   Article IV

                            Covenants of the Advisor

     4.1 Status and Registration of the Advisor.  The Advisor shall at all times
(a) be validly existing and in good standing under the laws of its state of incorporation, (b) be duly registered with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, to the extent required to perform its obligations under this Agreement, (c) be duly qualified to do business and duly registered or licensed as an investment adviser, a real estate broker and a mortgage broker in each state or jurisdiction necessary to perform its obligations under this Agreement, and (d) have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any Regulatory Authority which are required in connection with the performance of its obligations under this Agreement.

     4.2 Other Business; Allocation. The Advisor may engage in any other business or act as advisor to or investment manager for any other person, even though such other person has or may have investment policies similar to those followed by the Advisor with respect to ELAS for the Accounts, provided that the Advisor shall at all times allocate investment opportunities among clients of the Advisor on a fair and equitable basis. Subject only to the foregoing requirement, the Advisor shall be free from any obligation to recommend to ELAS for any Account any particular investment opportunity which may come to the attention of the Advisor. Except to the extent expressly prohibited or limited by confidentiality (in which case the Advisor shall so inform ELAS as to the bases thereof) and to the extent such investments are within the category of investments in which the Prime Property Fund has an investment interest, the Advisor shall continue to deliver an allocation report (in the form attached as Schedule 4.2 hereto) to ELAS, as often and in such detail as is currently provided.

     4.3 No Assignment or Delegation. (a) Neither this Agreement nor any of the Advisor's right, title or interest herein or hereunder may be directly or indirectly (including without limitation, by any "assignment" within the meaning of the Investment Adviser's Act of 1940, as amended, whether direct or indirect, and whether by operation of law or otherwise) assigned, transferred, conveyed or otherwise disposed of to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so assign, transfer, convey or otherwise dispose of any thereof without such prior written consent shall be null and void, provided that ELAS shall provide such written consent if so requested by an Account client in respect of such Account client's interest in an Account and if consistent with ERISA.

     (b) No duty or obligation of the Advisor hereunder may be contracted for or otherwise delegated by the Advisor to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of ELAS, and any attempt to so contract or otherwise delegate any thereof without such prior written consent shall be null and void, provided that the Advisor may, with the consent of ELAS, which shall not be unreasonably withheld, delegate any service to be provided by the Advisor under this Agreement other than investment advisory services, asset management services, acquisition, mortgage origination and disposition services, and tax, accounting and recordkeeping services. If ELAS consents to the contracting or other delegation to any person of any duty or the performance of any function required to be performed hereunder by the Advisor, the Advisor shall pay all costs and expenses incurred in connection therewith unless chargeable to the Account. No consent to any contracting or other delegation shall release the Advisor from its obligations hereunder to perform the duty or function so delegated, the

Advisor shall continue to be liable to ELAS with respect to such delegated duty or function and with respect to the performance thereof by such other person, notwithstanding such contracting or other delegation, and any person to whom any duty or function hereunder is so delegated shall be deemed an agent of the Advisor for purposes of this Agreement.

     4.4 Confidentiality. Except as may be required by Regulatory Requirements or as may be necessary or appropriate to perform their respective obligations hereunder or otherwise in respect of the Accounts, the Advisor, ELAS and their respective affiliates shall maintain in strict confidence and shall not disclose, and shall neither use nor permit to be used, for any purpose, any Investment Information or other non-public information with respect to or concerning the Accounts.

     4.5 No Affiliate Benefits. Without the prior written consent of ELAS, which ELAS shall give if so requested by any Account client and consistent with ERISA, none of the Advisor, its affiliates or their respective officers, directors or employees shall (a) be retained by the Advisor (other than in their capacities as officers, directors or employees of the Advisor) to provide any services to ELAS for the Accounts or (b) receive any benefit from any Investment of the Accounts other than as contemplated by this Agreement, including, without limitation, Section 4.9. Notwithstanding the foregoing, no consent of ELAS under this Agreement shall be required to the continuation of any services with respect to a specific property or Investment being provided to ELAS for the Accounts by any affiliate of the Advisor or Lend Lease Corporation Limited or any of their respective officers, directors or employees as of the date of this Agreement, subject, in any such case, to compliance with ERISA.

     4.6 Information Relating to the Advisor. The Advisor will notify ELAS promptly of any changes in the ownership (whether direct or indirect, other than in respect of Lend Lease Corporation Limited so long as its shares are publicly traded), control (whether direct or indirect) or corporate structure of the Advisor. The Advisor shall promptly notify ELAS in writing of any material change in the Advisor's or any of its affiliates' business or financial or other condition or any investigation, action, suit or proceeding commenced or threatened against the Advisor or any of its affiliates, in each case which may adversely affect the Advisor's ability to perform its duties and obligations hereunder or may otherwise adversely affect ELAS, the Investments or the properties. No later than 90 days following the last day of each fiscal year of the Advisor, the Advisor will prepare and deliver to ELAS the Advisor's consolidated balance sheet, related consolidated statements of income, shareholder's equity and cash flows at and for each year end, including supporting footnotes, all in accordance with generally accepted accounting principles and related reports of independent accountants. All such financial and other information shall be held in confidence by ELAS.

     4.7 Insurance. The Advisor shall maintain for itself the following insurance coverages, with such deductibles as are reasonable and customary practice in the industry or as ELAS may otherwise approve:

     (a) Workers Compensation in accordance with statutory requirements and Employers Liability in an amount not less than $1,000,000;

     (b)  commercial   general  liability   insurance  and  umbrella   liability
insurance, on an occurrence basis, in an amount not less than $25,000,000 Combined Single Limit and annual aggregate;

     (c) a comprehensive crime policy, or fidelity bond, covering all officers, directors and employees of the Advisor with responsibility for any monies belonging to ELAS or the Accounts in an amount not less than $10,000,000 per occurrence and annual aggregate;

     (d) errors and omissions insurance, covering all services provided by the Advisor to ELAS for the Accounts, in an amount not less than $5,000,000 per claim and annual aggregate;

     (e) comprehensive automobile liability insurance covering the Advisor's owned, leased and hired vehicles in an amount not less than $5,000,000 Combined Single Limit; and

     (f) bonding coverage meeting the requirements of ss. 412 of ERISA.

All insurance required hereunder shall be written with insurance companies authorized to do business in the State of New York, and having a Best's rating of not less than A VIII, shall be in a form and with insurers reasonably satisfactory to ELAS, and shall include a provision that coverage provided by such policy shall not be cancelled or materially changed without giving ELAS at least thirty (30) days' prior written notice. ELAS, its subsidiaries, officers, directors and employees and the Accounts shall be named as additional insureds with respect to the coverages required in Sections 4.7(b) and (e), and ELAS and the Accounts shall be named as a joint loss payee as its interests may appear with respect to the coverage required in Section 4.7(c). A certificate or certificates of insurance evidencing the coverages required hereunder shall be delivered to ELAS at the time this Agreement is executed, and at least ten (10) days prior to each renewal of such insurance.

     4.8 Environmental Compliance. The Advisor shall promptly notify ELAS whenever the Advisor acquires knowledge that there exists, with respect to any property of an Account, any violation or alleged violation of any federal, state or local law, rule, regulation, permit or directive relating to any environmental condition on, under or adjacent to such property or that any person has used, generated, manufactured, stored or disposed of on, under or about such property or transported to or from such property any hazardous materials or substances in violation of any applicable Regulatory Requirement. In addition, with respect to any existing Investment of an Account, the Advisor shall, as reasonably directed by ELAS, arrange for and supervise environmental assessments (including Phase I and Phase II assessments), studies, testing, remediation, monitoring and reporting with respect to environmental conditions, provided the same may be properly charged to the Account.

     4.9 Property Managers and Other Service Providers. Subject to Section 4.3(b) and any applicable requirements of ERISA, the Advisor may, at the expense of the Account, from time to time, arrange for property managers, real estate and leasing brokers, engineering and environmental consultants, appraisers, insurance consultants and other independent service providers to perform services, which services have not normally or ordinarily been provided heretofore by the Advisor to ELAS for the Accounts as part of the Advisor's services, as and to the extent not prohibited by the relevant Account Agreement. Subject to its obligations under Section 1.3 in recommending and monitoring any such third party service provider, the Advisor shall not be responsible for or liable in respect of the performance of its services by such third party service provider. Property management or other services may be provided (or continued) to any Account by any affiliate of the Advisor or Lend Lease Corporation Limited, provided that such affiliate renders such services at an optimum level consistent with investment strategy.

                                    Article V

                                 Rights of ELAS

     5.1 Execution of Documents. Only ELAS or a duly authorized designee of ELAS may execute documents with respect to any Investment or otherwise effect any transaction on behalf of any Account. The Advisor shall not execute any documents or effect any transactions on behalf of any Account without the express prior written authorization of ELAS or as provided in Section 3.3(g). In addition to the actions contemplated by Section 3.3(g), the Advisor shall and shall cause its officers to, if, as and when requested by ELAS, otherwise execute and deliver documents on behalf of ELAS with respect to the Investments and proposed Investments of the Accounts pursuant to a power of attorney to be provided by ELAS, but only in accordance with guidelines established by ELAS for such purpose.

     5.2 Legal Counsel. The Advisor, with the prior approval of ELAS, shall have the exclusive authority to engage legal counsel to act on behalf of the Accounts in connection with Investments, including without limitation, acquisitions and dispositions, originations, investment management, property management and leasing, mortgage loan servicing and any other matters contemplated by or arising under this Agreement.

     5.3 Personnel. The Advisor shall at all times assign, to perform the Advisor's duties with respect to the Accounts, officers and employees with appropriate background and expertise to fulfill the Advisor's duties under this Agreement and the Account Agreements.

                                   Article VI

                       Indemnification and Related Matters

     6.1 Indemnification by the Advisor. The Advisor and its indirect parent, Lend Lease Corporation Limited, shall indemnify, defend and hold harmless ELAS and its directors, officers, agents and employees (each an "ELAS Indemnitee" and collectively, the "ELAS Indemnitees") from and against any and all losses, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses") incurred as a result of, pursuant to or in connection with any action, suit, proceeding or claim of any nature whatsoever (a "Claim") by any third party (including without limitation any Account client) arising out of, based on, resulting from or relating to this Agreement, any Account Agreement, any Investment or proposed Investment or the operation of any Account (other than a Claim indemnified against by ELAS under Section 6.2 or a Claim arising out of, based on, resulting from or relating to the negotiation or execution of this Agreement or its approval by any Regulatory Authority or the allocation (as distinct from performance) of responsibilities hereunder or a breach by any ELAS Indemnitee of any duty or obligation under ERISA).

     6.2 Indemnification by ELAS. ELAS shall indemnify, defend and hold harmless the Advisor and its directors, officers, agents and employees (each an "Advisor Indemnitee" and collectively, the "Advisor Indemnitees") from and against any and all Losses incurred as a result of, pursuant to or in connection with any Claim by any third party (including without limitation any Account client) arising out of, based on, resulting from or relating to this Agreement, any Account Agreement, any Investment or proposed Investment or the operation of any Account, if and to the extent such Claim arises out of, is based on, results from or relates to (a) the failure, at the direction of ELAS, to complete a covered transaction recommended by the Advisor pursuant to Section 3.3, (b) a breach of any representation, warranty, covenant or agreement of ELAS contained in this Agreement or (c) action taken or omitted to be taken by ELAS in respect of the operation of any Account which relates to its contractual relationship with any Account client as the issuer of any insurance, annuity or funding contract or agreement underlying such Account or its administrative or other duties relating thereto, provided that ELAS's indemnification obligations under this Section 6.2 shall not be applicable in respect of (i) a covered transaction described in clause (a) of this Section 6.2, if it is established that such covered transaction would constitute a violation of ERISA or other Regulatory Requirement, or (ii) a Claim arising out of, based on, resulting from or relating to the negotiation or execution of this Agreement or its approval by any Regulatory Authority or the allocation (as distinct from performance) of responsibilities hereunder or a breach by any Advisor Indemnitee of any duty or obligation under ERISA, and provided further that nothing in clause (c) of this
Section 6.2 shall require ELAS to take or omit to take any particular action.

     6.3 Notices. If any Advisor Indemnitee or ELAS Indemnitee shall obtain knowledge of any Claim indemnified against under this Article VI, such Indemnitee shall give prompt written notice thereof to the Advisor and ELAS, provided that the failure of such Indemnitee to so notify the Advisor and ELAS shall not affect the indemnification obligations to such Indemnitee under this
Article VI except to the extent of any increase in the amount of such Claim resulting from such failure or to the extent the contest of such Claim is impaired as a result of such failure.

     6.4 Defense of Claims. The Advisor shall control the defense in respect of any Claim as to which the Advisor is required to provide indemnification under
Section 6.1 and ELAS shall control the defense of any Claim as to which ELAS is required to provide indemnification under Section 6.2, in either case with counsel selected by the Advisor or ELAS, as the case may be, which counsel shall be reasonably acceptable to the other party. Neither the Advisor nor ELAS may settle any claim without the consent of the other party, which consent shall not be unreasonably withheld. ELAS or the Advisor, as the case may be, shall be entitled, at its sole cost and expense and acting through counsel reasonably acceptable to the other party, to participate in the defense and settlement of any claim for which the other party is required to provide indemnification. If the party entitled to control the defense of any Claim does not assume the defense thereof, the other party shall have the right to select its own counsel and control the defense thereof at the expense of the party failing to assume such defense.

     6.5 Subrogation. Upon payment of any Claim pursuant to this Article VI, to or on behalf of an ELAS Indemnitee or an Advisor Indemnitee, the party paying such Claim, whether the Advisor or ELAS, as the case may be, shall be subrogated to any and all claims that such Indemnitee may have in respect of the matters against which such indemnity was given. Such Indemnitee shall cooperate with the Advisor or ELAS, as the case may be, and shall execute such further instruments to permit the Advisor or ELAS, as the case may be, to pursue such claims.

     6.6 Contribution. If the indemnification provided for in this Article 6 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Loss referred to herein, then each indemnifying party shall contribute to the aggregate amount of such Loss incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by ELAS on the one hand and the Advisor on the other hand from the rendering of investment management services and advice pursuant to this Agreement or (ii) if the allocation provided by clause
(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of ELAS on the one hand and of the Advisor on the other hand in connection with the events which resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of ELAS on the one hand and the Advisor on the other hand shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the Loss referred to in Section 6.1 or 6.2 hereof. Notwithstanding the foregoing, in the event of any Loss arising from the unavailability to ELAS after the date of this Agreement of any prohibited transaction exemption other than Prohibited Transaction Class Exemption 90-1 (relating to insurance company pooled separate accounts), ELAS and the Advisor agree that the contribution referred to herein with respect to such Loss shall be evenly divided between ELAS and the Advisor after ELAS has borne the first $2.5 million of such Losses on a cumulative basis.

                                   Article VII

                              Term and Termination

     7.1 Term. This Agreement shall have an initial term of four years from the date hereof and shall be automatically renewed for successive one-year periods thereafter, until terminated pursuant to Section 7.2, 7.3 or 7.4 or by the mutual agreement of the parties.

     7.2 Termination Due to Material Breach. ELAS may terminate this Agreement at any time on not less than thirty days' prior written notice in the event of a Material Breach of this Agreement by the Advisor. A "Material Breach" is a breach (or a series of breaches constituting a pattern of behavior or practice) of the representations, covenants or obligations of the Advisor hereunder that reflects willful misconduct or willful failure to comply with such representations or to perform such covenants or obligations, or gross negligence in the compliance with such representations or the performance of such covenants or obligations, that is, either individually or in the aggregate, material in relation to the activities and responsibilities of the Advisor under this Agreement as a whole, provided that no breach or series of breaches shall be considered a Material Breach if such breach or breaches and all material consequences thereof have been cured as provided below . Prior to providing notice terminating this Agreement on the basis of any Material Breach, ELAS shall provide written notice to the Advisor describing the nature of the Advisor's default with specificity, and the Advisor shall have a period of 30 days following receipt of any such notice to cure such default. If during such 30-day period, the Advisor takes reasonable actions to commence a cure of such default and if the nature of such default is such that it cannot, through the exercise of reasonable diligence, be cured during such 30-day period, such 30-day period shall be extended for up to 60 additional days so long as the Advisor shall continue to take reasonable actions to cure such default during such 60 day period. A Material Breach on the part of the Advisor and the consequences thereof shall be deemed to be cured for the purpose of this Section 7.2:

     (a) if the Material Breach and such consequences can be completely cured by the payment of money, if all such money is paid in cash within the 30-day period immediately following receipt of such notice to cure such default; and

     (b) if the Material Breach and such consequences cannot be completely cured by the payment of money and the actions required for cure are such that they could be taken within the time periods for cure set forth above in this Section 7.2, if such actions are taken in all material respects within such time periods.

Notwithstanding anything to the contrary contained in this Section, the occurrence of any event constituting a default under Section 4.3(a) of this Agreement shall be a Material Breach hereunder, and no cure period shall be available with respect thereto.

     7.3 Termination Due to Legal Duties. ELAS may terminate this Agreement at any time on not less than thirty days' prior written notice if ELAS reasonably determines, upon the advice of independent counsel to ELAS, that a state of law exists that requires ELAS to terminate this Agreement in order to comply with its legal duties, provided that (a) prior to giving any notice of such termination, ELAS will provide the Advisor with written notice of the reason for the proposed termination, including the legal or regulatory basis therefor, (b) ELAS, the Advisor and their respective counsel will, within five days after the delivery of such notice by ELAS, meet to determine what, if any, measures may be taken to alleviate the legal or regulatory basis for such proposed termination, including without limitation, any alternative arrangements or structures which may be used, in whole or in part, in substitution or replacement of the arrangements contemplated hereunder, or the basis of any approach by ELAS, in the case of any matter relating to the New York Insurance Department, or jointly by ELAS and the Advisor, in the case of any matter involving the Department of

Labor or any other Regulatory Authority, to any relevant Regulatory Authority in order to alleviate the legal or regulatory basis for the proposed termination and shall work together in good faith for a period of thirty days to determine whether such measures are available, and (c) only following the determination by ELAS after such period that there are no available measures which may be taken to alleviate the legal or regulatory basis for the proposed termination, may ELAS proceed to deliver to the Advisor a notice of termination under this
Section 7.3. For purposes of this Section 7.3, a state of law requiring this Agreement to be terminated shall be deemed to exist only if there exists or comes into effect any Regulatory Requirement which causes this Agreement to be or to become invalid in any material respect or any action by any Regulatory Authority is taken that has the foregoing consequences. The parties acknowledge that ELAS's right to terminate on grounds of any law imposing a prudence standard shall only be exercised in conformity with Section 7.2 and/or Section
7.4 of this Agreement. In the event that alternative arrangements are available pursuant to which the parties can alleviate the legal or regulatory basis for termination, and such alternative arrangements (i) permit the payment of at least 90% of the fees payable under this Agreement, and (ii) do not materially decrease the services to the Accounts (unless ELAS agrees to the reduction in services) or (iii) do not materially increase the responsibilities or obligations of the Advisor or ELAS (unless the party subject to a material increase agrees to assume such increase in burdens), then the parties shall enter into such arrangements and no termination shall be deemed to have occurred.

     7.4 Termination Due to Fiduciary Duties. ELAS may terminate this Agreement at any time on not less than thirty days' prior written notice if (i) ELAS determines that, in the exercise of its fiduciary duties under any prudence requirement of ERISA, New York Insurance Law or other laws which impose a prudence standard or requirement applicable to ELAS in respect of the matters covered by this Agreement, and upon the advice of independent counsel to ELAS, a state of facts exists relating to the Advisor's performance in the management of the Account that requires ELAS to terminate this Agreement in order to comply with fiduciary duties and, if either party has requested arbitration, (ii) an arbitral judgment is issued in an arbitration proceeding commenced pursuant to
Section 10.1 determining (x) that the Advisor's performance in the management of the Account has not met the standards set forth in Schedule 7.4(a) to this Agreement or (y) that one or more of the events set forth on Schedule 7.4(b) of this Agreement has occurred. Upon any determination of ELAS that it intends to terminate this Agreement pursuant to this Section 7.4, ELAS shall provide written notice to the Advisor of such intention and a reasonably detailed statement as to the basis upon which it has determined that the performance of the Advisor in the management of the Accounts requires it to exercise its rights under this Section 7.4. The parties shall, during the thirty day period following any such written notice, consult with each other in good faith to agree upon a plan to be followed by the Advisor in order to remedy the problems identified by ELAS with the performance of the Advisor in the management of the Accounts or an event in Schedule 7.4(b) identified by ELAS and a time period relating to the implementation thereof. Failing such agreement, party shall then have sixty days within which to commence arbitration, to determine whether the standards set forth in Schedule 7.4(a) have been met or an event set forth in
Schedule 7.4(b) has occurred, pursuant to the procedures in Section 10.1, and, if no such arbitration is commenced within such sixty day period, ELAS may proceed to provide the 30-days written notice of termination as above provided. In determining whether the standards set forth in Schedule 7.4 have been met, the arbitrators shall give due consideration to the fact that (i) Lend Lease Corporation Limited is acquiring the Advisor on the date hereof and has not been responsible for assembling the portfolios of Investments in the Accounts, (ii) ELAS acknowledges that to the extent the business plan for the Accounts contemplates changes to the portfolios which may impact short term performance, that such changes to the portfolios will be executed over a period of several years, and (iii) that in view of the foregoing, the results of the Advisor's investment program may be difficult to measure for several years after the date hereof.

     7.5 Additional Remedies. The right to terminate this Agreement as provided in this Article VII is not exclusive of any rights or remedies that the Advisor or ELAS may otherwise have at law or in equity for breaches of this Agreement, whether for indemnification or otherwise, provided that such other right or remedy may not result in a termination of this Agreement other than as specifically provided herein. In addition, ELAS and the Advisor agree that fines, penalties, costs, charges and damages for breaches of any provision this Agreement may be assessed by any mediator or arbitrator in connection with proceedings conducted pursuant to Section 10.1.

     7.6 Obligations Upon Termination. Except as provided in Section 7.7, from and after the effective date of termination of this Agreement for any reason whatsoever, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accrued and unpaid to the date of termination, if any. Any compensation so accrued at the time of termination, but payable only upon the occurrence of one or more conditions subsequent, shall be paid only after satisfaction of all such conditions.

     7.7 Further Assurances on Termination. Upon the termination of this Agreement for any reason whatsoever, the Advisor shall cooperate fully with ELAS, including without limitation, providing to ELAS access to and opportunity to consult with the Advisor's officers and employees, in order to facilitate a smooth transition of the responsibilities and records so as to avoid a disruption of services to ELAS for the Accounts. In the case of a termination by notice, any such transition shall begin immediately upon the giving of such termination notice and the parties shall use their best efforts to complete such transition by the termination date. If such transition is not completed by the termination date or if ELAS requests that the Advisor continue to provide services or undertake duties and responsibilities under this Agreement after such termination date, the Advisor shall do so for a period of up to 12 months, unless otherwise mutually agreed between the Advisor and ELAS, and this Agreement shall be deemed to continue in effect with respect to the services so provided or duties or responsibilities so undertaken and the Advisor shall be entitled to receive such compensation as shall reasonably reflect the nature, scope and extent of such services, duties or responsibilities. If the Advisor and ELAS are unable to reach agreement on such compensation, they shall submit the dispute for resolution pursuant to Section 10.1.

     7.8 License after Termination. (a) If notice of termination is given under this Agreement, ELAS shall have, on behalf of the Accounts, the right to receive from the Advisor, in accordance with Section 7.8(b), a perpetual, worldwide, non-exclusive license to reproduce, distribute, make derivative works from and otherwise use all, or, at ELAS's sole discretion, part of, the Advisor Software in connection with the provision of investment advisory, asset management and other services to the Accounts of the types provided under this Agreement. Such license shall include the right to sublicense the foregoing to any third party in connection with such party's provision of such services to the Accounts. In connection with the foregoing, except as provided in Section 7.7, the Advisor shall have no obligation, following any termination of this Agreement, to maintain, correct or otherwise support any of the Advisor Software so licensed to ELAS on behalf of the Accounts. "Advisor Software" shall mean the source code and object code versions of the application, operating, reporting and other software used by the Advisor in the performance of accounting, valuation, reporting, treasury, data processing and computing and other services for ELAS in respect of the Accounts under this Agreement. If ELAS wishes to exercise such right, it shall give notice thereof promptly after notice of termination is given under this Agreement and, upon receipt of such notice, the Advisor shall promptly deliver to ELAS copies of the Advisor Software (other than the Third-Party Software) in a form and medium reasonably acceptable to ELAS. Any such license would be subject to obtaining required approvals, if any, from third parties, which the Advisor will use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to obtain. With respect to any Advisor Software hereafter purchased or licensed by the Advisor, the Advisor will use its reasonable efforts to negotiate terms which, without additional cost to the Advisor, would permit the granting of the foregoing license. In the event that the Advisor has not obtained the rights to sublicense any Advisor Software to ELAS (such software, the "Third-Party Software"), the Advisor shall use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to assist ELAS in obtaining licenses to such software directly from the relevant third parties, which shall include providing to ELAS a list of all Third-Party Software used by the Advisor in connection with the Accounts and waiving any of the Advisor's rights of exclusivity that it may have with respect to its licensing of such software.

     (b) Upon termination of this Agreement for any reason, the Advisor shall grant ELAS the license described in Section 7.8(a) without additional charge to ELAS and ELAS shall be responsible for all license fees to be paid to third parties for the Third-Party Software.

     7.9 Deliveries and Retention of Records . The Advisor shall forthwith upon any termination of this Agreement:

     (a) as soon as practicable after such termination, pay over to ELAS all monies held for the account of ELAS for the Accounts pursuant to this Agreement;

     (b) as soon as practicable after such termination, deliver to ELAS a report containing, among other things, a statement of Investments and properties covered by this Agreement as of the date of termination and such other information regarding such Investments and properties as ELAS may reasonably request; and

     (c) retain, or, to the extent ELAS does not then possess such Investment Information, deliver to ELAS or its designee all or such part thereof and at such time or times as ELAS so requests, all Investment Information for seven years after termination of this Agreement, provided that the Advisor shall have the right, subject to Regulatory Requirements, to have such Investment Information held in the custody of a responsible third party service provider, and provided further that the Advisor or such third party service provider shall give ELAS access to all Investment Information in accordance with the provisions of Section 2.3 and ELAS or the Accounts shall reimburse the Advisor for its reasonable costs incurred in retaining such records, including its costs for the third party service provider.

     7.10 Obligations that Survive  Termination.  The provisions of Section 4.4,
Article VI, this Article VII and Section 10.1 and each party's respective rights to bring claims arising in connection with the statements and obligations set forth in this Agreement shall survive the termination of this Agreement.

                                  Article VIII

                                     Notices

     8.1 Notices. Any notice or other communication provided hereunder shall be in writing and shall be delivered personally or by telefacsimile with confirmed answerback or sent by certified, registered and return receipt requested mail or by a nationally-recognized overnight courier, postage prepaid, and shall be deemed given when so delivered personally or by telefacsimile with confirmed answerback or sent by overnight mail or courier and three days after the date of mailing if sent by certified or registered mail to the following addresses:

         To ELAS:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention:  Chief Investment Officer
                  Fax No.:

         with a copy to:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY 10104
                  Attention: Law Department
                               Counsel, Real Estate Law Group
                  Fax No.:

         To the Advisor:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA 30326
                  Attention:  Chairman and Chief Executive Officer
                  Fax No.:

         with copies to:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA 30326
                  Attention:  General Counsel
                  Fax No.:

         and

                  [Neptune, Inc.]
                  Swiss Bank Tower
                  10 East 50th Street
                  New York, NY 10022
                  Attention:  Chief Financial Officer
                  Fax No.:

     Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or telefacsimile number or a different or additional person to which all such notices or demands to that party thereafter are to be addressed.

                                   Article IX

                                   Definitions

     The following terms shall have the following meanings:

     "Account Agreements" shall mean all group annuity contracts, funding or other agreements evidencing the investment by any Account client in an Account, all of which have been provided to the Advisor.

     "Account client" shall mean a party which has invested in an Account pursuant to an Account Agreement.

     "Accounts"  shall mean the insurance  company  separate  accounts listed on
Schedule IX(a) attached hereto.

     "Equities" shall mean equity real estate, joint venture or partnership or other entity interests in equity real estate, in-substance equities and equities in lieu, and notes (other than mortgage notes) from real estate joint venture partnerships (and partners thereof) in which ELAS, on behalf of the Account, is a partner, in each case held on behalf of the Account for investors.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "guidelines" shall mean guidelines, requirements and/or procedures mutually established by ELAS and the Advisor.

     "Investment Information" shall mean such books, records, data, information, instruments, documents, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials, as relate to the Accounts, the Investments of the Accounts and the properties which are the subject thereof and, to the extent prepared by the Advisor for ELAS in respect of any Account, proposed Investments and the properties which are the subject thereof. "Investment Information" shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients.

     "Investments" shall mean the Equities, Mortgages and Real Estate Securities allocated to any Account on the date hereof, together with any Equities, Mortgages and Real Estate Securities hereafter acquired by any Account.

     "Mortgages" shall mean debt investments in the form of promissory notes secured, with or without recourse, by security interests in real property or partnership or other entity interests therein and participation interests in loans secured by interests in real property or partnership or other entity interests therein, excluding any such investments classified as equity property.

     "Plans of Operation" shall mean all plans of operation relating to the Accounts as currently in effect and as filed with the New York Insurance Department and any amendments thereto (true and correct copies of which are attached hereto as Exhibit IX(a)), and all other instruments, documents and information relating to such plans of operation, all of which has been delivered to the Advisor.

     "Prime Property Fund" shall mean Separate Account No. 8 listed on Schedule IX(a).

     "property" shall mean, except where the context otherwise requires, each individual parcel of real estate which is the subject of any Investment of an Account.

     "Purchase Agreement" shall mean the Purchase Agreement dated as of April 9, 1997 between The Equitable Life Assurance Society of the United States and Lend Lease Corporation Limited.

     "Real Estate Securities" shall mean real estate investment trusts, mortgage backed securities, commercial mortgage backed securities (CMBS), interests in pooled investment entities sponsored by a third party and marketed to institutional investors and other forms of securities relating to or involving real estate and mortgages.

     "Regulatory Authority" shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any rating agency or entity which sets accounting and/or reporting standards.

     "Regulatory Requirement" shall mean any statute, law, rule, ruling, code, ordinance, decision, official pronouncement, regulation, requirement, procedure, permit, directive, decree, judgment or order of any Regulatory Authority now or hereafter in effect, in each case, as and to the extent available in published or other publicly available form, and, in each case, as amended from time to time and any interpretation thereof published by any Regulatory Authority.

                                    Article X

                                  Miscellaneous

     10.1 Dispute Resolution; Arbitration. The Advisor and ELAS shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. All reasonable requests for information by one party to the other will be honored and all negotiations shall be confidential and treated as compromise and settlement negotiations. If the dispute has not been resolved by negotiation within 20 days after either party notifies the other in writing that a dispute exists, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. The parties have selected Mr. Blake Eagle of Massachusetts Institute of Technology as the mediator in any such dispute and he has agreed to serve in that capacity. In the event that Mr. Blake Eagle is unwilling or unable to serve, the parties have selected Mr. Peter Linnemann of the Wharton School as an alternative mediator and he has agreed to serve in that capacity. In the event that Mr. Peter Linnemann is unwilling or unable to serve, the mediator shall be the most senior real property consultant at Frank Russell and Associates at that time. In the event he/she is unwilling or unable to serve, the mediator shall be a person of similar stature selected by the CPR Institute for Dispute Resolution. If the dispute has not been resolved by such mediation within 30 days following the submission of such dispute to mediation, either party may submit such dispute to binding arbitration under the Rules for Non-Administered Arbitration of Business Disputes of the CPR Institute for Dispute Resolution, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration there shall be three arbitrators, each of whom shall have experience in the real estate investment advisory industry, and the arbitration shall take place in New York, New York.

     10.2 Agreements of ELAS. (a) ELAS agrees and acknowledges that (i) the Advisor makes no representation or warranty to ELAS as to the investment performance of the Investments or any particular Investment, and (ii) immediately following the execution and delivery hereof, the Advisor will not be in breach of any of its duties or obligations hereunder. ELAS also agrees that the Advisor shall be named as an additional insured under the liability insurance maintained in respect of each property to the extent ELAS is able to do so without additional cost to ELAS or the Account.

     (b) Independent Fiduciary. At the request of the Advisor, ELAS agrees that, when appropriate and consistent with its fiduciary duties under ERISA and other applicable law, it will serve as "independent fiduciary" for the purpose of reviewing and, if appropriate, approving transactions (such as transactions with Lend Lease Corporation Limited and its affiliates) otherwise limited or prohibited under ERISA. ELAS reserves the right to charge appropriate compensation for its services.

     (c) Modification of Exemption. ELAS shall cooperate in obtaining, at the Advisor's expense, a modification of DOL Prohibited Transaction Exemption 91-8 relating to property management of separate account properties, or any successor exemption issued to ELAS, necessary to extend the exemption to Lend Lease Corporation Limited and its affiliates.

     (d) Except as may be required by Regulatory Requirements, ELAS shall not amend any Account Agreement or Plan of Operation without the prior written approval of the Advisor, which shall not be unreasonably withheld. ELAS will use its reasonable efforts to obtain approval of the New York Insurance Department to any amendment to a Plan of Operation proposed by the Advisor (for which it will be entitled to reimbursement for actual costs incurred by it (including reimbursement of the reasonable costs of counsel at standard hourly rates)), provided that such amendment does not violate any Regulatory Requirement or the terms of any Account Agreement and that ELAS has approved such amendment in writing, which approval shall not be unreasonably withheld. ELAS shall not be required to approve any change which would increase the costs or materially increase the burdens to ELAS or expose ELAS to any material increase in risks.

     (e) Compliance with Applicable Law. ELAS shall comply with all applicable Regulatory Requirements required on its part to be complied with in respect of the Accounts and Account Agreements.

     10.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the management of the Accounts which are the subject matter hereof and supersedes all prior agreements, written and oral, with respect thereto.

     10.4 Amendments and Waivers. This Agreement may be amended, modified, superseded, canceled, renewed, extended or supplemented, and the terms and conditions hereof may be waived, only by a written instrument signed by ELAS and the Advisor or, in the case of a waiver, by the party waiving compliance, provided that no such amendment, modification, renewal, extension or supplement shall authorize or permit any assets of any Account to be used or directed to purposes other than for the exclusive benefit of such Account and any such amendment, modification, renewal, extension or supplement shall comply with all applicable requirements of ERISA and the New York Insurance Law. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of, or failure on the part of either party to exercise, any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as at the time in effect and, to the extent of any federal preemption, the laws of the United States of America.

     10.6 Consent to Jurisdiction, etc. (a) Each of the parties hereto acknowledges that mediation and arbitration under the provisions of Section 10.1 is intended to be the exclusive method for resolution of disputes arising under this Agreement, and agrees that neither party to this Agreement shall commence any action or proceeding in any court with respect to such dispute, except (i) to enforce Section 10.1; (ii) to obtain provisional judicial assistance in aid of arbitration under Section 10.1; or (iii) to enforce an arbitral award made under Section 10.1. The provisions of Section 10.6(b) through 10.6(d) below and of Section 10.7 shall be interpreted in a manner consistent with the parties' acknowledgment and agreement set forth in the preceding sentence.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in any manner permitted by law at such party's address as set forth in Section 8.1.

     10.7 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

     10.8 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement and each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decisions that would require interpretation of any ambiguities in this Agreement against the party that has drafted it shall not be applicable and are hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purpose of the parties and this Agreement. In the event of any material conflict between the services stated to be performed by the Advisor under this Agreement, and those required under a relevant Account Agreement, said Account Agreement shall control.

     10.9 Cumulative Remedies. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which either party may have hereunder or otherwise at law or in equity.

     10.10 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors and assigns.

     10.11 Further Assurances. Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

     10.12 Publicity. No publicity release, public statement or announcement concerning this Agreement or any Account or any Investment or any property or any proposed Investment or property which is the subject thereof or any aspect hereof or thereof or the transactions or Investments contemplated hereby shall be issued by the Advisor or any affiliate of the Advisor without the prior written approval of the form and substance thereof by ELAS, which approval shall not be unreasonably withheld, nor shall any such publicity release, public statement or announcement which names or otherwise refers to the Advisor be issued by ELAS or any affiliate of ELAS without the prior written approval of the form and substance thereof by the Advisor.

     10.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     10.14 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     10.15 Severability. Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

     10.16 No Third Party Rights. By execution of this Agreement ELAS and the Advisor do not intend to create any rights of any kind in any third parties and nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or a permitted assignee of a party to this Agreement.

     10.17 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 4.3.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their indicated officers thereunto duly authorized, as of the day and year first above written.

                                                    THE EQUITABLE LIFE ASSURANCE
                                                    SOCIETY OF THE UNITED STATES

                                                     By
                                                      Name:
                                                      Title: Executive Vice
                                                             President and Chief
                                                             Investment Officer

                                                     EQUITABLE REAL ESTATE
                                                     INVESTMENT MANAGEMENT, INC.

                                                     By
                                                      Name:
                                                      Title:  Senior Executive
                                                              Vice President

LEND LEASE CORPORATION LIMITED has caused this Agreement to be executed by its indicated officer thereunto duly authorized, as of the day and year first above written, in order to establish and confirm its agreement to provide the indemnification and contribution set forth in Sections 6.1 and 6.6 of this Agreement in accordance with the terms of this Agreement, including without limitation, Article VI and Sections 10.6 and 10.7.

                                                  LEND LEASE CORPORATION LIMITED

                                                  By
                                                   Name:
                                                   Title:

                                               Exhibit B-4 to Purchase Agreement


                  Equitable Life Real Estate Separate Accounts


I.    Pooled Separate Accounts

        Separate Account No. 8           Prime Property Fund
        Separate Account No. 16-I        New Properties Fund (inactive; all
                                           properties sold)
        Separate Account No. 16-II       Asset Enhancement Fund
        Separate Account No. 16-III      Value Enhancement Fund
        Separate Account No. 16-IV       Hawaiian Properties Fund (inactive;
                                           all properties sold)
        Separate Account No. 16-V        Select Properties Fund I
        Separate Account No. 16-VI       Gatehouse Apartments Fund (inactive;
                                           all properties sold)
        Separate Account No. 16-VII      Select Properties Fund II
        Separate Account No. 30          Association Plans Real Estate Fund
        Separate Account No. 31          PREFER
        Separate Account No. 35          Short-Term Fund
        Separate Account No. 41          Equitable Agricultural Properties Fund
        Separate Account No. 62-I        Core Mortgage Fund
        Separate Account No. 62-II       California Community Mortgage Fund
        Separate Account No. 63          Community Works Fund

II.   Single Customer Separate Accounts

      Separate Account No. 136 - IBM
      Separate Account No. 141 - IBM
      Separate Account No. 143 - IBM (inactive)
      Separate Account No. 149 - IBM
      Separate Account No. 174 - IBM